3,198,062 Shares



                          Specialty Care Network, Inc.

                                  Common Stock
                                ($.001 par value)

                               ------------------



Of the shares of Common Stock (the 'Common Stock') of Specialty Care Network, Inc. (the 'Company') offered hereby, 3,000,000 shares are being sold by the Company and 198,062 shares are being sold by the Selling Stockholders named under 'Principal and Selling Stockholders.' The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock. For information relating to the factors considered in determining the initial public offering price, see 'Underwriting.' The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market ('NNM') under the symbol 'SCNI.'




THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE 'RISK FACTORS' COMMENCING ON PAGE 7.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                       Underwriting                    Proceeds to
                                         Price to     Discounts and    Proceeds to       Selling
                                          Public       Commissions      Company(1)     Stockholders
                                      --------------  --------------  --------------  --------------
Per Share...........................       $8.00          $0.56            $7.44          $7.44

Total(2)............................    $25,584,496     $1,790,915      $22,320,000     $1,473,581


(1) Before deduction of expenses payable by the Company estimated at $1,110,000.



(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 450,000 additional shares to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will be $29,184,496, Underwriting Discounts and Commissions will be $2,042,915 and Proceeds to Company will be $25,668,000.





     The Shares are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares will be ready for delivery on or about February 12, 1997, against payment in immediately available funds.



Credit Suisse First Boston


                        Equitable Securities Corporation

                                                     Lehman Brothers


                       Prospectus dated February 6, 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM 10b-6 AND 10b-7 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes: (i) no exercise of the Underwriters' over-allotment option and (ii) no exercise of outstanding options to purchase Common Stock. Unless the context otherwise requires, all references to the 'Company,' 'Specialty Care Network' or 'SCN' refer to Specialty Care Network, Inc., a Delaware corporation, and its subsidiaries. See 'Risk Factors' for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements that address, among other things, acquisition and expansion strategy, use of proceeds, projected capital expenditures, liquidity, proposed specialties of physicians with whom the Company intends to affiliate, possible third party payor arrangements, cost reduction strategies, possible effects of changes in government regulation and availability of insurance. These statements may be found under 'Prospectus Summary,' 'Risk Factors,' 'Use of Proceeds,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business' as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation those discussed in 'Risk Factors' and matters set forth in the Prospectus generally.

                                  THE COMPANY


     Specialty Care Network is a physician practice management company that focuses exclusively on musculoskeletal disease-state management. SCN's goal is to build the leading musculoskeletal physician practice management company in the United States. The Company's strategy consists of three components: (i) affiliating with leading musculoskeletal practices in targeted markets throughout the United States; (ii) assisting each of its affiliated practices in managing and expanding its business by providing comprehensive operational support, including proprietary clinical and financial information systems; and
(iii) developing integrated regional musculoskeletal networks around its affiliated practices. As a first step in implementing this strategy, on November 12, 1996, the Company, through the entry into service agreements and the acquisition of practice assets, affiliated with a select group of five practices encompassing 49 physicians located in Pennsylvania, New Jersey, Georgia, Maryland and Florida. These practices were selected based on a variety of factors, including, but not limited to, physician credentials and reputation; competitive market position; specialty and subspecialty mix of physicians; historical financial performance and growth potential; and willingness to embrace SCN's corporate philosophy. The Company also manages one outpatient surgery center and one outpatient magnetic resonance imaging ('MRI') center owned by two of its affiliated practices.




     The practices with which the Company has affiliated offer a broad spectrum of musculoskeletal care, which is the treatment of conditions relating to bones, joints, muscles and related connective tissues. The Company's affiliated physicians are trained in a variety of musculoskeletal disciplines, including general orthopaedics, joint replacement surgery, sports medicine, spinal care, hand and upper extremity care, foot and ankle care, pediatric orthopaedics, physiatry, trauma and adult neurology. In order to build networks of providers that offer access to a full range of musculoskeletal care, the Company intends to affiliate with physicians through the entry into service agreements and, where appropriate, acquisition of practice assets, and otherwise contract with physicians trained in other musculoskeletal subspecialties, including occupational medicine, neurosurgery, plastic surgery, rehabilitation therapy and rheumatology.


     Expenditures for musculoskeletal care in the United States are significant, with total direct costs associated with the delivery of musculoskeletal care exceeding $60 billion in 1988, according to the American Academy of Orthopaedic Surgeons ('AAOS'). Of this amount, approximately $7 billion represents fees paid for physician services. In light of the cumulative effects of increased health care costs, as well as inflation generally, the Company believes that direct costs associated with the delivery of musculoskeletal care have increased since 1988.


     The Company was incorporated in the State of Delaware in December 1995. The Company's principal executive offices are located at 44 Union Boulevard, Lakewood, Colorado 80228, and the Company's telephone number is (303) 716-0041.

                          INITIAL AFFILIATED PRACTICES



     On November 12, 1996, the Company, through a series of transactions (the 'Initial Affiliation Transactions'), including an asset purchase, a share exchange and three mergers, acquired substantially all of the assets and certain liabilities of the predecessors of the practices (the 'Predecessor Practices') with which the Company has affiliated. In connection with the Initial Affiliation Transactions, the Company issued an aggregate of 7,659,115 shares of Common Stock and paid $1,537,872 in cash to physician owners of the Predecessor Practices. Following the Initial Affiliation Transactions, the physician owners of the Predecessor Practices, other than Greater Chesapeake Orthopaedic Associates, LLC ('GCOA') in Baltimore, Maryland, which survived the Initial Affiliation Transactions, formed new entities through which to practice medicine. The new entities (together with GCOA, the 'Initial Affiliated Practices') are Reconstructive Orthopaedic Associates II, P.C. ('ROA') in Philadelphia, Pennsylvania; Princeton Orthopaedic Associates II, P.A. ('POA') in Princeton, New Jersey; TOC Specialists, P.L. ('TOC') in Tallahassee, Florida and Bainbridge, Georgia; and Vero Orthopaedics II, P.A. ('VO') in Vero Beach, Florida.



     Under the service agreements between the Company and each of the Initial Affiliated Practices (the 'Initial Service Agreements') the Company provides management, administrative and development services to the Initial Affiliated Practices. The Initial Affiliated Practices will retain, among other things, sole responsibility for all aspects of the practice of medicine. Under the Initial Service Agreements, the Company receives service fees equal to (i) a percentage ranging from 20% to 33% of pre-tax earnings of the Initial Affiliated Practices before physician compensation and most fringe benefits and excluding certain expenses of the Initial Affiliated Practices and (ii) reimbursement for operating expenses of the Initial Affiliated Practices to be paid by the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview,' 'Business -- Contractual Agreements with Affiliated Practices' and 'Certain Transactions.' As used in this Prospectus, the term 'Affiliated Practices' includes the Initial Affiliated Practices and other practices with which the Company may affiliate in the future.




                                  THE OFFERING




Common Stock offered by:
     The Company..........................................................   3,000,000 shares
     Selling Stockholders.................................................     198,062 shares
           Total..........................................................   3,198,062 shares
Common Stock to be outstanding after the offering.........................  14,045,015 shares(1)
Proposed Nasdaq National Market symbol....................................  SCNI
Use of proceeds...........................................................  Repayment of certain indebtedness, funding for possible future
                                                                            affiliations and general corporate
                                                                            and working capital purposes. See
                                                                            'Use of Proceeds.'


------------------


(1) Excludes 1,918,748 shares of Common Stock issuable upon exercise of outstanding options to purchase Common Stock, with a weighted average exercise price of $5.65 per share and 450,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.



     At the request of the Company, the Underwriters are reserving up to 150,000 shares of Common Stock (approximately 4.7% of the shares to be offered) for sale to employees, directors and friends of the Company. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Shares purchased by employees, directors and friends of the Company will be at the public offering price as set forth on the cover page of this Prospectus. Any reserved shares not so purchased will be offered by the Underwriters to the general public in this offering.

                                  RISK FACTORS



     An investment in the shares offered hereby involves a high degree of risk, including, among others, risks related to lack of operating history, integration of assets and personnel, affiliation and expansion strategy, dependence on affiliated practices and physicians, termination of service agreements, changes in payment for medical services, government regulation and dependence on information systems. See 'Risk Factors.'


                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table sets forth certain unaudited pro forma financial data for the Company giving effect to the Initial Affiliation Transactions, which were accounted for using historical cost in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 48 ('SAB 48'), and the Initial Service Agreements. The pro forma statement of income data for the year ended December 31, 1995 and the nine months ended September 30, 1996 assume that the Company was incorporated, the Initial Affiliation Transactions had occurred and the Initial Service Agreements were entered into on January 1, 1995.



     The unaudited pro forma as adjusted financial data further include the sale by the Company of 3,000,000 shares of Common Stock offered hereby with estimated net proceeds of $21,210,000 and the repayment of certain indebtedness as described under 'Use of Proceeds.' The pro forma as adjusted balance sheet data give effect to the transactions described above as if they occurred on September 30, 1996.



     The unaudited pro forma financial data may not be indicative of the results that actually would have occurred if the Initial Affiliation Transactions had been effected, and the Initial Service Agreements had been entered into, on the dates indicated or the results that may be obtained in the future. This data is qualified in its entirety by, and should be read in conjunction with, the Unaudited Pro Forma Financial Statements and Notes thereto, the financial statements for the Company and each of the Predecessor Practices and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

               SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA (1)(2)


                                                        FOR THE YEAR            FOR THE NINE
                                                           ENDED                MONTHS ENDED
                                                      DECEMBER 31, 1995      SEPTEMBER 30, 1996
                                                      -----------------      ------------------

STATEMENT OF INCOME DATA
------------------------
Revenue (3) .......................................      $31,493,723            $25,132,937
Operating expenses:
  Salaries and benefits ...........................       14,214,984             10,599,417
  Supplies, general and administrative expenses ...       10,930,793              9,579,454
  Depreciation and amortization ...................          713,481                602,396
  Costs to evaluate and acquire physician practices               --                 71,177
                                                         -----------            -----------
Income from continuing operations .................        5,634,465              4,280,493
Interest expense and other, net ...................          (74,306)               (22,648)
                                                         -----------            -----------
Income from continuing operations before income tax        5,560,159              4,257,845
Income tax expense ................................       (2,112,860)            (1,617,981)
                                                         -----------            -----------
Net income ........................................      $ 3,447,299            $ 2,639,864
                                                         -----------            -----------
                                                         -----------            -----------
Total weighted average number of common shares
  outstanding (4) .................................       12,094,116             12,094,116
                                                         -----------            -----------
                                                         -----------            -----------
Income per share amount (5) .......................      $      0.29            $      0.22
                                                         -----------            -----------
                                                         -----------            -----------


                                                                             SEPTEMBER 30, 1996
                                                                             ------------------
BALANCE SHEET DATA (6)
Total assets...............................................................     $14,744,983
Total debt.................................................................       2,836,012

AS ADJUSTED BALANCE SHEET DATA (7)
---------------------------------------------------------------------------
Total assets...............................................................     $34,027,095
Total debt.................................................................       1,158,262



------------------
(1) The Initial Affiliation Transactions were accounted for using historical cost in accordance with SAB 48. Accordingly, the Company will record the net assets acquired at the Predecessor Practices' historical cost basis.
(2) Excluded from the summary financial data above are the discontinued operations of Vero Orthopaedics, P.A. for the year ended December 31, 1995.

(3) Revenue generally consists of service fees equal to (i) a percentage of pre-tax earnings of the Initial Affiliated Practices before physician compensation and most fringe benefits and excluding certain expenses of the Initial Affiliated Practices and (ii) reimbursement for operating expenses of the Initial Affiliated Practices to be paid by the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview.'


(4) The computation of income per share based upon 12,094,116 weighted average common shares outstanding and common stock equivalents. See Note 15 to the Unaudited Pro Forma Financial Statements included elsewhere in this Prospectus for further discussion of the weighted average number of shares.


(5) See Note 2 to the financial statements of the Company for a description of the computation of income (loss) per share amount.

(6) See Selected Unaudited Pro Forma Financial Data included elsewhere in this Prospectus for the pro forma balance sheet data as of September 30, 1996.


(7) As Adjusted Balance Sheet Data reflects the sale by the Company of 3,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS


     The following risk factors, as well as the other information contained in this Prospectus, should be considered carefully before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. See 'Prospectus Summary.' Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, but not limited to, those discussed below.


LACK OF OPERATING HISTORY; RISKS RELATED TO INTEGRATION OF ASSETS AND PERSONNEL

     The Company was incorporated in December 1995 and, prior to its affiliation with the Initial Affiliated Practices in November 1996, had no history of operations or earnings. As a result of acquiring certain assets of the Predecessor Practices, and entering into the Initial Service Agreements with the Initial Affiliated Practices, the Company is now responsible for most non-medical aspects of the operations, and manages most non-physician employees, of the Initial Affiliated Practices. Prior to their affiliation with the Company, the Predecessor Practices operated as separate independent entities, and there can be no assurance that the Company will be able to integrate and manage successfully the assets and personnel of, or provide services profitably to, the Initial Affiliated Practices or other Affiliated Practices in the future. In addition, there can be no assurance that the Company's affiliation with the Initial Affiliated Practices or other Affiliated Practices will not result in a loss of patients by any of the Affiliated Practices or other unanticipated adverse consequences. Any of these events could have a material adverse effect on the Company. There can be no assurance that the Company's personnel, systems and infrastructure will be sufficient to permit effective and profitable management of the Initial Affiliated Practices under the Initial Service Agreements or to implement effectively the Company's strategies. See 'Business -- Strategy' and 'Management.'

RISKS ASSOCIATED WITH AFFILIATION AND EXPANSION STRATEGY


     A primary element of the Company's strategy is to acquire certain assets of, and affiliate through service agreements with, selected musculoskeletal practices in targeted markets. The Company's strategy also involves assisting Affiliated Practices in recruiting physicians and, to the extent permitted by applicable law, contracting with ancillary musculoskeletal facilities, such as outpatient occupational medicine, physical therapy and surgery centers and MRI centers, and with associated providers. Identifying appropriate physician group practices, individual physicians and ancillary providers and facilities and proposing, negotiating and implementing economically attractive affiliations with such practices, physicians and providers can be a lengthy, complex and costly process. In addition, the Company is a party to a credit facility that places certain limitations upon the number of affiliations the Company can enter into in any quarter or year and the terms of any future affiliations. The failure of the Company to identify and effect additional affiliations would have a material adverse effect on the Company. Moreover, there can be no assurance that future affiliations, if any, will contribute to the Company's profitability or otherwise facilitate the successful implementation of the Company's overall strategy. See 'Business -- Strategy.'



     The Company's ability to expand is also dependent upon factors such as its and the Affiliated Practices' ability to (i) adapt the Company's arrangements with Affiliated Practices to comply with current or future legal requirements, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest and state anti-kickback provisions, (ii) obtain regulatory approval and certificates of need, where necessary, and (iii) comply with licensing requirements applicable to physicians and to facilities operated, and services offered, by physicians. There can be no assurance that application of current laws or changes in legal requirements will not adversely affect the Company or that the Company and the Affiliated Practices will be able to obtain and maintain all necessary regulatory approvals and comply with applicable laws, regulations and licensing requirements. See '-- Government Regulation' and 'Business -- Government Regulation and Supervision.'

DEPENDENCE ON AFFILIATED PRACTICES AND PHYSICIANS; RISK OF TERMINATION OF SERVICE AGREEMENTS


     The Company's operations are entirely dependent on its continued affiliation through service agreements with the Initial Affiliated Practices and on the success of the Initial Affiliated Practices. There can be no assurance that the Initial Affiliated Practices will maintain successful practices, that service agreements will not be terminated or that any of the key physicians in a particular Initial Affiliated Practice will continue affiliation with such practice. Two of the Initial Affiliated Practices, ROA and POA, are expected to contribute approximately 30% each of the fees to be paid to the Company by all of the Initial Affiliated Practices, based on their historical net patient revenue and expenses. The termination of any of the Initial Service Agreements would, and termination of service agreements with any additional Affiliated Practices could, have a material adverse effect on the Company. For a description of the Initial Service Agreements, including a description of their termination provisions and non-competition arrangements with affiliated physicians, and an agreement regarding a contemplated division of ROA into two Affiliated Practices, see 'Business -- Contractual Agreements with Affiliated Practices.' For a discussion of circumstances under which a service agreement may be rendered unenforceable, see '-- Government Regulation.'




     Some of the Initial Affiliated Practices derive, and other Affiliated Practices may derive, a significant portion of their revenue from a limited number of physicians. Particularly because none of the physicians at the Initial Affiliated Practices has previously entered into service arrangements similar to those embodied in the Initial Service Agreements, there can be no assurance that the Company or the Affiliated Practices will maintain cooperative relationships with key members of a particular Affiliated Practice. In addition, there can be no assurance that key members of an Affiliated Practice will not retire, become disabled or otherwise become unable or unwilling to continue practicing their profession with an Affiliated Practice. The loss by an Affiliated Practice of one or more key members would have a material adverse effect on the revenue of such Affiliated Practice and on the Company. Neither the Company nor the Initial Affiliated Practices maintains insurance on the lives of any affiliated physicians for the benefit of the Company. The loss of revenue by any Affiliated Practice would have a material adverse effect on the Company.





RISK OF CHANGES IN PAYMENT FOR MEDICAL SERVICES


     The health care industry is experiencing a trend toward cost containment as government and private third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced capitated payment schedules with service providers. Further reductions in payments to health care providers or other changes in reimbursement for health care services could have a material adverse effect on the Affiliated Practices and, as a result, on the Company. These reductions could result from changes in current reimbursement rates or from a shift in clinical protocols to non-surgical solutions to orthopaedic conditions. There can be no assurance that the Company will be able to offset successfully any or all of the payment reductions that may occur.



     The federal government has implemented, in annual increments through December 31, 1996, through the Medicare program, a resource-based relative value scale ('RBRVS') payment methodology for health care provider services. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated health care providers the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the Initial Affiliated Practices. Further reductions could significantly affect the Initial Affiliated Practices, each of which derives a significant portion of its revenue from Medicare. For the nine months ended September 30, 1996, the net practice revenue from Medicare constituted 22.3% of the aggregate net practice revenue of the Predecessor Practices. RBRVS types of payment systems have also been adopted by certain private third party payors and may become a predominant payment methodology. Wider-spread implementation of such programs would reduce payments from private third party payors, and could indirectly reduce revenue to the Company.

     Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established health care provider and hospital charges and are generally higher than Medicare payment rates. A change in the patient mix of any of the Affiliated Practices that results in a decrease in patients covered by private insurance could have a material adverse effect on the Affiliated Practices and, as a result, on the Company.



GOVERNMENT REGULATION



     The delivery of health care, including the relationships among health care providers such as physicians and other clinicians, is subject to extensive federal and state regulation. The Company believes that its operations are conducted in material compliance with applicable laws; however, the Company has not received or applied for a legal opinion from counsel or from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review of the Company's operations by federal or state judicial or regulatory authorities will not result in a determination that the Company or one of its Affiliated Practices has violated one or more provisions of federal or state law. Any such determination could have a material adverse effect on the Company.



     The fraud and abuse provisions of the Social Security Act and anti-kickback laws and regulations adopted by many states, including Florida, a state in which two of the Initial Affiliated Practices are located, prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the Social Security Act also impose significant penalties for false or improper billings. In addition, the Stark Self-Referral Law imposes restrictions on physicians' referrals for designated health services reimbursable by Medicare or Medicaid to entities with which the physicians have financial relationships. Many states, including the states in which the Initial Affiliated Practices are located, have adopted similar self-referral laws which are not limited to Medicare or Medicaid reimbursed services. Accordingly, the Company is prohibited from owning facilities for the provision of, or otherwise providing, certain ancillary services for patients of its Affiliated Practices. Violations of any of these laws may result in substantial civil or criminal penalties, including large civil monetary penalties, and, in the case of violations of federal laws, exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company or its Affiliated Practices, would have a material adverse effect on the Company.



     The laws of many states, including the states in which the Initial Affiliated Practices are located, prohibit business corporations such as the Company from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Violations of these laws could result in censure or delicensing of affiliated physicians, civil or criminal penalties, including large civil monetary penalties, or other sanctions. In addition, a determination in any state that the Company is engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any service agreement between the Company and an Affiliated Practice located in such state unenforceable or subject to modification, which could have a material adverse effect on the Company.





     Expansion of the operations of the Company to certain jurisdictions may require modification of the Company's form of relationship with its Affiliated Practices, which could have a material adverse effect on the Company. Furthermore, the Company's ability to expand into, or to continue to operate within certain jurisdictions may depend on the Company's ability to modify its operational structure to conform to such jurisdictions' regulatory framework or to obtain necessary approvals, licenses and permits. Any limitation on the Company's ability to expand could have a material adverse effect on the Company. See 'Business -- Government Regulation and Supervision.'


     In addition to extensive existing government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. These initiatives include reductions in Medicare and Medicaid payments, trends in adopting managed care for Medicare and Medicaid patients and regulation of entities that provide managed care and additional prohibitions on ownership by health care providers, directly or indirectly, of facilities to which they refer patients. Aspects of certain of these health care proposals, if adopted, could have a material adverse effect on the Company. See '-- Risks Associated with Affiliation and Expansion Strategy,' '-- Risk of Changes in Payment for Medical Services' and 'Business -- Government Regulation and Supervision.'



DEPENDENCE ON INFORMATION SYSTEMS



     The Company's success is largely dependent on its ability to implement new information systems and to integrate these systems into the Initial Affiliated Practices' existing, operational, financial and clinical information systems. In addition to their integral role in helping the Affiliated Practices realize operating efficiencies, such systems are critical to negotiating, pricing and managing capitated managed care contracts. See '-- Risks Associated with Managed Care Contracts.' The Company will need to continue to invest in, and administer, sophisticated management information systems to support these activities. The Company may experience unanticipated delays, complications and expenses in implementing, integrating and operating such systems. Furthermore, such systems may require modifications, improvements or replacements as the Company expands or if new technologies become available. Such modifications, improvements or replacements may require substantial expenditures and may require interruptions in operations during periods of implementation. The failure to implement successfully and maintain operational, financial and clinical information systems would have a material adverse effect on the Company. See 'Business -- SCN Operations.'


RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS


     As an increasing percentage of patients enter into health care coverage arrangements with managed care payors, the Company believes that its success will be, in part, dependent upon the Company's ability to negotiate contracts on behalf of its Affiliated Practices with HMOs, employer groups and other private third party payors. The inability of the Company to enter into such arrangements in the future on behalf of its Affiliated Practices could have a material adverse effect on the Company.



     In certain instances, the Company may seek to negotiate on behalf of regional musculoskeletal care networks consisting of the Company's Affiliated Practices and other physicians or group practices willing to permit the Company to negotiate on their behalf with respect to a particular third party payor. The Company anticipates that, in the future, the payor contracts that may be entered into on behalf of its Affiliated Practices and any related network physicians will include contracts based on capitated fee arrangements. Under some of these types of contracts, a health care provider agrees either to accept a predetermined dollar amount per member per month in exchange for undertaking to provide all covered services to patients or to provide treatment on an episode of care basis. Such health care providers bear the risk, generally subject to certain loss limits, that the aggregate costs of providing medical services will exceed the premiums received. Some agreements may also contain 'shared risk' provisions under which affiliated physicians may earn additional compensation based on utilization control of institutional, ancillary and other services by patients, and the Affiliated Practices may be required to bear a portion of any loss in connection with such 'shared risk' provisions. To the extent that patients or enrollees covered by such contracts require more frequent or, in certain instances, more extensive care than anticipated, there could be a material adverse effect on an Affiliated Practice and, therefore, on the Company. In the worst case, revenue negotiated under risk-sharing or capitated contracts would be insufficient to cover the costs of the care provided. Any such reduction or elimination of earnings to the Affiliated Practices under such fee arrangements could have a material adverse effect on the Company.



     TOC has a non-contractual capitated arrangement covering approximately 75,000 lives and a capitated contract covering approximately 55,000 lives, and POA has a capitated contract covering approximately 20,000 lives. These arrangements existed at the time of the Initial Affiliation Transactions. No other Initial Affiliated Practice has a capitated arrangement.

     The National Association of Insurance Commissioners (the 'NAIC') in 1995 endorsed a policy proposing the state regulation of risk assumption by physicians. The policy proposes prohibiting physicians from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. Several states have adopted regulations implementing the NAIC policy in some form. In states where such regulations have been adopted, Affiliated Practices will be precluded from entering into capitated contracts directly with employers, individuals and benefit plans unless they qualify to do business as HMOs or insurance companies. Currently, the Company does not intend, on its own behalf, or on behalf of the Initial Affiliated Practices, to enter into capitated payment or other risk-sharing arrangements other than with HMOs or insurance companies. In addition, in December 1996, the NAIC issued a white paper entitled 'Regulation of Health Risk Bearing Entities,' which sets forth issues to be considered by state insurance regulators when considering new regulations, and encourages that a uniform body of regulation be adopted by the states. The Company believes that additional regulation at the state level will be forthcoming in response to the NAIC initiatives. Other states have enacted statutes or adopted regulations affecting risk assumption in the health care industry, including statutes and regulations that subject any physician or physician network engaged in risk-based contracting to applicable insurance laws and regulations, which may include, among other things, laws and regulations providing for minimum capital requirements and other safety and soundness requirements. The Company and Affiliated Practices may not satisfy such insurance laws or regulations. Full compliance with such laws and regulations could result in substantial costs to the Company and the Affiliated Practices. The inability to enter into capitated arrangements or the cost of complying with certain applicable laws that would permit expansion of risk-based contracting activities would have a material adverse effect on the Company.


     Generally, there is no certainty that the Company and its Affiliated Practices will be able to establish or maintain satisfactory relationships with managed care and other third party payors, many of which already have existing provider structures in place and may not be able or willing to change their provider networks. In addition, any significant loss of revenue by the Affiliated Practices as a result of the termination of third party payor contracts or otherwise would have a material adverse effect on the Company.


NEED FOR ADDITIONAL FUNDS



     The Company's acquisition and expansion strategy will require substantial capital, and the Company anticipates that it will, in the future, seek to raise additional funds through debt financing or the issuance of equity or debt securities. There can be no assurance that sufficient funds will be available on terms acceptable to the Company, if at all. If equity securities are issued, either to raise funds or in connection with future affiliations, dilution to the Company's stockholders may result, and if additional funds are raised through the incurrence of debt, the Company may become subject to restrictions on its operation and finances. Such restrictions may have an adverse effect on, among other things, the Company's ability to pursue its acquisition strategy. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'



COMPETITION



     Competition for affiliation with additional musculoskeletal practices is intense and may limit the availability of suitable practices with which the Company may be able to affiliate. Several companies with established operating histories and greater resources than the Company, including physician practice management companies and some hospitals, clinics and health maintenance organizations ('HMOs'), are pursuing activities similar to those of the Company. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market or that such competition will not make it more difficult and costly to acquire the assets of, and provide management services to, musculoskeletal medical practices on terms beneficial to the Company. The Company also believes that changes in governmental and private reimbursement policies, among other factors, have resulted in increased competition among providers of medical services to consumers. There can be no assurance that the Company's Affiliated Practices will be able to compete effectively in the markets they serve. See 'Business -- Competition.'

DEPENDENCE UPON KEY PERSONNEL

     The Company is dependent upon the ability and experience of its executive officers and key personnel for the management of the Company and the implementation of its business strategy. The Company currently has employment contracts with its nine executive officers. Because of the difficulty in finding adequate replacements for such personnel, the loss of the services of any such personnel or the Company's inability in the future to attract and retain management and other key personnel could have a material adverse effect on the Company. The Company does not maintain significant key man insurance for any of its executive officers. See 'Management -- Employment Agreements.'

POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. While the Initial Affiliated Practices maintain malpractice insurance, there can be no assurance that any claim asserted against any of the Initial Affiliated Practices or any other Affiliated Practice will be covered by, or will not exceed the coverage limits, of applicable insurance. A successful malpractice claim against any of the Affiliated Practices, even if covered by insurance, could have a material adverse effect on such Affiliated Practice and, as a result, on the Company.


     The Company does not engage in the practice of medicine; however, the Company could be implicated in such claims, and there can be no assurance that claims, suits or complaints relating to services delivered by Affiliated Practices (including claims with regard to services rendered by the Initial Affiliated Practices prior to the Initial Affiliation Transactions) will not be asserted against the Company in the future. Although the Company has attempted to address this risk by maintaining insurance, there can be no assurance that any claim asserted against the Company for professional or other liability will be covered by, or will not exceed the coverage limits of, such insurance. The Company's medical professional liability insurance provides coverage of up to $1 million per incident, with maximum coverage of $3 million per year. The Company's general liability insurance provides coverage of up to $5 million per incident, with maximum coverage of $5 million per year.


     The availability and cost of professional liability insurance have been affected by various factors, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to maintain insurance in the future at a cost that is acceptable to the Company, or at all. Any claim made against the Company not fully covered by insurance could have a material adverse effect on the Company.


RISKS RELATED TO PURCHASE OF RECEIVABLES



     The Initial Service Agreements provide that the Company will acquire each Initial Affiliated Practice's accounts receivable each month. The purchase price for such accounts receivable equals the gross amounts of the accounts receivable recorded each month, less adjustments for contractual allowances, allowances for doubtful accounts and other potentially uncollectible amounts based on the practice's historical collection rate, as determined by the Company. To the extent that the Company's actual collections are less than the amounts paid for the receivables, or if payment of receivables is not made on a timely basis, the Company could be materially adversely affected. See 'Business -- Contractual Agreements with Affiliated Practices.' The Company also bears the collection risk with respect to outstanding receivables acquired in the Initial Affiliation Transactions.


MANAGEMENT DISCRETION IN ALLOCATION OF NET PROCEEDS


     Although the Company intends to utilize the proceeds of the offering as set forth under 'Use of Proceeds,' the Company has not determined how the proceeds will be allocated among the specific uses described, other than with respect to the repayment of all outstanding indebtedness of the Company under a bank credit facility. Therefore, investors will be dependent on the judgment of management with respect to the allocation of the proceeds of this offering not used to repay such indebtedness. See 'Use of Proceeds.'

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after this offering. The initial public offering price has been determined by negotiations among the Company and Credit Suisse First Boston Corporation, Equitable Securities Corporation and Lehman Brothers Inc. and may not be indicative of the market price for the Common Stock after this offering. See 'Underwriting' for factors to be considered in determining the initial public offering price. From time to time after this offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the health care industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following this offering. Any such fluctuations that occur following completion of this offering may adversely affect the market price of the Common Stock.


QUARTERLY RESULTS FLUCTUATION

     The Company's quarterly operating results may fluctuate significantly as the result of the timing of affiliations and as a result of timing of musculoskeletal procedures. Such fluctuation could adversely affect the price of the Company's Common Stock. See '-- No Prior Market; Possible Volatility of Stock Price.'

SHARES ELIGIBLE FOR FUTURE SALE



     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following this offering. After giving effect to the shares of Common Stock offered hereby, the Company will have outstanding 14,045,015 shares of Common Stock. Of these shares, 3,198,062 shares (3,648,062 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the 'Securities Act'), except for any shares purchased by 'affiliates,' as that term is defined under the Securities Act, of the Company. The remaining 10,846,953 shares are 'restricted securities' within the meaning of Rule 144 promulgated under the Securities Act. Of these restricted shares, 1,265,000 shares will be eligible for sale pursuant to Rule 144 in December 1997 and the balance of the restricted shares will be eligible for sale at various times from January 1998 through November 1998. The Securities and Exchange Commission (the 'Commission') has proposed reducing the initial Rule 144 holding period to one year. There can be no assurance as to whether or when such rule changes will be enacted. If enacted, such modification will accelerate by one year the initial date upon which all currently outstanding Common Stock becomes eligible for resale under Rule 144.




     The Company, its officers and directors and certain other stockholders of the Company have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus (the 'lock-up period'), except (i) subsequent sales of Common Stock offered in this offering, (ii) issuances of unregistered Common Stock by the Company in connection with affiliation with practices, physicians and ancillary providers (although persons receiving such shares would be subject to such restrictions for the remainder of the lock-up period) or (iii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus.

     The holders of all shares of Common Stock outstanding on the date of this Prospectus have certain registration rights with respect to such shares and additional shares that may be issued to such persons upon exercise of options (subject to certain limitations on the number of shares such holders are entitled to have registered under any registration statement), although the holders of at least 2,437,534 of these shares have agreed to refrain from selling their shares during the lock-up period. In addition, the Company intends to register approximately 2,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Equity Compensation Plan as soon as practicable after expiration of the lock-up period. The Company also intends to register an additional 553,500 shares of Common Stock reserved for issuance under the Company's 1996 Incentive and Non-Qualified Stock Option Plan as soon as practicable thereafter. See 'Management' and 'Underwriting.'


CONTROL BY EXISTING STOCKHOLDERS


     Following the completion of this offering, the officers and directors of the Company and the physician owners of the Initial Affiliated Practices will beneficially own approximately 66% of the outstanding shares of Common Stock of the Company. Although, following this offering, no arrangements or understanding among such persons with respect to the voting of the shares of Common Stock beneficially owned by such persons will remain in effect, such persons may nevertheless effectively be able to control the affairs of the Company. Each of the Initial Affiliated Practices is represented on the Company's Board of Directors and physician owners of the Initial Affiliated Practices constitute a majority of the Board of Directors. See 'Principal and Selling Stockholders.'


POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER AND BYLAWS PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK

     Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation ('Certificate of Incorporation') and the Company's Amended and Restated Bylaws ('Bylaws') could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock. See 'Description of Capital Stock.'

IMMEDIATE AND SUBSTANTIAL DILUTION



     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $6.07 per share (after giving effect to underwriting discounts and commissions and estimated offering expenses). See 'Dilution.' In the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with future affiliations, purchasers of Common Stock in this offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company.




NO DIVIDENDS



     The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. The Company's credit facility with a bank prohibits the payment of any dividends without written approval from the lender. See 'Dividend Policy.'

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 3,000,000 shares of Common Stock in this offering, after deducting the underwriting discounts and commissions and estimated expenses, are estimated to be approximately $21,210,000 ($24,558,000 if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company expects to use a portion of the net proceeds to repay all outstanding indebtedness under the Company's loan agreement with NationsBank of Tennessee, N.A. (the 'Credit Facility'). Pursuant to the terms of the Credit Facility, the Company may borrow up to $5.0 million for working capital and other corporate purposes (the 'Working Capital Facility') and up to $15.0 million to finance the acquisition of assets (the 'Aquisition Facility'), subject to a lower amount based on an 'established borrowing base,' as defined in the Credit Facility. As of January 17, 1997, approximately $5.6 million was outstanding under the Credit Facility, of which $3.9 million was borrowed under the Working Capital Facility and $1.7 million was borrowed under the Acquisition Facility. Of the amounts borrowed under the Credit Facility, approximately $1.7 million was utilized to finance the cash portion of the consideration paid by the Company to finance the acquisition of the assets of the predecessor of ROA, approximately $800,000 was used to fund loans by the Company to certain physician owners of the Initial Affiliated Practices to cover anticipated cash flow needs, and other borrowings have been used for working capital and other corporate purposes, principally to purchase receivables from the Initial Affilated Practices.



     The Working Capital Facility matures on October 31, 1997 and the Acquisition Facility matures on October 31, 1998. The Company can elect to borrow on either facility at a floating rate based on the prime rate plus an applicable margin or at a fixed rate based on LIBOR plus an applicable margin. At January 17, 1997, the effective interest rate for both the Acquisition and the Working Capital Facilities was 7.23% per annum. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'


     The balance of the net proceeds will be used to finance the acquisition of assets of additional Affiliated Practices, for working capital, including the acquisition of receivables from the Initial Affiliated Practices, and other general corporate purposes. Although the Company has engaged in discussions with practices with which it might affiliate, except as described under 'Business -- Initial Affiliated Practices,' the Company has no definitive agreements regarding any affiliations with additional practices. Pending such uses, the net proceeds will be invested in United States government securities and in short-term, interest-bearing investment grade securities.


                                DIVIDEND POLICY


     The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in its business. The Credit Facility prohibits the payment of any dividends without written approval from the lender.

                                 CAPITALIZATION



     The following table sets forth the capitalization of the Company as of September 30, 1996 on a pro forma basis (i) to reflect the Initial Affiliation Transactions and (ii) as adjusted to reflect the sale by the Company of 3,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See 'Use of Proceeds.' This table should be read in conjunction with the historical financial statements of the Company and the Predecessor Practices, the Unaudited Pro Forma Financial Statements and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' appearing elsewhere in this Prospectus.





                                                                               SEPTEMBER 30, 1996
                                                                            --------------------------
                                                                                            PRO FORMA
                                                                            PRO FORMA      AS ADJUSTED
                                                                            ----------     -----------
                                                                                   (UNAUDITED)
Acquisition revolving line of credit and current portion of capital
  lease obligations....................................................     $1,868,023     $   190,273
                                                                            ----------     -----------
                                                                            ----------     -----------

Capital lease obligations, less current portion........................     $  967,989     $   967,989

Stockholders' equity:

  Preferred Stock, $.001 par value: 2,000,000 shares authorized; no
     shares issued or outstanding......................................             --              --


  Common Stock, $.001 par value: 50,000,000 shares authorized;
     11,045,015 shares issued and outstanding pro forma; and 14,045,015
     shares issued and outstanding pro forma as adjusted...............         11,045          14,045

  Additional paid-in capital...........................................      8,298,156      29,508,156


  Accumulated deficit..................................................     (2,285,314)     (2,285,314)
                                                                            ----------     -----------


Total stockholders' equity.............................................      6,023,887      27,236,887
                                                                            ----------     -----------

Total capitalization...................................................     $6,991,876     $28,204,876
                                                                            ----------     -----------
                                                                            ----------     -----------

                                    DILUTION



     The pro forma net tangible book value of the Company at September 30, 1996, after giving effect to the Initial Affiliation Transactions as if they had occurred on that date, was $5,836,046 or $0.53 per share. 'Pro forma net tangible book value per share' represents the amount of pro forma total tangible assets of the Company less pro forma total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom as discussed under 'Use of Proceeds,' the pro forma as adjusted net tangible book value of the Company as of September 30, 1996 would have been approximately $27,046,046, or $1.93 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.40 per share to existing stockholders and an immediate dilution of approximately $6.07 per share to new investors purchasing Common Stock in this offering. The following table illustrates this per share dilution:





Assumed initial public offering price per share......................................             $ 8.00
  Pro forma net tangible book value per share as of September 30, 1996...............    0.53
  Increase per share attributable to new investors...................................    1.40
                                                                                         ----
Pro forma as adjusted net tangible book value per share after this offering..........               1.93
                                                                                                  ------
Dilution per share to new investors..................................................             $ 6.07(1)
                                                                                                  ------
                                                                                                  ------



------------------


(1) Does not include the effect of the issuance of 1,918,748 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $5.65 per share.




     The following table sets forth as of September 30, 1996 (i) the number of shares of Common Stock outstanding and total and average per share amounts of par value of outstanding Common Stock and additional paid-in capital immediately after giving effect to the Initial Affiliation Transactions and (ii) the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share for new investors before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company (no effect is given to the sale of shares of Common Stock by the Selling Stockholders):




                                                                SHARES                     TOTAL
                                                         --------------------      -----------------------       AVERAGE
                                                           NUMBER     PERCENT        AMOUNT        PERCENT      PER SHARE
                                                         ----------   -------      -----------     -------      ---------

Existing stockholders...............................     11,045,015      79%       $ 8,309,201(1)     26%        $ 0.75(1)
New investors.......................................      3,000,000      21         24,000,000        74           8.00
                                                         ----------     ---        -----------       ---
     Total..........................................     14,045,015     100%       $32,309,201       100%        $ 2.30
                                                         ----------     ---        -----------       ---
                                                         ----------     ---        -----------       ---



------------------
(1) Represents the par value of outstanding Common Stock and additional paid-in capital immediately after giving effect to the Initial Affiliation Transactions. See the Unaudited Pro Forma Financial Statements and Notes thereto of Specialty Care Network, Inc. included elsewhere in this Prospectus.

                       SELECTED UNAUDITED FINANCIAL DATA

     The following table sets forth certain unaudited pro forma financial data for the Company giving effect to the Initial Affiliation Transactions, which were accounted for using historical cost in accordance with SAB 48, and the Initial Service Agreements. Accordingly, the Company will record the net assets acquired at the Predecessor Practices' historical cost basis. The pro forma statement of income data for the year ended December 31, 1995 and the nine months ended September 30, 1996 assume that the Company was incorporated, the Initial Affiliation Transactions had occurred and the Initial Service Agreements were entered into on January 1, 1995. The pro forma balance sheet data assume that the Initial Affiliation Transactions occurred on September 30, 1996.

     Prior to the Initial Affiliation Transactions, each of the Predecessor Practices operated independently and none was under common control or management. Accordingly, the unaudited pro forma financial data may not be indicative of the results that actually would have occurred if these transactions had been effected on the dates indicated or the results that may be obtained in the future. This data is qualified in its entirety by, and should be read in conjunction with, the Unaudited Pro Forma Financial Statements and Notes thereto, the financial statements for the Company and each of the Predecessor Practices and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                SELECTED UNAUDITED PRO FORMA FINANCIAL DATA (1)


                                                                   YEAR ENDED         NINE MONTHS ENDED
                                                                DECEMBER 31, 1995     SEPTEMBER 30, 1996
                                                                -----------------     ------------------

STATEMENT OF INCOME DATA
------------------------
Revenue(2) ..................................................      $31,493,723           $25,132,937
                                                                   -----------           -----------
Operating expenses:
  Salaries and benefits .....................................       14,214,984            10,599,417
  Supplies, general and administrative expenses .............       10,930,793             9,579,454
  Depreciation and amortization .............................          713,481               602,396
  Costs to evaluate and acquire physician practices .........               --                71,177
                                                                   -----------           -----------
Income from continuing operations ...........................        5,634,465             4,280,493
Interest expense and other, net .............................          (74,306)              (22,648)
                                                                   -----------           -----------
Income from continuing operations before income tax .........        5,560,159             4,257,845
Income tax expense ..........................................       (2,112,860)           (1,617,981)
                                                                   -----------           -----------
Net income ..................................................      $ 3,447,299           $ 2,639,864
                                                                   -----------           -----------
                                                                   -----------           -----------
Total weighted average number of common shares outstanding(3)       12,094,116            12,094,116
                                                                   -----------           -----------
                                                                   -----------           -----------
Income per share amount(4) ..................................      $      0.29           $      0.22
                                                                   -----------           -----------
                                                                   -----------           -----------


                                                                                      SEPTEMBER 30, 1996
                                                                                      ------------------
BALANCE SHEET DATA
------------------
Total assets..................................................................           $14,744,983
Total debt....................................................................             2,836,012


------------------
(1) Excluded from the selected financial data above are the discontinued operations of Vero Orthopaedics, P.A. for the year ended December 31, 1995.

(2) Revenue consists of service fees equal to (i) a percentage of pre-tax earnings of the Predecessor Practices before physician compensation and most fringe benefits and excluding certain expenses of the Predecessor Practices and (ii) reimbursement for operating expenses of the Predecessor Practices to be paid by the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview.'


(3) The computation of income per share is based upon 12,094,116 weighted average common shares outstanding and common stock equivalents. See Note 15 to the Unaudited Pro Forma Financial Statements included elsewhere in this Prospectus for further discussion of the weighted average number of common shares.


(4) See Note 2 to the financial statements of the Company for a description of the computation of income (loss) per share amount.

          SELECTED HISTORICAL FINANCIAL DATA -- PREDECESSOR PRACTICES


     The historical financial data presented for each of the Predecessor Practices for the years ended December 31, 1993, 1994 and 1995 are derived from each of the Predecessor Practice's respective audited financial statements, and the historical financial data for the nine months ended September 30, 1995 and 1996 and as of September 30, 1996 are derived from each of the Predecessor Practice's respective unaudited financial statements.

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.


                                                                                        NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                         ----------------------------------------  ---------------------------
                                             1993          1994          1995          1995          1996
                                         ------------  ------------  ------------  ------------  -------------
                                                                                           (UNAUDITED)
STATEMENT OF INCOME DATA
------------------------
Net practice revenue...................  $ 11,902,216  $ 13,325,350  $ 17,549,907  $ 12,431,874   $14,255,838
Income from operations before income
  taxes................................       377,445       128,803     1,460,162       774,082       374,437
Pro forma income tax expense(1)........       152,158        62,029       555,804       293,405       139,307
Pro forma net income(1)................       225,287        66,774       904,358       480,677       235,130


                                                       DECEMBER 31,
                                         ----------------------------------------                SEPTEMBER 30,
                                             1993          1994          1995                        1996
                                         ------------  ------------  ------------                -------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA
------------------
Total assets...........................  $  3,672,138  $  3,701,073  $  5,312,577                 $ 5,334,817
Total debt.............................       700,000       550,000       570,000                     155,699

------------------
(1) Pro forma net income represents the effects of taxing the entity under Subchapter C of the Internal Revenue Code.

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.


                                                                                        NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                         ----------------------------------------  ---------------------------
                                             1993          1994          1995          1995          1996
                                         ------------  ------------  ------------  ------------  -------------
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA
----------------------------
Net practice revenue...................  $ 11,552,476  $ 13,561,339  $ 13,298,164  $  9,842,814   $11,152,357
Income (loss) from operations before
  income taxes.........................      (617,719)       95,371      (334,642)      (25,271)       24,876
Income tax benefit (expense)...........       194,660       (35,385)      118,242         6,608        (8,707)
Net income (loss)......................      (423,059)       59,986      (216,400)      (18,663)       16,169


                                                       DECEMBER 31,
                                         ----------------------------------------                SEPTEMBER 30,
                                             1993          1994          1995                        1996
                                         ------------  ------------  ------------                -------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA
------------------
Total assets...........................  $  3,807,273  $  3,654,883  $  3,584,722                 $ 4,451,636
Total debt.............................     1,636,102     1,552,502     1,412,663                   1,286,040

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.


                                                                                        NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                            --------------------------------------  --------------------------
                                               1993         1994          1995         1995          1996
                                            -----------  -----------  ------------  -----------  -------------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA
----------------------------
Net practice revenue......................  $ 8,040,293  $ 9,455,216  $ 10,420,265  $ 7,470,881   $10,053,710
Income (loss) from operations
  before income taxes.....................      261,123      351,361       103,809     (167,690)      903,425
Pro forma income tax benefit
  (expense)(1)............................     (104,645)    (143,143)      (53,908)      54,393      (357,018)
Pro forma net income (loss)(1)............      156,478      208,218        49,901     (113,297)      546,407


                                                         DECEMBER 31,
                                            --------------------------------------               SEPTEMBER 30,
                                               1993         1994          1995                       1996
                                            -----------  -----------  ------------               -------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA
------------------
Total assets..............................  $ 2,527,530  $ 3,244,254  $  5,481,617                $ 6,078,007
Total debt................................           --           --     2,276,880                  1,944,880

------------------
(1) Pro forma net income (loss) represents the effects of taxing the entity under Subchapter C of the Internal Revenue Code.

               GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC(1)


                                                                                         NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                           ------------------------  --------------------------
                                                              1994         1995         1995          1996
                                                           -----------  -----------  -----------  -------------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA
----------------------------
Net practice revenue.....................................  $ 1,542,250  $ 8,207,951  $ 5,855,525   $ 6,208,360
Loss from operations before income taxes.................     (286,717)    (349,179)    (314,296)     (272,068)
Pro forma net loss(2)....................................     (286,717)    (349,179)    (314,296)     (272,068)


                                                                 DECEMBER 31,
                                                           ------------------------               SEPTEMBER 30,
                                                              1994         1995                       1996
                                                           -----------  -----------               -------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA
------------------
Total assets.............................................  $ 1,150,472  $ 1,685,062                $ 1,676,622
Total debt...............................................           --           --                         --

------------------
(1) The selected financial data above includes GCOA from the period October 17, 1994 (date of inception) through September 30, 1996.

(2) Pro forma net loss represents the effects of taxing the entity under Subchapter C of the Internal Revenue Code; however, no income tax benefit has been provided herein due to the absence of net operating loss carryback availability at the entity.

                           VERO ORTHOPAEDICS, P.A.(1)


                                                                                         NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                              -------------------------------------  --------------------------
                                                 1993         1994         1995         1995          1996
                                              -----------  -----------  -----------  -----------  -------------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA
----------------------------
Net practice revenue........................  $ 2,545,263  $ 3,204,224  $ 4,208,470  $ 3,179,034   $ 2,953,351
Income (loss) from continuing operations
  before income taxes.......................     (141,766)    (202,494)    (541,650)      49,160       306,354
Income tax benefit (expense)................       49,618       69,646      (64,300)      (5,021)     (132,025)
Net income (loss) from
  continuing operations.....................      (92,148)    (132,848)    (605,950)      44,139       174,329


                                                          DECEMBER 31,
                                              -------------------------------------               SEPTEMBER 30,
                                                 1993         1994         1995                       1996
                                              -----------  -----------  -----------               -------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA
------------------
Total assets................................  $   761,837  $   719,150  $   788,176                $   846,453
Total debt..................................      421,495      575,021      367,877                    124,555

------------------
(1) Excluded from the selected financial data above for Vero Orthopaedics, P.A. are the discontinued operations for the years ended December 31, 1994 and 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. See 'Prospectus Summary.' Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, but not limited to, those discussed in 'Risk Factors.'

GENERAL


     SCN was incorporated in 1995, but did not conduct any significant operations until November 1996, following its affiliation with the Initial Affiliated Practices. At the time of the Initial Affiliation Transactions, the predecessors of the Initial Affiliated Practices and GCOA were established businesses engaged in the provision of musculoskeletal care as separate independent entities. The Initial Affiliated Practices currently conduct business as separate entities obtaining services from the Company pursuant to the Initial Service Agreements.


     The following discussion of the unaudited pro forma results of operations and financial position of the Company and of the combined results of operations of the Predecessor Practices should be read in conjunction with the Unaudited Pro Forma Financial Statements and Notes thereto and the financial statements for the Company and each of the Predecessor Practices included elsewhere in this Prospectus.

ACCOUNTING TREATMENT


     The acquisition of the assets and assumption of certain liabilities of the Predecessor Practices were accounted for by the Company at the transferors' historical cost basis. The Common Stock being exchanged for those assets is recorded by SCN at the Predecessor Practices' historical cost. In accordance with SAB 48, the physician owners of the Predecessor Practices were deemed to function as promoters in the Initial Affiliation Transactions. Cash consideration given in these acquisitions is treated for accounting purposes as a dividend from SCN to the physician owners who received cash.


     Future acquisitions will be accounted for by either the pooling of interests or purchase accounting methods. To the extent future acquisitions are accounted for by the purchase method of accounting, the Company may have to recognize substantial amounts of goodwill.



OVERVIEW



     In connection with the Initial Affiliation Transactions, the Company acquired certain assets and liabilities of the Predecessor Practices and entered into the Initial Service Agreements with the Initial Affiliated Practices. Pursuant to the terms of the Initial Service Agreements, the Company, among other things, provides facilities and management, administrative and development services, and employs most non-medical personnel, in return for management service fees. Such fees are payable monthly and consist of the following: (i) service fees based on a percentage (the 'Service Fee Percentage') ranging from 20%-33% of the Adjusted Pre-Tax Income of the Initial Affiliated Practices (defined generally as revenue of the Initial Affiliated Practices related to professional services less amounts equal to certain clinic expenses of the Initial Affiliated Practices ('Clinic Expenses,' as defined more fully in the Initial Service Agreements), not including physician owner compensation or most benefits to physician owners) and (ii) amounts equal to Clinic Expenses. For the first three years following affiliation, however, the portion of the service fees described under clause (i) is specified to be the greater of the amount payable as described under clause (i) above or a fixed dollar amount (the 'Base Service Fee'), which was generally calculated by applying the respective Service Fee Percentage of Adjusted Pre-Tax Income Predecessor Practice for the twelve months prior to affiliation. For the Initial Affiliated Practices the lowest Base Service Fee is $830,261 and the highest Base Service Fee is $4,080,745. The annual Base Service Fees for the Initial Affiliated Practices is approximately $9.5 million in the aggregate. See 'Business -- Contractual Agreements with Affiliated Practices.' In addition, with respect to its management of certain facilities and ancillary services associated with certain of the Initial Affiliated Practices, the Company receives fees ranging from 2%-8% of net revenue related to such facilities and services.


     The expenses incurred by the Company in fulfilling its obligations under the Initial Service Agreements include the salaries, wages and benefits of personnel (other than physician owners and certain technical medical personnel), supplies, expenses involved in administering the clinical practices of the Initial Affiliated Practices and general and administrative expenses, as well as depreciation and amortization of assets acquired from the Predecessor Practices. The Company will seek to reduce these operating costs and expenses, as a percentage of net revenue, through purchase discounts, economies of scale and standardization of best practices. In addition to the operating costs and expenses discussed above, the Company has and will continue to incur personnel and administrative expenses in connection with its corporate office, which provides management, administrative and development services to the Initial Affiliated Practices.

     Significant factors that influence revenue of the Initial Affiliated Practices include the number of physicians, specialty and subspecialty mix, payor mix and associated ancillary services. The Company plans to assist the Initial Affiliated Practices by providing management, capital and other resources required to develop new services, to recruit additional physicians to its Initial Affiliated Practices and to secure managed care contracts.


     The Company accounts for its stock-based compensation arrangements using the intrinsic value method under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ('APB No. 25'). In 1995, Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ('FASB No. 123'), was issued, whereby companies may elect to account for stock-based compensation using a fair value based method or continue measuring compensation expense using the intrinsic value method prescribed in APB No. 25. Currently, the Financial Accounting Standards Board has added to its agenda a project regarding certain APB No. 25 issues including such things as incorporating the FASB No. 123 grant date definition into APB No. 25, readdressing the criteria under broad-based plans qualifying for noncompensatory accounting and defining what constitutes employees. Accordingly, pending resolution of these issues, the Company's accounting for stock-based compensation arrangements could be revised.





RESULTS OF OPERATIONS

  HISTORICAL

     The Company had not entered into any service agreements, and consequently generated no revenue, prior to September 30, 1996. The Company incurred a loss for the period from the date of its incorporation through September 30, 1996 of approximately $2.3 million reflecting management salaries and the travel, legal and accounting costs associated with the Initial Affiliation Transactions.

  PRO FORMA


     Revenue. The pro forma revenue of the Company consists almost exclusively of amounts to be earned under the Initial Service Agreements. The revenue included in the pro forma financial statements is that which would have been earned based on the operating results of the Predecessor Practices for the year ended December 31, 1995 and for the nine months ended September 30, 1996, assuming the Initial Affiliation Transactions had occurred, and the Initial Service Agreements had been entered into, on January 1, 1995. The pro forma revenue of $31.5 million and $25.1 million for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, are based on the amounts that would have been payable pursuant to the Initial Service Agreements, which include management fees and the reimbursable expenses of the Initial Affiliated Practices. The pro forma revenue includes revenue that would have been derived from the management agreement between TOC and the Company at TOC's MRI center and revenue that would have been derived from the service agreement between the Company and POA relating to POA's ambulatory surgery center.

     Operating Expenses. The total pro forma operating expenses for the year ended December 31, 1995 and for the nine months ended September 30, 1996 reflect the operating expenses of the Predecessor Practices which would have been payable by SCN under the Initial Service Agreements and SCN corporate costs.

     Income Taxes. Pro forma income taxes assume that the Company had operated as a tax-paying entity, subject to an effective combined tax rate for state and federal income taxes of 38%.

LIQUIDITY AND CAPITAL RESOURCES

     SCN has financed its operations to date from the proceeds of private placements of convertible debt and equity and bank borrowings. During 1996, the Company received net proceeds from private placements of convertible subordinated debt and equity in an aggregate amount of approximately $2.5 million. SCN utilized bank borrowings of approximately $1.7 million to effect the Initial Affiliation Transactions.


     The Company has a $20 million Credit Facility, including a $15.0 million Acquisition Facility and a $5.0 million Working Capital Facility to be used for acquisitions and general corporate purposes. However, the Company's aggregate borrowings cannot exceed an established borrowing base, which is a multiple of the Company's trailing twelve months cash flow, subject to certain adjustments, less existing indebtedness. The minimum rates at which the Company can borrow are the prime rate or LIBOR plus 1.75% on the Acquisition Facility and the prime rate or LIBOR plus 1.50% on the Working Capital Facility. At January 17, 1997, the Company had approximately $5.6 million outstanding under the Credit Facility, consisting of $1.7 million in Acquisition Facility debt and $3.9 million in Working Capital Facility debt. At January 17, 1997, the Company's borrowing base under the Credit Facility was $7.0 million, and the Company's effective rate of interest for both the Acquisition and Working Capital Facilities was 7.23% per annum. The Credit Facility is secured by substantially all of the assets of the Company and contains several affirmative and negative covenants, including covenants limiting the Company's ability to incur additional indebtedness and limiting the Company's ability to, and restricting the terms upon which the Company can, affiliate with physician practices in the future. The per annum commitment fee on the unused portion of the Credit Facility is 0.25% on the Acquisition Facility and 0.20% on the Working Capital Facility.


     The Company plans to repay all outstanding indebtedness under the Credit Facility with proceeds from this offering.


     In connection with the Initial Affiliation Transactions, the Company has committed to enter into loan agreements with certain physician owners of the Predecessor Practices for loans in an aggregate amount of up to approximately $4.3 million. These loans are available until November 12, 1998, and the amount that each physician may borrow is limited. Pursuant to loan agreements, as of January 17, 1997, the Company had loaned approximately $1 million (approximately $800,000 of which was funded through the Credit Facility) to certain physician owners of the Initial Affiliated Practices to cover anticipated cash flow needs of these physician owners. The loans bear interest at a floating rate based on prime plus 1.25% and mature at the earlier of the date on which any shares of Common Stock held by the physicians (i) are sold pursuant to a registration statement filed with the Commission or (ii) may otherwise be sold pursuant to Rule 144. The loans are secured by a portion of the Common Stock owned by the physicians.


     Pursuant to separate agreements with two of the physician owners at ROA, the Company has agreed to support the establishment of a sports medicine center and a knee center. The Company has agreed to negotiate in good faith with one physician owner to develop a plan for the sports medicine center by November 1997. The specifications relating to the development of the centers, including the extent of capital commitments by the Company, have not been determined. The development of the centers would be subject to regulatory approvals under current law.

     In connection with the Initial Affiliation Transactions, the Company purchased, subject to adjustment, the accounts receivable of the Predecessor Practices. In addition, pursuant to the Initial

Service Agreements, the Company will purchase, subject to adjustment, the accounts receivable of the Initial Affiliated Practices monthly in arrears and anticipates that it will have a similar obligation under service agreements entered into in the future. The Company expects to use working capital to fund its obligation to purchase, subject to adjustment, the accounts receivable on an ongoing basis. No adjustments will be made to reflect financing costs related to the carrying of such receivables by the Company. The Company expects to use its working capital to fund the receivables.



     In connection with the Initial Affiliation Transactions, the Company will record aggregate federal and state deferred tax liabilities of approximately $3.9 million. These liabilities generally will become payable ratably over a four year period commencing on the date of the consummation of the Initial Affiliation Transactions.



     The Company anticipates that capital expenditures during 1997 will relate primarily to affiliations with additional practices, if any, and to the expansion and replacement of medical and office equipment for the Initial Affiliated Practices. It is anticipated that funding for these purposes will be derived from the proceeds of this offering, funds borrowed under the Credit Facility and cash flow from operations. Management believes that such sources will be sufficient to fund the Company's capital needs for a period of in excess of twelve months following completion of this offering. In the future, the Company will seek to raise additional funds through borrowings or the issuance of debt or equity securities. There can be no assurance that sufficient funds will be available on terms acceptable to the Company, if at all.

                                    BUSINESS

GENERAL


     Specialty Care Network is a physician practice management company focusing exclusively on musculoskeletal disease-state management. Since November 12, 1996, the Company has provided management services under long-term agreements with five practices, encompassing 49 physicians in five states. In addition, the Company has entered into definitive agreements to affiliate with three single physician practices in two of its existing markets. The Company also manages one outpatient surgery center and one outpatient MRI center owned by two of its Initial Affiliated Practices.



     The Initial Affiliated Practices offer a broad spectrum of musculoskeletal care, which is the treatment of conditions relating to bones, joints, muscles and related connective tissues. The Company's affiliated physicians are trained in a variety of musculoskeletal disciplines, including general orthopaedics, joint replacement surgery, sports medicine, spinal care, hand and upper extremity care, foot and ankle care, pediatric orthopaedics, physiatry, trauma and adult neurology. In order to build networks of providers that offer access to a full range of musculoskeletal care, the Company intends to affiliate and otherwise contract with physicians trained in other musculoskeletal subspecialties, including occupational medicine, neurosurgery, plastic surgery, rehabilitation therapy and rheumatology.



     SCN's goal is to build the leading musculoskeletal physician practice management company in the United States. The Company's strategy consists of three components: (i) affiliating with leading musculoskeletal practices in targeted markets throughout the United States; (ii) assisting each Affiliated Practice in managing and expanding its business by providing comprehensive operational support, including proprietary clinical and financial information systems; and (iii) developing integrated regional musculoskeletal networks around its Affiliated Practices. As a first step in implementing this strategy, the Company has entered into long-term service agreements with the Initial Affiliated Practices, a select group of practices in Philadelphia, Pennsylvania; Princeton, New Jersey; Tallahassee, Florida; Bainbridge, Georgia; Baltimore, Maryland; and Vero Beach, Florida. These Initial Affiliated Practices were selected based on a variety of factors including, but not limited to, physician credentials and reputation; competitive market position; specialty and subspecialty mix of physicians; historical financial performance and growth potential; and willingness to embrace SCN's corporate philosophy.


     The Company was incorporated in December 1995. Following its incorporation through November 12, 1996, the date of the Initial Affiliation Transactions, the Company hired personnel, raised funds through the private placement of securities and conducted negotiations with potential affiliation candidates. On November 12, 1996, the Company consummated the Initial Affiliation Transactions and entered into the Initial Service Agreements with the Initial Affiliated Practices.



INDUSTRY BACKGROUND

  PHYSICIAN PRACTICE MANAGEMENT INDUSTRY


     The Health Care Financing Administration ('HCFA') estimated that national health care spending in 1994 was approximately $940 billion, with approximately $180 billion of such expenditures directly attributable to physician services and an additional $600 billion under physician direction. Moreover, HCFA projects that national health care spending will be nearly $1.5 trillion in 2000. The growth in health care expenditures has increased the demand by government and third party payors to control health care costs. The resulting emphasis on cost containment, the consolidation of the health care market in general, the increased market share of managed care companies and the transfer of risk from payors to providers have precipitated and accelerated significant changes in the way physicians organize themselves.

     The Company believes that, among other factors, these market pressures have caused physicians to affiliate with physician practice management companies that provide comprehensive operational and financial support. Although several companies provide such services to physicians across a variety of medical specialties, including musculoskeletal care, management believes that, upon completion of this offering, SCN will be the only publicly-traded physician practice management company focusing exclusively on musculoskeletal care.

  MUSCULOSKELETAL MARKET OVERVIEW

     Expenditures for musculoskeletal care in the United States are significant, with total direct costs associated with the delivery of musculoskeletal care exceeding $60 billion in 1988, according to the AAOS. Of this amount, approximately $7 billion represents fees paid for physician services. Furthermore, according to the AAOS, the 65-and-over age group accounts for approximately 25% of musculoskeletal cases. Given the aging of the U.S. population, the Company believes that demographic trends favor the growth of the need for musculoskeletal care.


     The spectrum of musculoskeletal care ranges from acute procedures, such as spinal or hip surgery after trauma, to the treatment of chronic conditions, such as arthritis and back pain. Musculoskeletal care is provided by a variety of medical and surgical specialists. Although the orthopaedic surgeon represents the primary musculoskeletal provider, musculoskeletal care is also provided by neurosurgeons, neurologists, plastic surgeons, physiatrists, rheumatologists, occupational medicine physicians, podiatrists and primary care physicians, as well as rehabilitative therapists. Moreover, there are a number of subspecialties of orthopaedics, including adult reconstructive (joint replacement) surgery, spinal care, sports medicine, foot and ankle care, hand and upper extremity care, pediatrics, oncology and trauma care. The American Medical Association estimates that in 1995, there were approximately 23,000 orthopaedic surgeons, as well as approximately 5,500 physiatrists, 3,500 rheumatologists, 3,000 occupational medicine physicians, 11,400 neurologists and 4,900 neurosurgeons.


     The payor mix for musculoskeletal care is diverse, with managed care enrollees representing an increasing percentage of patients. According to data from a 1994 AAOS survey, the largest percentage of patients is private pay (28%), followed by managed care, including fee-for-service and capitation (21%), Medicare (21%) and workers compensation (18%). Almost 80% of orthopaedic surgeons indicated they received patients from managed care sources. While private pay patients remain the largest category, the AAOS survey indicated that the percentage of total private pay patients has declined from 39% in 1988 to 28% in 1994. Over the same period, patients from managed care sources increased from 12% to 21%. The distribution of patients from other sources remained relatively constant over this period.

STRATEGY

     SCN's goal is to become the leading physician practice management company focusing on musculoskeletal disease-state management. The Company's strategy consists of three components: (i) affiliating with leading musculoskeletal practices in targeted markets throughout the United States; (ii) assisting each Affiliated Practice in managing and expanding its business by providing comprehensive operational support, including the development of proprietary clinical and financial information systems; and (iii) developing integrated regional musculoskeletal networks around its Affiliated Practices.

  AFFILIATE WITH LEADING MUSCULOSKELETAL GROUPS


     As a result of the Initial Affiliation Transactions, the Company has affiliated with five practices encompassing 49 physicians in five states. The Company intends to acquire the assets of, and provide management services to, additional leading musculoskeletal physician groups in targeted markets. The Company evaluates potential acquisition candidates based on a variety of factors, including, but not limited to, physician credentials and reputation; competitive market position; specialty and subspecialty mix of physicians; historical financial performance and growth potential; and willingness to embrace SCN's corporate philosophy. The Company believes that it is an attractive affiliation partner because of the depth and experience of the Company's management team (see the descriptions of the experience of the Company's executive officers under '-- Provide Comprehensive Operational Support' and 'Management -- Directors and Executive Officers'); the Company's physician-driven practice governance structure; the fee structure under the Company's service agreements; and the Company's issuance of Common Stock in connection with its affiliation with physician practices, which permits physicians to become stockholders whose interests are aligned with those of the Company.

  PROVIDE COMPREHENSIVE OPERATIONAL SUPPORT

     The Company intends to provide the Affiliated Practices comprehensive operational services designed to enable physicians to devote their full time and effort toward their clinical practices. The Company also will seek to increase practice revenue through physician recruitment, contracting with ancillary musculoskeletal-related providers, enhanced managed care contracting and improvements in billing and collection. For a discussion of the Company's current efforts in this regard see '-- Payor Contracting.' In addition, the Company will seek to reduce operating costs and expenses, as a percentage of net revenue, through purchase discounts, economies of scale and standardization of best practices.

     As a key element of assisting the Affiliated Practices, the Company intends to leverage the information systems experience of its management and utilize the Company's proprietary information systems. Kerry R. Hicks, Chief Executive Officer of the Company, and David G. Hicks, Vice President of Management Information Systems of the Company, have significant experience in designing and implementing health care information systems. The Company has established standards at the Initial Affiliated Practices for gathering clinical and financial information such as personal patient data, physician and procedure identifier codes, payor class and amounts charged and reimbursed. The Company intends to develop a proprietary clinical outcomes database to enable the Affiliated Practices to analyze clinical outcomes at the practitioner and practice levels on a standardized basis. Information will be gathered in areas such as incidents rates (the number of specified procedural, diagnostic and medical events during a specified period with respect to a specified patient population), utilization (frequency of patient care and activity relating to the patient) and quality of care (monitoring and evaluation of patient outcomes). This information should assist physicians in developing clinical protocols, measuring outcomes, ensuring that standards of quality are met and determining the most cost-effective course for treating patients. The Company intends to use this data, together with data derived from its financial information systems, to produce comprehensive financial and clinical reports to be used in connection with the negotiation, structuring and pricing of managed care contracts. See '-- SCN Operations -- Management Information Systems.'

  DEVELOP INTEGRATED REGIONAL MUSCULOSKELETAL NETWORKS


     The Company intends in the longer term to leverage the reputation and market share of the Affiliated Practices to develop integrated regional musculoskeletal care networks. In order to offer patients and payors a multi-disciplinary continuum of care and to increase patient access points in a given market, the Company intends to develop these networks through contracts with additional specialists in the musculoskeletal disciplines not represented in the Affiliated Practices. The Company also intends, to the extent permitted by applicable law, to contract with selected musculoskeletal providers and facilities as needed in order to offer an umbrella of care, including MRI and X-ray, outpatient occupational medicine, physical therapy and surgery centers. The Company's objective in developing these networks is to obtain managed care contracts for the networks and to enhance relationships with third party payors.


     The Company believes patients are treated most effectively and efficiently when various physician, institutional and ancillary providers are integrated vertically into an organized musculoskeletal health care delivery system. Efficiencies can be achieved by gathering, interpreting and sharing clinical outcomes information, standardizing referral patterns and treatment protocols within the network and coordinating patients' clinical treatment as they move through the continuum of care toward recovery. These efficiencies result in an increased ability to control and predict the cost of care for various patient diagnoses. The Company believes that organized musculoskeletal physicians in a network, with access to reliable clinical outcomes information, are able to deliver a higher quality of care to patients. Nevertheless, the Company is unable to predict whether and to what extent it will be able to establish integrated musculoskeletal networks or negotiate capitated arrangements in the future.

INITIAL AFFILIATED PRACTICES



     The Company has affiliated, through the Initial Service Agreements, with five practices. On November 12, 1996, the Company, through a series of transactions including an asset purchase, a share exchange and three mergers, acquired substantially all of the assets and certain liabilities of the Predecessor Practices. In connection with the Initial Affiliation Transactions, the Company issued an aggregate of 7,659,115 shares (constituting an aggregate of $45,954,690, based on an agreed value of $6 per share) of Common Stock and paid $1,537,872 in cash to physicians in the Initial Affiliated Practices. See 'Certain Transactions' for details regarding the Company's affiliation with the Initial Affiliated Practices. Subsequent to the Initial Affiliation Transactions, the Company granted to certain physicians in the Initial Affiliated Practices options to purchase an aggregate of 382,590 shares of Common Stock at an exercise price of $6.00 per share. In addition, the Company has entered into definitive agreements to affiliate with three single physician practices in Tallahassee, Florida; Thomasville, Georgia; and Baltimore, Maryland. The Company has agreed to acquire, through merger, substantially all of the assets and certain liabilities of the practices for an aggregate consideration of 409,265 shares. Consummation of the transactions is subject to certain conditions, including the Company's completion of, and satisfaction with, its review of the practices.



     The table below sets forth certain information regarding the Initial Affiliated Practices, all of whose physicians are board certified or board eligible:


                                                                            MUSCULOSKELETAL
AFFILIATED PRACTICES               LOCATION(S)             PHYSICIANS       SUBSPECIALTIES          ANCILLARY SERVICES
---------------------------------  ---------------------  -------------  ---------------------  --------------------------
Reconstructive Orthopaedic         Philadelphia, PA                10                  3                   None
Associates II, P.C.

Princeton Orthopaedic              Princeton, NJ                   12                  7           Outpatient Surgery,
Associates II, P.A.                                                                                  Physical Therapy

TOC Specialists, P.L.              Tallahassee, FL                 14                  7                   MRI
                                   Bainbridge, GA

Greater Chesapeake                 Baltimore, MD                    8                  5                   None
Orthopaedic
Associates, LLC

Vero Orthopaedics II, P.A.         Vero Beach, FL                   5                  5                   None
                                   Sebastian, FL
                                                                -----

  Total                                                            49
                                                                -----
                                                                -----



  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES II, P.C.


     ROA, operating under the name The Rothman Institute, was founded in Philadelphia, Pennsylvania in 1970 and currently has nine orthopaedic surgeons and one anesthesiologist. ROA has its own research department and has compiled an orthopaedic database for more than 25 years.


     ROA physicians (and their specialties) are Todd J. Albert, M.D. (spine surgery); Richard A. Balderston, M.D. (spine surgery); Arthur R. Bartolozzi, M.D. (sports medicine); Robert E. Booth, Jr., M.D. (joint replacement surgery); Michael G. Ciccotti, M.D. (sports medicine); William J. Hozack, M.D. (joint replacement surgery); Philip M. Maurer, M.D. (anesthesiologist); Richard H. Rothman, M.D., Ph.D. (joint replacement surgery); Peter F. Sharkey, M.D. (joint replacement surgery); and Alexander R. Vaccaro, M.D. (spine surgery). All of these physicians, other than Dr. Maurer, are physician owners of ROA.



     Dr. Balderston serves as Clinical Professor, Vice Chairman of the Department of Orthopaedics and Chief of Orthopaedic Surgery at Thomas Jefferson University Hospital ('Jefferson'). Dr. Bartolozzi is a team physician for several sports teams, including the Philadelphia Flyers hockey team and the Philadelphia Eagles football team. Dr. Booth serves as Co-Chief of Orthopaedic Surgery at Pennsylvania Hospital, and is Professor and Vice Chairman of Orthopaedic Surgery at Jefferson. Dr. Rothman serves as the Chairman of the Department of Orthopaedics at Jefferson and Co-Chairman of the Department of Orthopaedics at Pennsylvania Hospital and is the Editor-in-Chief of the Journal of Arthroplasty, a journal of joint replacement surgery.



     Drs. Booth and Bartolozzi have entered into an agreement with the Company and ROA that contemplates that Drs. Booth and Bartolozzi will form and own an independent practice. The agreement provides that this practice will enter into a separate service agreement with the Company. See 'Business -- Contractual Agreements with Affiliated Practices.'


     See "Certain Transactions" for additional information regarding the Company's affiliation with ROA.



  PRINCETON ORTHOPAEDIC ASSOCIATES II, P.A. AND PRINCETON SPORTSMEDICINE


     POA was founded in 1974 in Princeton, New Jersey and currently has 10 orthopaedic surgeons, one podiatric surgeon, one physiatrist and 16 physical therapists. POA operates three facilities, each of which has an approximately 7,000 square foot physical therapy center. One of these facilities, operating under the name SportsMedicine Princeton, provides multi-disciplinary diagnostic and rehabilitative care for sports-related injuries. POA also operates its own outpatient surgery center, for which SCN provides management services for a fee.



     POA physicians (and their specialties) are Jeffrey S. Abrams, M.D. (shoulder surgery); Jon W. Ark, M.D. (hand and foot surgery); Robert N. Dunn, M.D. (spine surgery); Richard E. Fleming, Jr., M.D. (sports medicine); Steven R. Gecha, M.D. (sports medicine); W. Thomas Gutowski, M.D. (sports medicine); Michael N. Jolley, M.D. (joint replacement surgery); C. Alexander Moskwa, Jr., M.D. (sports medicine); Michael A. Palmer, M.D. (physiatry); Harvey E. Smires, M.D. (joint replacement surgery); David M. Smith, M.D. (general orthopaedics); and John S. Smith, DPM (podiatry). All of these physicians, other than Drs. Ark, Palmer and John S. Smith, are physician owners of POA.


     See "Certain Transactions" for additional information regarding the Company's affiliation with POA.



  TOC SPECIALISTS, P.L.


     TOC was founded in 1972 and currently has nine orthopaedic surgeons, two non-surgical musculoskeletal specialists and three neurologists. In its main facility in Tallahassee, Florida, TOC has an MRI center, for which SCN provides management services for a fee. In addition, TOC physicians also practice at a satellite facility in Bainbridge, Georgia operating under the name Southern Orthopedic Specialists, Inc. TOC has a non-contractual capitated arrangement with Capital Health Plans covering approximately 75,000 lives and a capitated contract with Health Plan Southeast covering approximately 55,000 lives.


     TOC physicians (and their specialties) are Gregg A. Alexander, M.D. (musculoskeletal medicine, disorders of the spine); D. Christian Berg, M.D. (hand and upper extremities); Richard E. Blackburn, M.D. (adult neurology); Donald M. Dewey, M.D., C.P.O. (foot and ankle surgery, pediatric orthopaedics); Mark E. Fahey, M.D. (general orthopaedic surgery); Thomas C. Haney, M.D. (knee surgery, sports medicine); William D. Henderson, Jr., M.D. (knee surgery, sports medicine); Steve E. Jordan, M.D. (general orthopaedic surgery, sports medicine);
J. Rick Lyon, M.D. (general orthopaedic surgery); Kris D. Stowers, M.D. (musculoskeletal and sports medicine); Robert L. Thornberry, M.D. (hip and knee surgery, sports medicine); Billy C. Weinstein, M.D. (adult neurology); Stanley Whitney, M.D. (adult neurology); and Charles H. Wingo, M.D. (spine surgery). All of these physicians, other than Dr. Whitney, are physician owners of TOC.

     TOC physicians have served as team physicians for a number of local high schools and colleges. Dr. Haney serves as the team physician for the Florida State University football team. Dr. Henderson currently serves as the president of the Herodicus Society, a national sports medicine society, and is one of the sports medicine physicians for the U.S. National Soccer Team. Dr. Wingo currently serves as Chairman of the Orthopaedic Section/Surgery at the Tallahassee Memorial Regional Medical Center.


     See "Certain Transactions" for additional information regarding the Company's affiliation with TOC.

  GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC



     GCOA was founded in Baltimore, Maryland in 1994 and currently has eight orthopaedic surgeons. The two main focus areas of GCOA are sports medicine and foot and ankle services. The practice is located adjacent to Union Memorial Hospital and is actively involved in the orthopaedic residency and fellowship teaching programs at that institution. In addition, three of its physicians are active in such programs at the Johns Hopkins University School of Medicine ('Johns Hopkins').


     GCOA physicians (and their specialties) are Paul L. Asdourian, M.D. (spine surgery); Frank R. Ebert, M.D. (joint replacement surgery); Leslie S. Matthews, M.D. (sports medicine); Stuart D. Miller, M.D. (foot and ankle); Mark S. Myerson, M.D. (foot and ankle); John B. O'Donnell, M.D. (sports medicine); Lew
C. Schon, M.D. (foot and ankle); and Martin A. Yahiro, M.D. (general orthopaedics). All of these physicians, other than Dr. Yahiro, are physician owners of GCOA.

     Dr. Asdourian serves as Chief of Orthopaedic Spinal Surgery at Union Memorial Hospital and is a clinical instructor in orthopaedic surgery at Johns Hopkins. Dr. Ebert currently serves as Assistant Chief of Orthopaedic Surgery at Union Memorial Hospital. Dr. Matthews currently serves as Chief of Orthopaedic Surgery at Union Memorial Hospital and is Program Director for the Orthopaedic Surgery Residency training program. Dr. Matthews also is an Assistant Professor of orthopaedic surgery at Johns Hopkins. Dr. Myerson serves as the director of Foot and Ankle Services at Union Memorial Hospital. Dr. O'Donnell is assistant director of Union Memorial Hospital's Sports Medicine Fellowship Program and is a clinical instructor in orthopaedic surgery at Johns Hopkins. Dr. Schon serves as Associate Director of the Foot & Ankle Fellowship program at Union Memorial Hospital. Dr. Yahiro joined the group in July 1995. He currently serves as an orthopaedic surgeon advisor to the federal Food and Drug Administration.


     See "Certain Transactions" for additional information regarding the Company's affiliation with GCOA.


  VERO ORTHOPAEDICS II, P.A.

     VO was founded in Vero Beach, Florida in 1976 and currently has four orthopaedic surgeons and one physiatrist. The practice is located near Indian River Memorial Hospital. VO operates one satellite office in Sebastian, Florida. VO's physicians (and their specialties) are James L. Cain, M.D. (foot and ankle); David W. Griffin, M.D. (knee surgery); George K. Nichols, M.D. (hip surgery); Peter G. Wernicki, M.D. (sports medicine); and Charlene Wilson, M.D. (physiatry). All of these physicians, other than Dr. Wilson, are physician owners of VO.

     Dr. James L. Cain, founder of Vero Orthopaedics, has served as Chairman of the Department of Orthopaedics, Chief of the Medical Staff, and as a member of the Board of Directors of Indian River Memorial Hospital. Dr. David W. Griffin is Director of the Joint Implant Center of the Treasure Coast at Indian River Memorial Hospital.


     See "Certain Transactions" for additional information regarding the Company's affiliation with VO.


SCN OPERATIONS

     Upon affiliation with SCN, physician practices enter into a long-term service agreement with the Company. Under the terms of a service agreement, the Company generally employs most of a practice's non-physician personnel, provides facilities for the practices and provides services in the areas of practice management, information systems and negotiation of payor contracts, all as more specifically described below. The governance structure provided with respect to the service agreements facilitates close cooperation between the Company and the practices, while ensuring that the practices maintain clinical autonomy. See '-- Contractual Agreements with Affiliated Practices.'

  MANAGEMENT SERVICES


     Pursuant to the terms of the Service Agreements, the Company assists the Initial Affiliated Practices in strategic planning, preparation of operating budgets and capital project analysis. The Company intends to coordinate group purchasing of supplies, inventory and insurance for the practices. In addition, the Company will assist the Affiliated Practices in physician recruitment by introducing physician candidates to the practices and advising the practices in structuring employment arrangements.

     The Company also provides or arranges for a variety of additional services relating to the day-to-day non-medical operations of the practices, including
(i) management and monitoring each practice's billing levels, invoicing and accounts receivable collection by payor type, (ii) accounting, payroll and legal services and records and (iii) cash management and centralized disbursements.


     These services are designed to reduce the amount of time physicians must spend on administrative matters, thereby enabling the physicians to dedicate more of their efforts toward the delivery of health care. The Company's anticipated capital resources and assistance in preparation of budgets and capital project analyses are intended to facilitate the establishment of ancillary musculoskeletal facilities, such as outpatient occupational medicine, physical therapy and surgery centers and MRI centers. Comprehensive administrative support should facilitate more effective billings and collections and, as the Company grows, economies of scale in effecting purchases. The Company's proprietary accounts payable system should allow SCN to control disbursements and identify economies in purchasing.


  PRACTICE SERVICES


     As a result of its affiliation with the Initial Affiliated Practices, SCN employs most of the Initial Affiliated Practices' non-physician personnel. These non-physician personnel, along with additional personnel at the Company's headquarters, manage the day-to-day non-medical operations of each of the Initial Affiliated Practices, including, among other things, by providing secretarial, bookkeeping, scheduling and other routine services. Under the Initial Service Agreements, the Company must provide facilities and equipment to the Initial Affiliated Practices, and to this end, the Company entered into lease agreements for the facilities and purchased the assets utilized by each of the Initial Affiliated Practices.


  MANAGEMENT INFORMATION SYSTEMS

     The Company believes that a key element in the implementation of its business strategy is the development and utilization of its proprietary management information systems. The Company is designing its information systems to integrate and analyze financial and clinical data, improve operating efficiency at the practice level and enhance the ability of the Company to negotiate managed care contracts on behalf of its Affiliated Practices.


     The Company has developed proprietary financial systems that have been installed at the Company's headquarters and at each of the Initial Affiliated Practices. These systems include an internally developed purchase order application and electronic interfaces between payroll, general ledger, banking, accounts payable and accounts receivable applications. These systems permit each Initial Affiliated Practice to separately designate purchase requirements and transfer purchase information on a daily basis. Such information allows the Company to monitor purchases from order to receipt, to centrally control the disbursement of funds and to identify economies in purchasing. In addition, the Company's systems permit the Company to capture, analyze and report centrally financial data from the various Initial Affiliated Practice locations and provide analyses of financial data on a fully integrated basis. In addition, the Company's management information systems personnel is designing a proprietary clinical outcomes database. See '-- Strategy -- Provide Comprehensive Operational Support.'


  PAYOR CONTRACTING


     An increasing portion of the net revenue of the Initial Affiliated Practices is derived from managed care payors. Although rates paid by managed care payors are generally lower than commercial rates, managed care payors can provide access to large patient volumes.



     The Company seeks to negotiate both fee-for-service and capitated contracts on behalf of the Initial Affiliated Practices. Under capitated arrangements, providers deliver health care services to managed care enrollees and would bear all or a portion of the risk that the cost of such services may exceed capitated payments. Capitated contracts involve various forms of risk sharing. Providers may accept risk only with respect to the costs of physician services required by a patient (professional component) or for all of the medical costs required by a patient including professional, institutional and ancillary services (global capitation). Managed care companies' arrangements with providers can be further segmented into episode of care and per member per month capitation. Under specified episode of care capitation, providers deliver care for covered enrollees with a specified medical condition or who require a particular treatment on a fixed fee basis per episode. Under per member per month capitation, the providers receive fixed monthly fees per covered enrollee and assume the additional risk for the incidence of medical conditions requiring procedures specified in the contract.


     Currently, the Company performs analyses of the Initial Affiliated Practices' markets to develop managed care contracting strategies and meets with principal payors in each of these markets to enhance and establish relationships between the Initial Affiliated Practices and such payors. In addition, the Company is currently in the process of negotiating a capitated, episode of care managed care contract on behalf of one of the Initial Affiliated Practices, fee for service contracts for physician services for several of the Initial Affiliated Practices and a fee for service contract for the surgery center at POA. TOC has a non-contractual capitated arrangement covering approximately 75,000 lives and a capitated contract covering approximately 55,000 lives, and POA has a capitated contract covering approximately 20,000 lives. These arrangements existed at the time of the Initial Affiliation Transactions. No other Initial Affiliated Practice has a capitated arrangement.


GOVERNANCE AND QUALITY ASSURANCE


     The Company's current governance structure promotes physician participation in the management of the Company. At least one physician from each Initial Affiliated Practice serves on the Company's Board of Directors. In addition, each Initial Affiliated Practice has a Joint Policy Board whose membership includes an equal number of representatives from each of the Company and the Initial Affiliated Practice. The Joint Policy Board will have responsibilities that include developing long-term strategic objectives, developing practice expansion and payor contracting guidelines, promoting practice efficiencies, recommending significant capital expenditures and facilitating communication and information exchange between the Company and each of the Initial Affiliated Practices.


     The Company intends to create an Outcomes Management and Standards Board that will focus on the identification and communication of the best practices and clinical protocols in the business and administrative areas. The Company also intends to create a Medical Provider Board that will identify and communicate the best practices and protocols in the medical area. Both of these boards, which will consist solely of physicians from Affiliated Practices, will receive managerial and information systems support from the Company.

CONTRACTUAL AGREEMENTS WITH AFFILIATED PRACTICES

     The Company has entered into the Initial Service Agreements with each of the Initial Affiliated Practices, and intends to enter into long-term service agreements with each additional Affiliated Practice, to provide management, administrative and development services. Under the Initial Service Agreements, the Initial Affiliated Practices are solely responsible for all aspects of the practice of medicine and the Company has the primary responsibility for the business and administrative aspects of the Initial Affiliated Practices. The Company employs most of the Initial Affiliated Practice's non-physician personnel. Pursuant to the Initial Service Agreements, the Company provides or arranges for various management, administrative and development services to the Initial Affiliated Practices relating to the day-to-day non-medical operations of the Initial Affiliated Practices.

     The following summary of the Initial Service Agreements is intended to be a general summary of the form of Initial Service Agreement. The Company expects to enter into similar agreements with other Affiliated Practices in the future. The actual terms of the individual Initial Service Agreements, and other service agreements into which the Company may enter in the future, may vary in certain respects from the description below as a result of negotiations with the individual practices and the requirements of local regulations. Each of the Initial Service Agreements and certain related agreements are filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary is qualified in its entirety by reference to such exhibits. For a discussion of circumstances under which a service agreement may be rendered unenforceable, see 'Risk Factors -- Government Regulation.'



     Pursuant to the Initial Service Agreements, the Company, among other things, (i) acts as the exclusive manager and administrator of non-physician services relating to the operation of the Initial Affiliated Practices, subject to matters for which the Initial Affiliated Practices maintain responsibility or which are referred to the Joint Policy Boards of the Initial Affiliated Practices, (ii) bills patients, insurance companies and other third party payors and collects, on behalf of the Initial Affiliated Practices, the fees for professional medical and other services rendered, including goods and supplies sold by the Initial Affiliated Practices, (iii) provides or arranges for, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services, (iv) supervises and maintains custody of substantially all files and records (medical records of the Initial Affiliated Practices remain the property of the Initial Affiliated Practices), (v) provides facilities for the Initial Affiliated Practices, (vi) prepares, in consultation with the Joint Policy Boards and the Initial Affiliated Practices, all annual and capital operating budgets, (vii) orders and purchases inventory and supplies as reasonably requested by the Initial Affiliated Practices, (viii) implements, in consultation with the Joint Policy Boards and the Initial Affiliated Practices, national and local public relations or advertising programs and (ix) provides financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors. Most of the services described above are provided by employees previously employed by the Predecessor Practices.


     Under the Initial Service Agreements, the Initial Affiliated Practices retain the responsibility for, among other things, (i) hiring and compensating physician employees and other medical professionals, (ii) ensuring that physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties and (iii) complying with certain federal and state laws and regulations applicable to the practice of medicine. In addition, the Initial Affiliated Practices maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services.


     Under the Initial Service Agreements, the Company collects fees from the Initial Affiliated Practices on a monthly basis. The fees consist of the following: (i) service fees based on a percentage (the 'Service Fee Percentage') ranging from 20%-33% of the Adjusted Pre-Tax Income of the Initial Affiliated Practices (defined generally as revenue of the Initial Affiliated Practices related to professional services less amounts equal to certain clinic expenses of the Initial Affiliated Practices ('Clinic Expenses,' as defined more fully in the Initial Service Agreements), not including physician owner compensation or most benefits to physician owners) and (ii) amounts equal to Clinic Expenses. For the first three years following the affiliation, however, the portion of the service fees described under clause (i) above is specified to be the greater of the amount payable as described under clause (i) above or a fixed dollar amount (the 'Base Service Fee'), which was generally calculated by applying the respective Service Fee Percentage of Adjusted Pre-Tax Income of the Predecessor Practices for the twelve months prior to affiliation. In addition, with respect to its management of certain facilities and ancillary services associated with certain of the Initial Affiliated Practices, the Company receives fees ranging from 2%-8% of net revenue related to such facilities and services.



     Pursuant to the Initial Service Agreements, each Initial Affiliated Practice agrees to sell and assign to the Company, and the Company agrees to buy, all of the Initial Affiliated Practice's accounts receivable each month during the existence of the Initial Service Agreement. The purchase price for such accounts receivable will equal the face amounts of the accounts receivable recorded each month less adjustments for contractual allowances, allowances for doubtful accounts and other potentially uncollectible amounts based on the practice's historical collection rate, as determined by the Company.

     However, the Company and the Initial Affiliated Practices have discussed making periodic adjustments so that amounts paid by the Company for the accounts receivable will be adjusted upwards or downwards based on the Company's actual collection experience. While the Company believes, based on its discussions with the Initial Affiliated Practices, that this arrangement is acceptable to them, the Company cannot assure that this arrangement will be effected.


     The Initial Service Agreements have initial terms of forty years, with automatic extensions (unless specified notice is given) of additional five-year terms. The Initial Service Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or
(ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Company may terminate the agreement if the Affiliated Practice's Medicare or Medicaid number is terminated or suspended as a result of some act or omission of the Affiliated Practice or the physicians, and the Affiliated Practice may terminate the agreement if the Company misapplies funds or assets or violates certain laws.

     Upon termination of an Initial Service Agreement by the Company for one of the reasons set forth above, the Company has the option to require the Initial Affiliated Practice to purchase and assume the assets and liabilities related to the Initial Affiliated Practice at the fair market value thereof. In addition, upon termination of an Initial Service Agreement by the Company during the first five years of the term, the physician owners of the Initial Affiliated Practice are required to pay the Company or return to the Company an amount of cash or stock of the Company equal to one-third of the total consideration received by such physicians in connection with the Company's affiliation with the practice.



     Under the Initial Service Agreements, each physician owner must give the Company twelve months notice of an intent to retire from the Initial Affiliated Practice. If a physician gives such notice during the first five years of the agreement, the physician must also locate a replacement physician or physicians acceptable to the Joint Policy Board and pay an amount based on a formula relating to any loss of service fee for the first five years of the term. The agreement also provides that after the fifth year no more than 20% of the physician owners at the Initial Affiliated Practice may retire within a one-year period.


     The Initial Affiliated Practices and the physician owners of the Initial Affiliated Practices generally agree with the Company not to compete with the Company in providing services similar to those provided by the Company under the Initial Service Agreements, and the physician owners also generally agree with the Company not to compete with an Initial Affiliated Practice, within a specified geographic area. Non-competition restrictions generally apply to physicians during their affiliation with the Initial Affiliated Practices and for three years thereafter. In addition, the Initial Service Agreement requires the Initial Affiliated Practice to enter into non-competition agreements with all physicians in the Initial Affiliated Practice, of which agreements the Company will be a third party beneficiary. After the fifth year of the term of the Initial Service Agreement, physician owners of the Initial Affiliated Practices may be released from the non-competition provisions upon payment of certain amounts to the Company, which may be paid in the form of Common Stock. The Initial Service Agreements generally require the Initial Affiliated Practices to pursue enforcement of the non-competition agreement with physicians or assign to the Company the right to pursue enforcement.




     The Company has entered into an agreement with ROA and Drs. Booth and Bartolozzi pursuant to which there will be a division of ROA and Drs. Booth and Bartolozzi will establish an independent practice ('BB One'). The agreement provides that the Company will enter into a service agreement with BB One, and amend the service agreement with ROA so that the aggregate Base Service Fee for ROA and BB One will be equal to ROA's current Base Service Fee. In addition, unless BB One exercises the right described below, in the event that the Base Service Fee of either (but not both) of the practices is more than the service fee (the 'Percentage-Based Service Fee') that would result from the application of the Service Fee Percentage to the practice's Adjusted Pre-Tax Income (a 'Base Fee Deficit'), the other practice will offset against the deficit the amount, if any, by which its Percentage-Based Service Fee exceeds its Base Service Fee. Thereafter, if any deficit remains, (i) the Company will forgive one-third of the remaining Base Fee Deficit, up to $120,000, (ii) the practice that did not have the Base Fee Deficit will pay to the Company one-third of the remaining Base Fee Deficit, up to

$120,000 and (iii) the practice with the Base Fee Deficit will pay to the Company all additional remaining Base Fee Deficit. If both practices have a Base Fee Deficit, (i) BB One will pay to SCN one-third of ROA's Base Fee Deficit, up to $120,000, (ii) the Company will forgive one-third of ROA's Base Fee Deficit, up to $120,000, (iii) ROA will pay the remainder of the Base Fee Deficit and
(iv) BB One will pay to the Company the entire amount of its Base Fee Deficit.



     The agreement provides that BB One has the right, prior to July 15, 1997, to increase its Service Fee Percentage by a stipulated amount. In the event that the right is exercised, BB One's Base Service Fee will be increased by a stipulated amount, and Dr. Booth will receive options from the Company to purchase shares of Common Stock, based on a specified multiple of the increase in the Base Service Fee (which multiple will increase if the right is exercised following the date of this Prospectus), the product of which will be divided by $10.00 (if the right is exercised prior to the date of this Prospectus) or the greater of $10.00 or the closing bid price of Company Common Stock on the Nasdaq National Market on the date the right is exercised (if the right is exercised after the date of this Prospectus). If the right is exercised, the Company will have no obligation to forgive any Base Fee Deficit of either ROA or BB One.



     The agreement also provides that in the event Dr. Bartolozzi does not join with Dr. Booth in forming BB One, then ROA and the Company will enter into arrangements with Dr. Booth on terms proportionately consistent with the economic principles underlying the above described arrangement. In the event Dr. Bartolozzi remains with ROA or leaves BB One, BB One's Base Service Fee and Service Fee Percentage and the amount of the increase in the Base Service Fee in the event the right is exercised will be modified.



     The parties have agreed that in the event additional issues arise in the process of completing definitive agreements, or amendments to existing agreements, and such issues are not resolved, then such issues will be submitted to binding arbitration.



     In addition, the Company has entered into an agreement with Dr. Bartolozzi pursuant to which the Company has agreed to support the development of a sports medicine center. If the Company and Dr. Bartolozzi have not agreed to a plan for the development of the center by November 1997, Dr. Bartolozzi may terminate the service agreement as it pertains to him, with three months written notice to the Company. Upon such a termination, Dr. Bartolozzi must return to the Company an amount equal to (i) the after-tax amount of the consideration received by Dr. Bartolozzi in the merger transaction between ROA and the Company less (ii) the after-tax amount of Dr. Bartolozzi's pro rata portion of service fees paid to SCN during the term of the service agreement. In the event of such termination, the Base Service Fee to be paid by BB One (or ROA if Dr. Bartolozzi elects to remain with ROA), to SCN will be proportionally reduced by the pro rata portion of the consideration paid to Dr. Bartolozzi at the closing of the merger between SCN and ROA.




     The Initial Affiliated Practices are responsible for obtaining professional liability and worker's compensation insurance for the physicians and other medical employees of the Initial Affiliated Practices, as well as general liability umbrella coverage. The Company is responsible for obtaining professional liability and worker's compensation insurance for employees of the Company and general liability and property insurance for the Initial Affiliated Practices.

     The Initial Service Agreements contain indemnification provisions, pursuant to which the Company indemnifies the Initial Affiliated Practices for damages resulting from negligent acts or omissions by the Company or its agents, employees or shareholders. In addition, the Initial Affiliated Practices indemnify the Company for any damages resulting from any negligent act or omissions by any affiliated physicians, agents or employees of the Initial Affiliated Practice, other than damages resulting from claims arising from the performance or nonperformance of medical services. See 'Risk Factors -- Potential Liability and Insurance; Legal Proceedings.'

GOVERNMENT REGULATION AND SUPERVISION

     The delivery of health care services has become one of the most highly regulated of professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare program and the Medicaid program, each of which is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment.


     The Company believes its operations are in material compliance with applicable laws; however, the Company has not received or applied for a legal opinion from counsel or from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. The laws applicable to the Company are subject to evolving interpretations, and therefore, there can be no assurance that a review of the Company or the Affiliated Practices by a court or law enforcement or regulatory authority will not result in a determination that could have a material adverse effect on the Company or the Affiliated Practices. Furthermore, there can be no assurance that the laws applicable to the Company will not be amended in a manner that could have a material adverse effect on the Company.


  FEDERAL LAW

     The federal health care laws apply in any case in which an Affiliated Practice is providing an item or service that is reimbursable under Medicare or Medicaid or in which the Company is claiming reimbursement from Medicare or Medicaid on behalf of physicians with whom the Company has a service agreement. The principal federal laws include those that prohibit the filing of false or improper claims with the Medicare or Medicaid programs, those that prohibit unlawful inducements for the referral of business reimbursable under Medicare or Medicaid and those that prohibit the provision of certain services by a provider to a patient if the patient was referred by a physician with which the provider has certain types of financial relationships.


     False and Other Improper Claims. The federal government is authorized to impose criminal, civil and administrative penalties on any health care provider that files a false claim for reimbursement from Medicare or Medicaid. Criminal penalties are also available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud or wire fraud. While the criminal statutes are generally reserved for instances evincing an obviously fraudulent intent, the criminal and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. The government has taken the position, for example, that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government has also taken the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard.


     The Company believes that its billing activities on behalf of the Initial Affiliated Practices are in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities. A determination that the Company had violated such laws could have a material adverse impact on the Company.

     Anti-Kickback Law. A federal law commonly known as the 'Anti-kickback Amendments' prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce the referral of Medicare or Medicaid patients, or the ordering of items or services reimbursable under those programs. The law also prohibits remuneration that is intended to induce the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. The law has been broadly interpreted by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a health care provider may be questioned under the Anti-kickback Amendments if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions and exclusion from the federal health care program.

     In part to address concerns regarding the implementation of the Anti-kickback Amendments, the federal government in 1991 published regulations that provide exceptions or 'safe harbors,' for certain transactions that will not be deemed to violate the Anti-kickback Amendments. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements and employee relationships. Subsequently, regulations were published offering safe harbor protection to additional activities, including referrals within group practices consisting of active investors. Proposed amendments clarifying the existing safe harbor regulations were published in 1994. If any of the proposed regulations are ultimately adopted, they would result in substantive changes to existing regulations. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity illegal.

     There are several aspects of the Company's relationships with physicians to which the anti-kickback law may be relevant. In some instances, for example, the government may construe some of the marketing and managed care contracting activities of the Company as arranging for the referral of patients to the physicians with whom the Company has a Service Agreement.

     Although neither the investments in the Company by physicians nor the Initial Service Agreements between the Company and the Initial Affiliated Practices qualify for protection under the safe harbor regulations, the Company does not believe that these activities fall within the type of activities the Anti-kickback Amendments were intended to prohibit. A determination that the Company had violated the Anti-kickback Amendments would have a material adverse effect on the Company.

     The Stark Self-Referral Law. The Stark Self-Referral Law (the 'Stark Law') prohibits a physician from referring a patient to a health care provider for certain designated health services reimbursable by Medicare or Medicaid if the physician has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. In addition to the conduct directly prohibited by the law, the statute also prohibits schemes that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include (i) a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, (ii) civil fines and (iii) exclusion from the Medicare and Medicaid programs.


     The Company does not currently provide any designated health service under the Stark Law. However, because the Company will provide management services related to those designated health services provided by physicians affiliated with the Initial Affiliated Practices, there can be no assurance that the Company will not be deemed the provider for those services for purposes of the Stark Law and, accordingly, the recipient of referrals from physicians affiliated with the Affiliated Practices. In that event, such referrals will be permissible only if (i) the financial arrangements under the service agreements with the Affiliated Practices meet certain exceptions in the Stark Law and (ii) the ownership of stock in the Company by the referring physicians meets certain investment exceptions under the Stark Law. The Company believes that the financial arrangements under the Initial Service Agreements qualify for applicable exceptions under the Stark Law; however, there can be no assurance that a review by courts or regulatory authorities would not result in a contrary determination. In addition, the Company will not meet the Stark Law exception related to investment interest until the Company's stockholders' equity exceeds $75 million.


  STATE LAW

     State Anti-Kickback Laws. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, the Company believes that these laws prohibit payments to referral sources where a purpose for payment is for the referral. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation and therefore, no assurances can be given that the Company's activities will be found to be in compliance. Noncompliance with such laws could have an adverse effect upon the Company and subject it and physicians affiliated with the Affiliated Practices to penalties and sanctions.

     State Self-Referral Laws. A number of states have enacted self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals, but require only that a patient be informed of the financial relationship before the referral is made. The Company believes that its operations are in material compliance with the self-referral law of the states in which the Initial Affiliated Practices are located.

     Fee-Splitting Laws. Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, it is not considered to be fee-splitting when the payment made by the physician is reasonable reimbursement for services rendered on the physician's behalf.


     The Company will be reimbursed by physicians on whose behalf the Company provides management services. The compensation provisions of the Initial Service Agreements have been designed to comply with applicable state laws relating to fee-splitting. There can be no certainty, however, that, if challenged, the Company and its Affiliated Practices will be found to be in compliance with each state's fee-splitting laws. A determination in any state that the Company is engaged in any unlawful fee-splitting arrangement could render any service agreement between the Company and an Affiliated Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.


     Corporate Practice of Medicine. Most states prohibit corporations from engaging in the practice of medicine. Many of these state doctrines prohibit a business corporation from employing a physician. States differ, however, with respect to the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Some states interpret the 'practice of medicine' broadly to include activities of corporations such as the Company that have an indirect impact on the practice of medicine, even where the physician rendering the medical services is not an employee of the corporation and the corporation exercises no discretion with respect to the diagnosis or treatment of a particular patient.


     The Company intends that, pursuant to its service agreements, it will not exercise any responsibility on behalf of affiliated physicians that could be construed as affecting the practice of medicine. Accordingly, the Company believes that its operations do not violate applicable state laws relating to the corporate practice of medicine. Such laws and legal doctrines have been subjected to only limited judicial and regulatory interpretation and there can be no assurance that, if challenged, the Company would be considered to be in compliance with all such laws and doctrines. A determination in any state that the Company is engaged in the corporate practice of medicine could render any service agreement between the Company and an Affiliated Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.


     Insurance Laws. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to companies that provide management services to networks of physicians, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that its proposed operations are in compliance with these laws in the states in which it currently does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations. See 'Risk Factors -- Government Regulation.'


     The National Association of Insurance Commissioners ('NAIC') in 1995 endorsed a policy proposing the state regulation of risk assumption by physicians. The policy proposes prohibiting physicians from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. Several states have adopted regulations implementing the NAIC policy in some form. In states where such regulations have been adopted, Affiliated Practices will be precluded from entering into capitated contracts directly with employers, individuals and benefit plans unless they qualify to do business as HMOs or insurance companies. Currently, the Company does not intend, on its own behalf, or on behalf of the Initial Affiliated Practices, to enter into capitated payment or other risk-sharing arrangements other than with HMOs or insurance companies. In addition, in December 1996, the NAIC issued a white paper entitled 'Regulation of Health Risk Bearing Entities,' which sets forth issues to be considered by state insurance regulators when considering new regulations and encourages that a uniform body of regulation be adopted by the states. The Company believes that additional regulation at the state level will be forthcoming in response to the NAIC initiatives. Other states have enacted statutes or adopted regulations affecting risk assumption in the health care industry, including statutes and regulations that subject any physician or physician network engaged in risk-based contracting to applicable insurance laws and regulations, which may include, among other things, laws and regulations providing for minimum capital requirements and other safety and soundness requirements.


COMPETITION

     The Company competes with many other entities to affiliate with musculoskeletal practices. Several companies that have established operating histories and greater resources than the Company are pursuing the acquisition of the assets of general and specialty practices and the management of such practices. Physician practice management companies and some hospitals, clinics and HMOs engage in activities similar to the activities of the Company. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult to affiliate with, and to enter into agreements to provide management services to, practices on terms beneficial to the Company.


     Affiliated Practices will compete with local musculoskeletal care service providers as well as some managed care organizations. The Company believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition for consumers of medical services. The Company believes that the cost, accessibility and quality of services provided are the principal factors that affect competition. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve. The inability of the Affiliated Practices to compete effectively would materially adversely affect the Company.


     Further, the Affiliated Practices compete with other providers for managed musculoskeletal care contracts. The Company believes that trends toward managed care have resulted in increased competition for such contracts. Other practices and management service organizations may have more experience than the Initial Affiliated Practices and the Company in obtaining such contracts. There can be no assurance that the Company and the Affiliated Practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve. The inability of the Affiliated Practices to compete effectively for such contracts could materially adversely affect the Company.

EMPLOYEES


     As of January 17, 1997, the Company has approximately 219 employees, of whom 21 are located at the Company's headquarters and 198 are located at the Initial Affiliated Practices. The Company believes that its relationship with its employees is good.

LEGAL PROCEEDINGS


     On January 8, 1997, Michael A. Feiertag, M.D. filed a lawsuit against the Company in the Circuit Court of the 19th Judicial Circuit in and for Indian River County, Florida. Dr. Feiertag's complaint alleges that Vero Orthopaedics breached his employment agreement by failing to offer him a 'full partnership' in accordance with the agreement. Dr. Feiertag claims that he is entitled to damages consisting of amounts he allegedly should have received in connection with the Company's merger with Vero Orthopaedics had he been a partner prior to the merger. Dr. Feiertag also claims that he has not been paid certain vacation and bonus pay. Dr. Feiertag is seeking damages in excess of $500,000. The Company intends to file an answer to the complaint denying liability and intends to vigorously contest the action. Accordingly, the Company is not yet able to assess its potential exposure in this case. On February 3, 1997, the Company initiated proceedings that have the case removed to the United States Dstrict Court for the Southern District of Florida.


     There can be no assurance that additional claims will not be asserted against the Company in the future. The Company may become subject to certain pending claims as the result of successor liability in connection with the assumption of certain liabilities of the Initial Affiliated Practices; nevertheless, the Company believes that the ultimate resolution of such additional claims will not have a material adverse effect on the Company. See 'Risk Factors -- Potential Liability and Insurance; Legal Proceedings.'


PROPERTIES


     The Company has a five-year lease for its headquarters in Lakewood, Colorado, which provides for annual lease payments of approximately $80,000. In addition, in connection with the Initial Affiliation Transactions, the Company entered into leases for the facilities utilized by the Initial Affiliated Practices for annual lease payments of approximately $2.3 million. For additional information, see 'Certain Transactions.'


CORPORATE LIABILITY AND INSURANCE


     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. However, the Company does not influence or control the practice of medicine by physicians or have responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and physician groups. As a result of the relationship between the Company and the Affiliated Practices, the Company may become subject to some medical malpractice actions under various theories, including successor liability. There can be no assurance that claims, suits or complaints relating to services and products provided by Affiliated Practices will not be asserted against the Company in the future. The Company's medical professional liability insurance provides coverage of up to $1 million per incident, with maximum coverage of $3 million per year. The Company's general liability insurance provides coverage of up to $5 million per incident, with maximum coverage of $5 million per year. The Company believes that such insurance will extend to professional liability claims that may be asserted against employees of the Company that work on site at Affiliated Practice locations. In addition, pursuant to the Service Agreements, the Initial Affiliated Practices are required (and the other Affiliated Practices will be required) to maintain comprehensive professional liability insurance. The availability and cost of such insurance has been affected by various factors, many of which are beyond the control of the Company and Affiliated Practices. The cost of such insurance to the Company and Affiliated Practices may have a material adverse effect on the Company. In addition, successful malpractice or other claims asserted against Affiliated Practices or the Company that exceed applicable policy limits would have a material adverse effect on the Company.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information concerning the directors, executive officers and key personnel of the Company:


NAME                                                       AGE                  POSITION
----                                                       ---                  --------
Richard H. Rothman, M.D., Ph.D.......................      60   Chairman of the Board of Directors
Kerry R. Hicks.......................................      37   President, Chief Executive Officer and Director
Patrick M. Jaeckle...................................      38   Executive Vice President of Finance/Development and
                                                                  Director
William C. Behrens...................................      45   Executive Vice President of Practice Management and
                                                                  Director
Robert E. Booth, Jr., M.D............................      54   Director
James L. Cain, M.D...................................      57   Director
Peter H. Cheesbrough.................................      44   Director
Richard E. Fleming, Jr., M.D.........................      50   Director
Thomas C. Haney, M.D.................................      54   Director
Leslie S. Matthews, M.D..............................      45   Director
D. Paul Davis........................................      38   Vice President of Finance/Controller
Peter A. Fatianow....................................      33   Vice President of Development
David G. Hicks.......................................      38   Vice President of Management Information Systems
Timothy D. O'Hare....................................      43   Vice President, Payor Operations
Fran W. Hempstead....................................      43   Manager, Practice Operations
M. John Neal.........................................      29   Manager, Finance and Development
Michael M. Nuzzo.....................................      26   Manager, Payor Operations


     RICHARD H. ROTHMAN, M.D., PH.D. has been Chairman of the Board of Directors of the Company since December 1996. Since 1970, Dr. Rothman has been Chairman of The Rothman Institute at Pennsylvania Hospital and since 1986, has been Chairman of the Department of Orthopaedic Surgery at Thomas Jefferson University. Dr. Rothman is Editor-in-Chief of The Journal of Arthroplasty, a journal of joint replacement surgery. Dr. Rothman received a B.A. degree from the University of Pennsylvania, an M.D. degree from the University of Pennsylvania School of Medicine and a Ph.D. degree from Jefferson Medical College.




     KERRY R. HICKS, a founder of the Company, has served as President and Chief Executive Officer and as a director of the Company since its inception. From 1985 to March 1996, Mr. Hicks served as Senior Vice President of LBA Health Care Management ('LBA'), a developer of health care and management information services. LBA provided management consulting services (including over 150 orthopaedic projects) to over 400 medical centers to support the purchasing, planning, marketing and delivery of health care. Mr. Hicks was principally responsible for developing LBA's orthopaedic product line and its information systems. LBA's orthopaedic product line established quality and cost benchmarks and developed clinical protocols and patient care algorithms intended to enhance both the quality and effectiveness of the delivery of orthopaedic care. From 1993 to March 1996, Mr. Hicks consulted with more than 350 hospitals and more than 100 musculoskeletal clients.



     PATRICK M. JAECKLE, a founder of the Company, has served as Executive Vice President of Finance/Development and as a director of the Company since its inception. From February 1994 to March 1996, Dr. Jaeckle served as director of health care corporate finance at Morgan Keegan & Company, Inc., a regional investment banking firm. Prior to February 1994, Dr. Jaeckle was a member of the health care investment banking groups at both Credit Suisse First Boston Corporation (from June 1992 to February 1994) and Smith Barney, Inc. (from May 1991 to June 1992). Dr. Jaeckle holds an M.B.A. degree from Columbia

Business School, a D.D.S. degree from Baylor College of Dentistry and a B.A. degree from The University of Texas at Austin.

     WILLIAM C. BEHRENS has been the Company's Executive Vice President of Practice Management Service since he joined the Company in June 1996 and as a director of the Company since June 1996. From June 1992 to July 1996, he served as Chief Executive Officer and President of The Hughston Sports Medicine Foundation, a non-profit foundation focused on furthering orthopaedic clinical studies. From 1984 to June 1992, Mr. Behrens served as Executive Administrator for Knoxville Orthopaedic Center in Knoxville, Tennessee. In these positions, Mr. Behrens participated in the development of medical office buildings, out-patient surgery centers and services as well as diagnostic centers. Mr. Behrens received his B.S. degree from Alderson-Broaddus College and a Masters degree in Public Health & Administration from the University of South Carolina.

     ROBERT E. BOOTH, JR., M.D. has served as a director of the Company since December 1996. Since 1977, Dr. Booth has been an orthopaedic surgeon at The Rothman Institute at Pennsylvania Hospital and since 1990, he has been Co-Chief of Orthopaedic Surgery at Pennsylvania Hospital. Dr. Booth received a B.A. degree from Princeton University and an M.D. degree from the University of Pennsylvania.

     JAMES L. CAIN, M.D. has served as a director of the Company since December 1996. Since 1976, Dr. Cain has been an orthopaedic surgeon at, and the physician manager of, Vero Orthopaedics in Vero Beach, Florida. Dr. Cain received a B.A. degree from Emory University and an M.D. degree from the Tulane University School of Medicine.

     PETER H. CHEESBROUGH has served as a director of the Company since December 1996. Since June 1993, Mr. Cheesbrough has been the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. From April 1988 to June 1993, he was Echo Bay Mines' Vice President and Controller. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and also a chartered accountant in Canada.

     RICHARD E. FLEMING, JR., M.D. has served as a director of the Company since December 1996. Since 1979, Dr. Fleming has been an orthopaedic surgeon at Princeton Orthopaedic Associates, P.A. Dr. Fleming received a B.A. degree from Princeton University and an M.D. degree from Columbia University College of Physicians and Surgeons.

     THOMAS C. HANEY, M.D. has served as a director of the Company since December 1996. Since 1973, Dr. Haney has been an orthopaedic surgeon at Tallahassee Orthopedic Clinic, Inc. Dr. Haney received a B.A. degree from Florida State University and an M.D. degree from Emory University School of Medicine.

     LESLIE S. MATTHEWS, M.D. has served as a director of the Company since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC and since 1990, has been the Chief of Orthopaedic Surgery at Union Memorial Hospital. From July 1982 to October 1994, Dr. Matthews was in private practice. Dr. Matthews received a B.A. degree from Johns Hopkins University and an M.D. degree from the Baylor College of Medicine.

     D. PAUL DAVIS has served as Vice President of Finance/Controller of the Company since March 1996. From January 1993 to March 1996, Mr. Davis served as Vice President of Finance for Surgical Partners of America, Inc. From April 1987 to January 1993, he served as Chief Financial Officer for Anesthesia Service Medical Group, Inc. Mr. Davis received a B.S. degree in Accounting from the University of Utah. He is a certified public accountant.


     PETER A. FATIANOW has been Vice President of Development of the Company since March 1996. From July 1994 to February 1996, Mr. Fatianow worked at Morgan Keegan & Company, Inc., most recently as an Associate Vice President in health care corporate finance. From July 1992 to July 1994, Mr. Fatianow was a member of the health care investment banking group at Credit Suisse First Boston

Corporation in New York. Mr. Fatianow received a B.S. degree in Business Management with an emphasis in Finance from Brigham Young University.

     DAVID G. HICKS has served as Vice President of Management Information Systems of the Company since March 1996. From November 1994 to March 1996, Mr. Hicks worked as Manager of Information Technology for the Association of Operating Room Nurses, responsible for information technology maintenance and development. From February 1993 to November 1994, he served as Manager of Information Systems Administration for Coors Brewing Company, and from January 1982 to February 1993, Mr. Hicks served as Manager of Internal Systems for Martin Marietta Data Systems. Mr. Hicks received a B.S. degree in Management Information Systems from Colorado State University.


     TIMOTHY D. O'HARE joined the Company as Vice President, Payor Operations in August 1996. From May 1994 to July 1996, Mr. O'Hare served as Executive Director of Kaiser Foundation HealthPlan of North Carolina, where his responsibilities included the negotiation of capitated and incentive contracts with hospitals, physician hospital organizations and physician group practices. From April 1987 to May 1994, Mr. O'Hare served as Vice President/Executive Director of CIGNA Health Care of North Carolina. From March 1986 to April 1987, Mr. O'Hare served as Vice President of Operations for a Preferred Health Network. Mr. O'Hare received a B.S. degree from Virginia Polytechnic Institute and State University and a Masters degree in Health Administration from Virginia Commonwealth University.


     FRAN W. HEMPSTEAD has served as Manager of Practice Operations since joining the Company in July 1996. Ms. Hempstead has over 16 years experience in the operations aspects of an orthopaedic practice. From September 1988 to April 1996, Ms. Hempstead was employed in various capacities by The Hughston Clinic P.C., an orthopaedic practice in Columbus, Georgia including as Chief Operating Officer from June 1994 to April 1996 and as the Director of Operations from June 1992 to May 1994. She is currently on the Board of the Orthopaedic Practice Assembly of the Medical Group Management Association ('MGMA'). Ms. Hempstead received a B.A. degree in Business Administration from the University of Georgia.


     M. JOHN NEAL has served as Manager of Finance and Development of the Company since March 1996. From July 1994 to March 1996, Mr. Neal worked as an investment banking associate with Morgan Keegan & Company, Inc. Previously, Mr. Neal served two years as a financial analyst for Service Merchandise, Inc. Mr. Neal received a B.S. in Finance and an M.B.A. in Economics and Finance from the University of Tennessee at Knoxville.


     MICHAEL M. NUZZO has been Manager of Payor Operations of the Company since July 1996. From June 1992 to July 1996, Mr. Nuzzo worked as an associate with Medimetrix Group, Inc., a health care consulting company. Prior to joining Medimetrix, Mr. Nuzzo received a B.A. degree from Kenyon College.

     Drs. Cain, Fleming, Haney, Matthews and Rothman were elected to the Board of Directors pursuant to the terms of a Stockholders Agreement among the holders of the Company's outstanding Common Stock. Dr. Booth was elected to the Board of Directors pursuant to an agreement between the Company and Dr. Booth. The provisions of the agreements relating to election of these persons to the Board of Directors will not be in effect following completion of this offering.

     Kerry R. Hicks and David G. Hicks are brothers.

DIRECTOR COMPENSATION AND COMMITTEES



     The directors do not currently receive compensation for their service on the Board of Directors or any committee thereof but are reimbursed for their out-of-pocket expenses for serving on the board of directors. However, under the Company's 1996 Equity Compensation Plan, non-employee directors are eligible to receive option grants, and, in December 1996, each non-employee director other than Mr. Cheesbrough was granted an option to purchase 10,000 shares of Common Stock that, as amended, has an exercise price equal to the price per share of the Shares offered hereby and Mr. Cheesbrough was granted an option to purchase 20,000 shares of Common

Stock that, as amended, has an exercise price per share equal to the price per share of the shares offered hereby. The options vest in three substantially equal increments on the first, second and third anniversary of the date of grant. See 'Stock Plans.'




     The Board of Directors intends to establish a Compensation Committee and an Audit Committee, each of which will be comprised of two independent directors. It is anticipated that the Compensation Committee and the Audit Committee will be comprised of Mr. Cheesbrough and a second independent director to be elected by the Board of Directors. The Board of Directors plans to elect the second independent director within 90 days after listing the Common Stock on the Nasdaq National Market. The Compensation Committee will determine compensation for executive officers of the Company and administer the Company's stock option plans. The Audit Committee will recommend the appointment of the Company's independent public accountants and will review the scope and results of audits and internal accounting controls.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Since its inception, the Company has not had a Compensation Committee of the Board of Directors. The compensation of the Company's executive officers has been determined by Kerry R. Hicks and Patrick M. Jaeckle, the Company's President and Executive Vice President of Finance/Development, respectively, through December 1996. Options were granted in December 1996 and cash annual incentive awards were approved in December 1996 by the Board of Directors. The Board of Directors intends to establish, within 90 days following the completion of this offering, a Compensation Committee that will determine compensation for the Company's executive officers and administer the Company's stock option plans.


EXECUTIVE COMPENSATION


     Summary Compensation Table. The following table sets forth certain information concerning the compensation paid by the Company to the Chief Executive Officer of the Company during the fiscal year ending December 31, 1995 and the Chief Executive Officer and the four other most highly paid executive officers (collectively, the 'Named Executive Officers') during 1996. No executive officer of the Company earned any salary or bonus for services rendered during the fiscal year ended December 31, 1995.


                           SUMMARY COMPENSATION TABLE


                                                                                                          LONG TERM
                                                                                                        COMPENSATION
                                                                                                        -------------
                                                                                                            AWARDS
                                                                                  ANNUAL COMPENSATION   -------------
                                                                                  --------------------      STOCK
NAME AND PRINCIPAL POSITION                                              YEAR      SALARY      BONUS     OPTIONS (1)
---------------------------                                              ----     ---------  ---------  -------------
Kerry R. Hicks
  President and Chief Executive Officer..............................    1996     $ 138,876  $ 140,625       75,000
                                                                         1995     $      --  $      --           --
Patrick M. Jaeckle
  Executive Vice President of Finance/Development....................    1996     $ 147,210  $ 140,625       75,000

William C. Behrens
  Executive Vice President of Practice Management....................    1996     $  83,516  $  85,938      545,825

Peter A. Fatianow
  Vice President of Development......................................    1996     $  89,339  $  67,500       30,000


D. Paul Davis
  Vice President of Finance..........................................    1996     $  89,338  $  64,125       30,000



------------------


(1) The exercise price per share is equal to the price per share of the shares offerd hereby, except with respect to an option to purchase 500,000 shares held by Mr. Behrens, the exercise price per share of which is $1.0.

     Option Grants. The following table sets forth certain information regarding stock options granted during 1996 to the Named Executive Officers.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                               POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS                                          VALUE AT ASSUMED
---------------------------------------------------------------------------------------------    ANNUAL RATES OF
                                       NUMBER OF     PERCENT OF                                    STOCK PRICE
                                      SECURITIES    TOTAL OPTIONS                                APPRECIATION FOR
                                      UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERM(2)
                                        OPTIONS     EMPLOYEES IN       PRICE      EXPIRATION   --------------------
NAME                                  GRANTED (#)    FISCAL YEAR   PER SHARE         DATE         5%         10%
----                                 ------------   -------------  ------------   ----------   --------   ---------

Kerry R. Hicks.....................       75,000         6.0%          (1)        12/4/2006    $377,337    $956,245
Patrick M. Jaeckle.................       75,000         6.0%          (1)        12/4/2006    $377,337    $956,245
William C. Behrens.................      500,000        40.1%         $1.00       3/22/2006    $314,448    $796,871
                                          45,825         3.7%          (1)        12/4/2006    $230,553    $584,266
D. Paul Davis......................       30,000         2.4%          (1)        12/4/2006    $150,935    $382,498
Peter A. Fatianow..................       30,000         2.4%          (1)        12/4/2006    $150,935    $382,498


------------------
(1) The options were initially granted at $6.00 per share. The exercise price per share has been amended to equal the price per share of the shares offered hereby.

(2) Based on the exercise price per share.


     The following table sets forth certain information regarding stock options held as of December 31, 1996 by the Named Executive Officers. None of the Named Executive Officers exercised stock options during 1996.



                         FISCAL YEAR END OPTION VALUES



                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                                                  AT FISCAL YEAR END (#)           AT FISCAL YEAR-END($)(1)
                                                               -----------------------------    -----------------------------
NAME                                                           EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                                                           -----------     -------------    -----------     -------------

Kerry R. Hicks............................................          0             75,000             0               0
Patrick M. Jaeckle........................................          0             75,000             0               0
William C. Behrens........................................          0            545,825             0           $3,500,000
D. Paul Davis.............................................          0             30,000             0               0
Peter A. Fatianow.........................................          0             30,000             0               0



------------------


(1) There was no public trading market for the Common Stock as of December 31, 1996. These values have been calculated on the basis of the initial public offering price of $8.00 per share, minus the applicable per share exercise price.



1996 EQUITY COMPENSATION PLAN

     The Company's 1996 Equity Compensation Plan (the 'Plan') provides for grants of stock options ('Options') to selected employees, officers, directors, consultants and advisers of the Company. By encouraging stock ownership, the Company seeks to attract, retain and motivate such persons and to encourage them to devote their best efforts to the business and financial success of the Company.


     The Plan authorizes up to 2,000,000 shares of the Company's Common Stock (subject to adjustment in certain circumstances) for issuance pursuant to the terms of the Plan. If Options expire or are terminated for any reason without being exercised, the shares of Common Stock subject to such Options again will be available for grant.

     The Plan may be administered by the Board of Directors (the 'Board') or by a committee of the Board (references to the 'Committee' refers to the committee, if one is appointed, and otherwise to the Board). Grants under the Plan may consist of (i) options intended to qualify as incentive stock options ('ISOs') within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the 'Code') or (ii) 'non-qualified stock options' that are not intended so to qualify ('NQSOs'). Options may be granted to any employee (including officers and directors) of the Company, members of the Board who are not employees, and consultants and advisers who perform services to the Company or any of its subsidiaries ('Key Advisers'). 'Key Advisers' include personnel of medical practices that have entered into and remain subject to management agreements with the Company or any of its subsidiaries. During any calendar year, no grantee may receive Options for more than 500,000 shares of the Company's Common Stock.

     The option price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The option price of a NQSO will be determined by the Committee, in its sole discretion, and may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Committee will determine the term of each Option, provided that the exercise period may not exceed ten years from the date of grant. The option price of an ISO granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company must be at least equal to 110% of the fair market value of Common Stock on the date of grant, and the ISO's term may not exceed five years. A grantee may pay the option price (i) in cash, (ii) by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or (iii) by such other method as the Committee may approve. The Committee may impose on Options such vesting and other conditions as the Committee deems appropriate. Options may be exercised while the grantee is an employee, Key Adviser or member of the Board or within a specified period after termination of the grantee's employment or services.

     In the event of a change of control (as defined in the Plan), all outstanding Options will become fully exercisable, unless the Committee determines otherwise. Except as provided below, unless the Committee determines otherwise, in the event of a merger where the Company is not the surviving corporation, all outstanding Options will be assumed by or replaced with comparable options by the surviving corporation. The Committee may require that grantees surrender their outstanding Options in the event of a change of control and receive a payment in cash or Common Stock equal to the amount by which the fair market value of the shares of Common Stock subject to the Options exceeds the exercise price of the Options.

     All options issued under the Plan will be granted subject to any applicable federal, state and local withholding requirements; the Company can deduct from wages paid to the grantee any such taxes required to be withheld with respect to the options. If the Company so permits, a grantee may choose to satisfy the Company's income tax withholding obligation with respect to an option by having shares withheld up to an amount that does not exceed the grantee's maximum marginal tax rate for federal, local and state taxes.



     The Board may amend or terminate the Plan at any time; provided that, if the Common Stock becomes publicly traded, the Board may not make any amendment that requires stockholder approval pursuant to Section 162(m) of the Code without stockholder approval. As of January 17, 1997, options to purchase 1,365,248 shares of Common Stock were outstanding under the Plan. The Plan will terminate on October 14, 2006, unless terminated earlier by the Board or extended by the Board with approval of the stockholders.



1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN


     The Specialty Care Network, Inc. 1996 Incentive and Non-Qualified Stock Option Plan (the 'Incentive Plan') provides incentives to attract and retain directors, officers, advisors, consultants and key employees. As of January 17, 1997, options to purchase 553,500 shares of Common Stock were outstanding under the Incentive Plan. The Incentive Plan was terminated by the Board of Directors in January 1997.


EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of Kerry R. Hicks and Patrick M. Jaeckle dated as of April 1, 1996 and an employment agreement with William Behrens dated as of March 11, 1996. Each agreement has an initial term of five years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $187,500 for 1996, $215,000 for 1997 and $250,000 for
1998, with cost of living increases for the years following the third year. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 100% of his base salary based on performance targets established by the Board of Directors, and on December 4, 1996, the Board of Directors approved annual incentive compensation awards to Messrs. Hicks, Jaeckle and Behrens of $140,625, $140,625 and $85,938, respectively. In the event that the officer is terminated without cause and there has been no change of control of the Company, the Company will pay such officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control of the Company, the Company will pay such officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control of the Company, he is entitled to receive a lump sum payment upon such termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality and non-competition covenants.



     The Company has an employment agreement with Peter A. Fatianow dated as of March 1, 1996 and an agreement with D. Paul Davis dated as of February 22, 1996. Each agreement has an initial term of five years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $108,000 for 1996, $125,000 for 1997 and $144,000 for 1998, with cost of living increases for the years following the third year. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 75% of his base salary based on performance targets established by the Board of Directors and on December 4, 1996, the Board of Directors approved annual incentive compensation awards to Mr. Fatianow in the amount of $67,500 and to Mr. Davis in the amount of $64,125. In the event that the officer is terminated without cause and there has been no change of control of the Company, the Company will pay such officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control of the Company, the Company will pay such officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control of the Company, he is entitled to receive a lump sum payment upon such termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality and non-competition covenants.

                              CERTAIN TRANSACTIONS


     Following the Company's incorporation in December 1995, the following individuals purchased shares of Common Stock, at a price of $.001 per share:
Kerry R. Hicks purchased 500,000 shares; Patrick M. Jaeckle purchased 500,000 shares; D. Paul Davis purchased 50,000 shares; Peter A. Fatianow purchased 50,000 shares.


     In addition, since January 15, 1996, various executive officers, directors and principal stockholders have participated in the Company's debt and equity financings. These financings have included the following.



     From January 1, 1996 through July 1, 1996, the Company sold 5% convertible debentures in the aggregate principal amount of $1,870,000. On November 12, 1996, the convertible debentures, along with the accrued interest thereon, were converted into 1,920,332 shares of Common Stock at a rate of one share of Common Stock for each $1.00 of indebtedness. The securities were issued to certain executive officers of the Company as follows: Kerry R. Hicks and Patrick M. Jaeckle each converted $200,000 of convertible debentures and $5,418 in accrued interest into 205,418 shares of Common Stock, William C. Behrens converted $75,000 of convertible debentures and $1,645 in accrued interest into 76,645 shares of Common Stock, Peter A. Fatianow converted $35,000 in convertible debentures and $1,236 of accrued interest into 36,236 shares of Common Stock and
D. Paul Davis converted $35,000 of convertible debentures and $899 in accrued interest into 35,899 shares of Common Stock. In addition, securities were issued to certain non-employee directors of the Company as follows: Richard H. Rothman, M.D., Ph.D. and Richard Balderston, M.D. each converted $233,333 of convertible debentures and $7,085 in accrued interest into 240,418 shares of Common Stock and Richard E. Booth, Jr., M.D. converted $83,333 of convertible debentures and $3,483 in accrued interest into 86,816 shares of Common Stock.



     On October 1, 1996, the Company sold to GCOA 5% convertible debentures in the aggregate principal amount of $300,000. On November 12, 1996, the convertible debentures, along with the accrued interest thereon of $1,707, was converted into 100,569 shares of Common Stock at a rate of one share of Common Stock for each $3.00 in indebtedness. Leslie S. Matthews, M.D., a director of the Company, is a physician owner of GCOA.

     On November 4, 1996, the Company sold to TOC 100,000 shares of Common Stock for an aggregate purchase price of $300,000. Thomas C. Haney, M.D., a director of the Company, is a physician owner of TOC.


     On November 12, 1996, pursuant to the Initial Affiliation Transactions, the Company entered into agreements with each of the Predecessor Practices pursuant to which the Company merged with or acquired stock or certain assets of the Predecessor Practices. The Company also assumed certain liabilities of the Predecessor Practices, including obligations under acquired contracts (including facilities leases and vendor or supplier contracts). In connection with the Initial Affiliation Transactions, the Company issued shares of Common Stock to the physician owners of the Initial Affiliated Practices. The specific issuances of Company securities in each of the Initial Affiliation Transactions is described below.




     The Company entered into an Asset Exchange Agreement with GCOA and the individual physicians who are owners of GCOA, including Leslie S. Matthews, M.D., a director of the Company. Pursuant to the terms of the agreement, the Company purchased certain assets of GCOA and assumed certain liabilities relating to those assets. Pursuant to the terms of the agreement, the Company issued 1,568,922 shares of its Common Stock, valued at $6 per share, including 280,721 shares to Dr. Matthews. The Company also entered into an Initial Service Agreement with GCOA and its physician owners. The Company leases the facilities utilized by GCOA from an entity of which Dr. Matthews is a partial owner, for an aggregate annual lease payment of approximately $300,000.


     The Company entered into a Stock Exchange Agreement with the individual physicians who are members of POA, including Richard E. Fleming, Jr., M.D., a director of the Company. Pursuant to the terms of the agreement, the Company purchased all of the outstanding shares of the predecessor of

POA. The company issued 1,196,793 shares of Common Stock, valued at $6 per share, including 132,977 shares issued to Dr. Fleming. The Company also entered into an Initial Service Agreement with POA and its physician owners. The Company leases the facilities utilized by POA from an entity of which Dr. Fleming is a partial owner, for an aggregate annual lease payment of approximately $1.4 million.



     The Company entered into a Merger Agreement with a predecessor of ROA whose physicians included Richard H. Rothman, M.D., Ph.D., the Chairman of the Board of Directors of the Company and Robert E. Booth, Jr., M.D., a director of the Company, pursuant to which the predecessor of ROA merged with and into Company, with the Company surviving the merger. Pursuant to the terms of the agreement, the outstanding shares of Common Stock of the predecessor of ROA were converted into 3,169,379 shares of Common Stock valued at $6 per share and $1,388,000 in cash was paid to two former shareholders of the predecessor of ROA. In addition, $149,872 was paid by the Company in satisfaction of outstanding indebtedness of the predecessor of ROA. The Company issued 462,484 shares of Common Stock and approximately $694,000 in cash to Dr. Rothman, and 462,484 shares of Common Stock and approximately $694,000 in cash to Dr. Booth. The Company also entered into an Initial Service Agreement with ROA and its physician owners. The Company leases the facilities utilized by ROA from an entity of which Drs. Rothman and Booth are partial owners, for an aggregate annual lease payment of approximately $160,000.




     The Company entered into a Merger Agreement with a predecessor of TOC, pursuant to which the predecessor of TOC merged with and into Company, with the Company surviving the Merger. Pursuant to the terms of the agreement, each outstanding share of Common Stock of the predecessor of TOC was converted into 1,032.02 shares of Common Stock, with the result that the Company issued an aggregate of 1,072,414 shares, valued at $6 per share, to the former shareholders of the predecessor of TOC, including 103,202 shares to Thomas C. Haney, M.D., a director of the Company. The Company also entered into an Initial Service Agreement with TOC and its physician owners. The Company leases the facilities utilized by TOC from an entity of which Dr. Haney is a partial owner, for an aggregate annual lease payment of approximately $500,000.




     The Company entered into a Merger Agreement with a predecessor of VO, pursuant to which the predecessor of VO merged with and into Company, with the Company surviving the merger. Pursuant to the terms of the agreement, each outstanding share of Common Stock of the predecessor of VO was converted into 6,516.07 shares of Common Stock, with the result that the Company issued an aggregate of 651,607 shares, valued at $6 per share, to the former shareholders of the predecessor of VO. In addition, pursuant to the terms of the agreement, one medical employment of the predecessor of VO was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $6 per share. In connection with the transaction, James L. Cain, M.D., a director of the Company, received 103,410 shares of Common Stock. The Company also entered into an Initial Service Agreement with VO and its physician owners. The Company leases the facilities utilized by VO from an entity of which Dr. Cain is a partial owner, for an aggregate annual lease payment of approximately $8,000.




     For a description of the terms of the Initial Service Agreements, see 'Business -- Contractual Agreements with Affiliated Practices.'


     For a description of registration rights that apply to Shares of Common Stock held by certain directors, officers and 5% stockholders, see 'Shares Eligible for Future Sale.'


     In connection with the Initial Affiliation Transactions, the Company has committed to enter into loan agreements with certain physician owners of the Predecessor Practices for loans in an aggregate amount of up to approximately $4.3 million. These loans are available until November 12, 1998 and the amount that each physician may borrow is limited. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Speciality Care Network, Inc. -- Liquidity and Capital Resources.'

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 17, 1997, as adjusted to reflect the sale of the shares offered pursuant to this Prospectus, by (i) each Selling Stockholder, (ii) each person known to the Company to own beneficially more than 5% of the Company's Common Stock (including their address), (iii) each Named Executive Officer of the Company, (iv) each director of the Company and (v) all directors and executive officers as a group.



                                                             SHARES BENEFICIALLY                SHARES BENEFICIALLY
                                                                 OWNED PRIOR                      OWNED SUBSEQUENT
                                                                TO OFFERING(1)      SHARES         TO OFFERING(1)
                                                             -------------------    BEING       --------------------
NAME OF BENEFICIAL OWNER                                       NUMBER    PERCENT    OFFERED     NUMBER       PERCENT
------------------------                                       ------    -------    -------     -------      -------

Richard H. Rothman, M.D., Ph.D. (2)......................      464,902     4.2%                 464,902        3.3%
Kerry R. Hicks (3)(4)....................................      645,418     5.8                  645,418        4.6
Patrick M. Jaeckle (3)(5)................................      605,418     5.5                  605,418        4.3
William C. Behrens (3)(6)................................      243,311     2.2                  243,311        1.7
Robert E. Booth, Jr., M.D................................      549,300     5.0                  549,300        3.9
James L. Cain, M.D.......................................      132,721     1.2                  132,721          *
Peter H. Cheesbrough.....................................            0       *                        0          *
Richard E. Fleming, Jr., M.D. (7)........................      158,454     1.4                  158,454        1.1
Thomas C. Haney, M.D.....................................      110,549     1.0                  110,549          *
Leslie S. Matthews, M.D..................................      295,088     2.7                  295,088        2.1
D. Paul Davis............................................       85,899       *                   85,899          *
Peter A. Fatianow (8)....................................       71,236       *                   71,236          *
David G. Hicks (9).......................................      102,281       *                  102,281          *
Richard Balderston, M.D. (10)............................      794,524     7.2                  794,524        5.7
Jeffrey S. Abrams, M.D. (11)(12).........................      165,579     1.5      20,518      145,061        1.0
Todd J. Albert, M.D. (13)(14)............................      306,063     2.8      22,000      284,063        2.0
Michael G. Ciccotti, M.D. (13)...........................      213,028     1.9      22,964      190,064        1.4
Steven R. Gecha, M.D. (11)(15)...........................      165,588     1.5      20,518      145,070        1.0
W. Thomas Gutowski, M.D. (11)(16)........................      153,359     1.4      20,518      132,841          *
William J. Hozack, M.D. (13).............................      324,062     2.9      24,062      300,000        2.1
Michael N. Jolley, M.D. (11).............................      165,588     1.5      20,518      145,070        1.0
Peter F. Sharkey, M.D. (13)..............................      213,028     1.9      22,964      190,064        1.4
Alexander R. Vaccaro, M.D. (13)..........................      316,062     2.9      24,000      292,062        2.1
All directors and executive officers as a group (17
  persons) (17)..........................................    3,543,306    32.1                3,543,306       25.2



------------------
* Less than one percent.

 (1) Applicable percentage of ownership is based on 11,045,015 shares of Common Stock outstanding as of January 31, 1997 and 14,045,015 shares of Common Stock outstanding upon consummation of this offering. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.


 (2) Does not include 200,000 shares of Common Stock held in the Richard H. Rothman 1996 'SCN' Annuity Trust dated November 26, 1996 and 3,000 shares of Common Stock held by each of the U/I/T of Richard H. Rothman dated September 5, 1995 f/b/o Daniel Sheerr Kapp and the U/I/T of Richard H. Rothman dated September 5, 1995 f/b/o Samuel Rothman Kapp, with respect to which Dr. Rothman disclaims beneficial ownership. Dr. Rothman's business address is 800 Spruce Street, Philadelphia, Pennsylvania 19107.

 (3) Messrs. Hicks, Jaeckle and Behren's business address is 44 Union Boulevard, Suite 600, Lakewood, Colorado 80228.

 (4) Includes 60,000 shares of Common Stock held in the Linda Wratten Trust, 20,000 shares of Common Stock in each of the Frank Nemick III Trust, the William Nemick Trust and the Jeanette Baysinger Trust and 10,000 shares of Common Stock in each of the Frank Nemick, Jr. Trust and the Julie Nemick Trust. Does not include 60,000 shares of Common Stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership.

 (5) Does not include 100,000 shares of Common Stock held by The Patrick M. Jaeckle Family Irrevocable Children's Trust, for which shares Mr. Jaeckle disclaims beneficial ownership.


 (6) Includes options to purchase 166,666 shares of Common Stock that will vest on March 22, 1997.


 (7) Includes 20,382 shares and 5,095 shares of Common Stock held by the Fleming Charitable Remainder Unitrust and the Fleming Family Foundation, respectively. Does not include 2,547 shares of Common Stock held by each of the Irrevocable Trust FBO M. Fleming and the Irrevocable Trust FBO A. Fleming, respectively, for which Dr. Fleming disclaims beneficial ownership.

 (8) Does not include 15,000 shares of Common Stock held by the Fatianow Family Irrevocable Children's Trust, for which shares Mr. Fatianow disclaims beneficial ownership.

 (9) Does not include 10,000 shares of Common Stock held by The David G. Hicks Irrevocable Children's Trust, for which shares Mr. Hicks disclaims beneficial ownership.

(10) Dr. Balderston's business address is 800 Spruce Street, Philadelphia, Pennsylvania 19107.


(11) Drs. Abrams, Gecha, Gutowski, Jolley and Smires are each physician owners of POA, one of the Initial Affiliated Practices.


(12) Represents shares of Common Stock held by the Abrams Family Holding Company, L.L.C.

(13) Drs. Albert, Ciccotti, Hozack, Sharkey and Vaccaro are physician owners of the predecessor of ROA, one of the Initial Affiliated Practices.

(14) Excludes 3,333 shares of Common Stock held by each of Jonathan Albert, Trustee of Agreement of Trust of Todd J. Albert for Stuart J. McCormick dated December 23, 1996, Jonathan Albert, Trustee of Agreement of Trust of Todd J. Albert for Elliot T. Albert dated December 23, 1996 and Jonathan Albert, Trustee of Agreement of Trust of Todd J. Albert for Emily K. Albert dated December 23, 1996, with respect to which Dr. Albert disclaims beneficial ownership.


(15) Represents shares of Common Stock held by the Gecha Family Holding Company, L.L.C.

(16) Does not include 4,076 shares of Common Stock held by each of the Andrew Gutowski 1995 Irrevocable Trust, Christina Gutowski 1995 Irrevocable Trust and Alexandra Gutowski 1995 Irrevocable Trust, for which Dr. Gutowski disclaims beneficial ownership.

(17) Includes options to purchase 183,333 shares of Common Stock that will vest on March 22, 1997.

                          DESCRIPTION OF CAPITAL STOCK



     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.001 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share (the 'Preferred Stock'). As of January 31, 1997, there were 11,045,015 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding.



COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on each matter to be decided by the stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Common Stock have no preemptive, redemption or conversion rights. The holders of the Common Stock will be entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available for such purpose. In the event of liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of all of the Company's debts and obligations and any preferential distributions to holders of Preferred Stock, if any, the holders of the Common Stock will be entitled to share ratably in the Company's remaining assets. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. As of the date of this Prospectus, the Company has not authorized the issuance of any Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the 'GCL'). Section 203 prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A 'business combination' includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an 'interested stockholder' is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned, 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the GCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws generally provide that the Company shall indemnify its directors, employees and other agents to the fullest extent provided by Delaware law.

     In addition, the Company's Certificate of Incorporation requires the vote of 66 2/3% of the outstanding voting securities to effect certain actions, including a sale of substantially all of the assets of the Company, certain mergers and consolidations, and dissolution and liquidation of the Company unless such actions have been approved by a majority of the directors. The 'supermajority' voting rights could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, control of the Company.


     The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.


TRANSFER AGENT



     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Co., New York, New York.


                        SHARES ELIGIBLE FOR FUTURE SALE



     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following this offering. After giving effect to the shares of Common Stock offered hereby, the Company will have outstanding 14,045,015 shares of Common Stock. Of these shares, the 3,198,062 shares (3,648,062 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act, except for any shares purchased by 'affiliates,' as that term is defined under the Securities Act, of the Company. The remaining 10,846,953 shares are 'restricted securities' within the meaning of Rule 144 promulgated under the Securities Act. Of these restricted shares, 1,265,000 shares will be eligible for the sale pursuant to Rule 144 in December 1997 and the balance of the restricted shares will be eligible for sale at various times from January 1998 through November 1998. The Securities and Exchange Commission (the 'Commission') has proposed reducing the initial Rule 144 holding period to one year. There can be no assurance as to whether or when such rule changes will be enacted. If enacted, such modification will accelerate by one year the initial date upon which all currently outstanding Common Stock becomes eligible for resale under Rule 144.


     The Company, its officers and directors and certain other stockholders of the Company have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus (the 'lock-up period'), except (i) subsequent sales of Common Stock offered in this offering, (ii) issuances of unregistered Common Stock by the Company in connection with affiliation with practices, physicians and ancillary providers (although persons receiving such shares would be subject to such restrictions for the remainder of the lock-up period) or (iii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus.


     Pursuant to an agreement with the Company the holders of all shares of Common Stock outstanding on the date of this Prospectus have certain registration rights with respect to such shares and additional shares that may be issued to such persons upon exercise of options (subject to certain limitations on the number of shares such holders are entitled to have registered under any registration statement), although the holders of at least 2,437,534 of these shares have agreed to refrain from selling their shares during the lock-up period. In addition, the Company intends to register approximately 2,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Equity Compensation Plan as soon as practicable after expiration of the lock-up period. The Company intends to register an additional 553,500 shares of Common Stock reserved for issuance under the Company's 1996 Incentive and Non-Qualified Stock Option Plan as soon as practicable thereafter. See 'Management' and 'Underwriting.'

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an Underwriting Agreement dated February 6, 1997 (the 'Underwriting Agreement'), the Underwriters named below (the 'Underwriters'), for whom Credit Suisse First Boston Corporation, Equitable Securities Corporation and Lehman Brothers Inc. are acting as representatives (the 'Representatives') have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:




                                                                     NUMBER OF
                   UNDERWRITER                                        SHARES
                   -----------                                       ---------
      Credit Suisse First Boston Corporation ......................    668,676
      Equitable Securities Corporation ............................    648,155
      Lehman Brothers Inc. ........................................    648,155
      Advest Inc. .................................................     47,426
      Alex. Brown & Sons Incorporated .............................     94,852
      Cowen & Company .............................................     47,426
      Donaldson, Lufkin & Jenrette Securities Corporation .........     94,852
      Furman Selz LLC .............................................     47,426
      Hambrecht & Quist LLC .......................................     94,852
      Merrill Lynch, Pierce, Fenner & Smith Incorporated ..........     94,852
      Montgomery Securities .......................................     94,852
      Morgan Keegan & Company, Inc. ...............................     47,426
      Morgan Stanley & Co. Incorporated ...........................     94,852
      Oppenheimer & Co., Inc. .....................................     94,852
      Pacific Growth Equities, Inc. ...............................     47,426
      Piper Jaffray Inc. ..........................................     47,426
      Smith Barney Inc. ...........................................     94,852
      Vector Securities International, Inc. .......................     47,426
      Volpe, Welty Company LLC  ...................................     47,426
      Wedbush Morgan Securities ...................................     47,426
      Wessels, Arnold & Henderson, L.L.C. .........................     47,426
                                                                     ---------
         Total.....................................................  3,198,062
                                                                     ---------
                                                                     ---------


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below), if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option, expiring on the close of business on the 30th day after the date of this Prospectus, to purchase up to 450,000 additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     Prior to this Offering, there has been no public market for the Common Stock. The initial price to the public for the shares of Common Stock has been determined by negotiation among the Company and the Representatives and was based on, among other things, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices for the securities of companies in businesses similar to that of the Company.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of $.34 per share, and the Underwriters and such dealers may allow a discount of $.10 per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the Shares being offered hereby.

     The Company, its officers and directors and certain other stockholders of the Company have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of

Credit Suisse First Boston Corporation for a period of 180 days from the date of this Prospectus, except (i) subsequent sales of Common Stock offered in this offering, (ii) issuances of unregistered Common Stock by the Company issued in connection with affiliation with Acquired Practices or (iii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus.




     At the request of the Company, the Underwriters are reserving up to 150,000 shares of Common Stock (approximately 4.7% of the shares to be offered) for sale to employees, directors and friends of the Company. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Shares purchased by employees, directors and friends of the Company will be at the public offering price as set forth on the cover page of this Prospectus. Any reserved shares not so purchased will be offered by the Underwriters to the general public in this offering.




     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.


      The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Selling Stockholders may be required to make in respect thereof.




     The Common Stock has been approved for listing on the Nasdaq National Market under the symbol 'SCNI.'


                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS


     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.


REPRESENTATIONS OF PURCHASERS


     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under 'Resale Restrictions.'

RIGHTS OF ACTION AND ENFORCEMENT


     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulations under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any such Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blank Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain health care regulatory matters will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The financial statements of Specialty Care Network, Inc., Greater Chesapeake Orthopaedic Associates, LLC, Princeton Orthopaedic Associates, P.A., Reconstructive Orthopaedic Associates, Inc., Tallahassee Orthopedic Clinic, Inc. and Vero Orthopaedics, P.A., appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act (the 'Registration Statement') with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the registration statement and certain other filings made with the Commission through its Electronic Data Gathering Analysis and Retrieval ('EDGAR') system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                      PAGE
                                                                                    ---------
UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF SPECIALTY CARE NETWORK, INC.:
  Basis of Presentation.........................................................       F-2
  Unaudited Pro Forma Balance Sheet at September 30, 1996.......................       F-3
  Unaudited Pro Forma Statements of Income for the year ended
     December 31, 1995 and for the nine months ended September 30, 1996.........    F-4 - F-5
  Notes to Unaudited Pro Forma Financial Statements.............................       F-6

SPECIALTY CARE NETWORK, INC.:
  Report of Independent Auditors................................................      F-13
  Balance Sheet.................................................................      F-14
  Statement of Operations.......................................................      F-15
  Statement of Stockholders' Deficiency.........................................      F-16
  Statement of Cash Flows.......................................................      F-17
  Notes to Financial Statements.................................................      F-18


RECONSTRUCTIVE ORTHOPAEDICS ASSOCIATES, INC.:
  Report of Independent Auditors................................................      F-26
  Balance Sheets................................................................      F-27
  Statements of Income..........................................................      F-28
  Statements of Stockholders' Equity............................................      F-29
  Statements of Cash Flows......................................................      F-30
  Notes to Financial Statements.................................................      F-31

PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.:
  Report of Independent Auditors................................................      F-35
  Balance Sheets................................................................      F-36
  Statements of Operations......................................................      F-37
  Statements of Stockholders' Equity............................................      F-38
  Statements of Cash Flows......................................................      F-39
  Notes to Financial Statements.................................................      F-40

TALLAHASSEE ORTHOPEDIC CLINIC, INC.:
  Report of Independent Auditors................................................      F-45
  Balance Sheets................................................................      F-46
  Statements of Income..........................................................      F-47
  Statements of Stockholders' Equity............................................      F-48
  Statements of Cash Flows......................................................      F-49
  Notes to Financial Statements.................................................      F-50

GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC:
  Report of Independent Auditors................................................      F-55
  Balance Sheets................................................................      F-56
  Statements of Operations......................................................      F-57
  Statements of Members' Equity.................................................      F-58
  Statements of Cash Flows......................................................      F-59
  Notes to Financial Statements.................................................      F-60

VERO ORTHOPAEDICS, P.A.:
  Report of Independent Auditors................................................      F-65
  Balance Sheets................................................................      F-66
  Statements of Operations......................................................      F-67
  Statements of Stockholders' Equity............................................      F-68
  Statements of Cash Flows......................................................      F-69
  Notes to Financial Statements.................................................      F-70

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                        OF SPECIALTY CARE NETWORK, INC.

BASIS OF PRESENTATION

     The following unaudited pro forma financial statements give effect to the acquisition by Specialty Care Network, Inc. (the 'Company'), a Delaware corporation, of substantially all of the net assets of the Predecessor Practices, in exchange for shares of the Company's Common Stock, cash and the assumption of certain liabilities, and the effects of the provisions of the Initial Service Agreements between the Company and each of the Initial Affiliated Practices.

                  Reconstructive Orthopaedic Associates, Inc.

                     Princeton Orthopaedic Associates, P.A.

                      Tallahassee Orthopedic Clinic, Inc.

                 Greater Chesapeake Orthopaedic Associates, LLC

                            Vero Orthopaedics, P.A.


     The unaudited pro forma financial statements have been prepared by the Company based upon the historical financial statements of Specialty Care Network, Inc. and the Predecessor Practices included elsewhere in this prospectus, and certain preliminary estimates and assumptions deemed appropriate by management of the Company. These pro forma financial statements may not be indicative of actual results as if the transaction had occurred on the dates indicated or which may be realized in the future. Neither expected benefits nor cost reductions anticipated by the Company following consummation of the Initial Affiliation Transactions and the execution of the Initial Service Agreements have been reflected in such pro forma financial statements; however, additional estimated future corporate overhead and direct costs of the Company have been reflected in the pro forma financial statements. The pro forma balance sheet as of September 30, 1996 gives effect to the Initial Affiliation Transactions as if such transactions had occurred, and the Initial Service Agreements were executed, on September 30, 1996. The pro forma statements of income for the nine months ended September 30, 1996 and the year ended December 31, 1995 assume the Initial Affiliation Transactions were completed on January 1, 1995 and exclude the discontinued operations of Vero Orthopaedics, P.A. for the year ended December 31, 1995.


     The pro forma financial statements should be read in conjunction with the historical financial statements of the Company and the individual Predecessor Practices, including the related notes thereto, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' that appear elsewhere in this prospectus.

                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF
                          SPECIALTY CARE NETWORK, INC.
                            PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1996



                                                            SPECIALTY                     PRO FORMA
                                                              CARE          PRO FORMA     ADJUSTMENT
                                                          NETWORK, INC.     ADJUSTMENTS      LEGEND         PRO FORMA
                                                          -------------     -----------    ----------      -----------
ASSETS
Current Assets:
  Cash.................................................   $   132,105       $   600,000        (3)         $   732,105
  Accounts receivable, net.............................            --        10,119,180        (2)          10,119,180
  Inventories..........................................            --            80,324        (2)              80,324
  Due from related parties.............................            --           605,538        (2)             605,538
  Prepaid expenses.....................................        20,130            99,529        (2)             119,659
                                                          -----------       -----------                    -----------
Total current assets...................................       152,235        11,504,571                     11,656,806
Furniture, fixtures and equipment, net.................       251,560         2,320,187        (2)           2,571,747
Intangible assets......................................        25,457           139,800        (1)             187,841
                                                                                 22,584        (2)
Prepaid offering costs.................................       250,142                --                        250,142
Other assets...........................................        51,733            26,714        (2)              78,447
                                                          -----------       -----------                    -----------
Total assets...........................................   $   731,127       $14,013,856                    $14,744,983
                                                          -----------       -----------                    -----------
                                                          -----------       -----------                    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.....................................   $    92,332       $   376,483        (2)         $   468,815
  Accrued compensation and benefits....................       496,939           257,622        (2)             754,561
  Revolving line of credit.............................            --         1,677,750        (1)           1,677,750
  Current portion of capital lease obligations.........            --           190,273        (2)             190,273
  Convertible debentures...............................     1,870,000        (1,870,000)       (3)                  --
  Deferred tax liability...............................            --           251,635        (2)           1,637,094
                                                                              1,385,459        (4)
  Other accrued expenses...............................       555,905           (39,254)       (3)             764,651
                                                                                248,000        (5)
                                                          -----------       -----------                    -----------
Total current liabilities..............................     3,015,176         2,477,968                      5,493,144
Deferred tax liability.................................                         124,776        (2)           2,259,963
                                                                   --         2,135,187        (4)
Capital lease obligations, less current portion........            --           967,989        (2)             967,989
                                                          -----------       -----------                    -----------
Total liabilities......................................     3,015,176         5,705,920                      8,721,096
Stockholders' equity (deficit)
  Common stock.........................................         1,265             9,780        (3)              11,045
  Additional paid-in capital (owners' equity)..........            --        (1,537,950)       (1)           8,298,156
                                                                                 (9,780)       (3)
                                                                             11,105,278        (2)
                                                                              1,870,000        (3)
                                                                                 39,254        (3)
                                                                                600,000        (3)
                                                                             (3,520,646)       (4)
                                                                               (248,000)       (5)
  Accumulated deficit..................................    (2,285,314)               --                     (2,285,314)
                                                          -----------       -----------                    -----------
Total stockholders' equity (deficit)...................    (2,284,049)        8,307,936                      6,023,887
                                                          -----------       -----------                    -----------
Total liabilities and stockholders' equity (deficit)...   $   731,127       $14,013,856                    $14,744,983
                                                          -----------       -----------                    -----------
                                                          -----------       -----------                    -----------


      See accompanying notes to unaudited pro forma financial statements.

                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF
                          SPECIALTY CARE NETWORK, INC.
                         PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995


                                                            SPECIALTY                      PRO FORMA
                                                              CARE           PRO FORMA     ADJUSTMENT
                                                          NETWORK, INC.     ADJUSTMENTS      LEGEND         PRO FORMA
                                                          -------------     -----------    ----------      -----------

Revenue.................................................   $       --       $31,493,723         (8)        $31,493,723
Operating expenses:
  Salaries and benefits.................................           --        11,366,021         (6)         14,214,984
                                                                              2,848,963         (9)
  Supplies, general and administrative expenses.........           --         9,968,982         (6)         10,930,793
                                                                                961,811        (10)
  Depreciation and amortization.........................           --           554,434         (6)            713,481
                                                                                159,047        (11)
                                                          -----------       -----------                    -----------
Income from continuing operations.......................           --         5,634,465                      5,634,465
Interest expense and other, net.........................           --           (74,306)        (6)            (74,306)
                                                          -----------       -----------                    -----------
Income from continuing operations before
  income tax............................................           --         5,560,159                      5,560,159
Income tax expense......................................           --        (2,112,860)       (14)         (2,112,860)
                                                          -----------       -----------                    -----------
Net income..............................................   $       --       $ 3,447,299                    $ 3,447,299
                                                          -----------       -----------                    -----------
                                                          -----------       -----------                    -----------
Net income per share....................................                                                   $      0.29
Weighted average common shares outstanding and common
  stock equivalents.....................................                                                    12,094,116


      See accompanying notes to unaudited pro forma financial statements.

                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF
                          SPECIALTY CARE NETWORK, INC.
                         PRO FORMA STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1996



                                                                  SPECIALTY                     PRO FORMA
                                                                    CARE           PRO FORMA    ADJUSTMENT
                                                                NETWORK, INC.     ADJUSTMENTS     LEGEND       PRO FORMA
                                                                 -----------      -----------   ----------    -----------

Revenue.......................................................   $        --      $25,132,937       (8)       $25,132,937
Operating expenses:
  Salaries and benefits.......................................     1,223,923        8,556,147       (7)        10,599,417
                                                                                      819,347       (9)
  Supplies, general and administrative expenses...............       480,905        8,858,096       (7)         9,579,454
                                                                                      240,453      (10)
  Depreciation and amortization...............................        37,482          483,111       (7)           602,396
                                                                                       81,803      (11)
  Costs to evaluate and acquire physician practices...........       509,656         (438,479)     (12)            71,177
                                                                 -----------      -----------                 -----------
Income (loss) from operations.................................    (2,251,966)       6,532,459                   4,280,493
Interest expense and other, net...............................       (33,348)         (28,554)      (7)           (22,648)
                                                                                       39,254      (13)
                                                                 -----------      -----------                 -----------
Income (loss) from operations before income tax...............    (2,285,314)       6,543,159                   4,257,845
Income tax expense............................................            --       (1,617,981)     (14)        (1,617,981)
                                                                 -----------      -----------                 -----------
Net income (loss).............................................   $(2,285,314)     $ 4,925,178                 $ 2,639,864
                                                                 -----------      -----------                 -----------
                                                                 -----------      -----------                 -----------
Net income per share..........................................                                                $      0.22
Weighted average common shares outstanding and common stock
  equivalents.................................................                                                 12,094,116



      See accompanying notes to unaudited pro forma financial statements.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

                          SPECIALTY CARE NETWORK, INC.

                               NOTES TO PRO FORMA
                              FINANCIAL STATEMENTS

PRO FORMA BALANCE SHEET ADJUSTMENTS

1. Reflects the distributions to certain owners of Reconstructive Orthopaedic Associates, Inc. of $1,537,950 in connection with the Initial Affiliation Transactions and the application of SAB 48. These payments are accounted for as dividends to such owners of Reconstructive Orthopaedic Associates, Inc. The cash necessary to effectuate these dividend payments was primarily provided by a bank pursuant to a new $20 million Revolving Loan and Security Agreement established between the Company and the bank on November 1, 1996. Accordingly, this accounting treatment results in (i) a $1,537,950 reduction in additional paid-in capital, (ii) an increase in the revolving line of credit of $1,677,750, and (iii) an increase of intangible assets for deferred debt issuance costs of $139,800. The pro forma financial statements do not reflect an adjustment for interest expense on the revolving line of credit because management expects that the outstanding principal will be fully repaid with the proceeds from the initial public offering of the Company's common stock and, accordingly, there is no continuing effect for a period of at least twelve months after the Initial Affiliation Transactions.


2. Historical assets and liabilities to be included in the pro forma balance sheet pursuant to the terms and conditions of the underlying acquisition agreements executed with the Predecessor Practices are summarized on the following page. In addition, the pro forma balance sheet reflects certain excluded assets and liabilities that are comprised of the following significant items: assets and liabilities on an ambulatory surgery center and an MRI facility that were not acquired as part of the Initial Affiliation Transactions; substantially all cash and cash equivalents, accrued physician compensation and benefits that were retained by the owners of Predecessor Practices and GCOA under the Initial Affiliation Transactions; and all short-term notes and lines of credit related to the Predecessor Practices that were paid prior to the Initial Affiliation Transactions.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

                          SPECIALTY CARE NETWORK, INC.

                               NOTES TO PRO FORMA
                       FINANCIAL STATEMENTS -- (CONTINUED)


                                                               RECONSTRUCTIVE       PRINCETON       TALLAHASSEE
                                                                ORTHOPAEDIC        ORTHOPAEDIC      ORTHOPEDIC
                                                                ASSOCIATES,        ASSOCIATES,        CLINIC,
                                                                   INC.                P.A.             INC.
                                                               --------------      -----------      -----------
ASSETS
Current Assets:
  Cash and cash equivalents...................................    $  831,472       $  632,059       $  647,863
  Accounts receivable, net....................................     3,905,093        2,338,764        2,611,574
  Inventories.................................................        19,100               --           68,224
  Due from related parties....................................            --          465,924          815,341
  Prepaid expenses............................................            --           80,006          180,677
                                                                  ----------       ----------       ----------
Total current assets..........................................     4,755,665        3,516,753        4,323,679
Furniture, fixtures and equipment, net........................       563,048          934,883        1,744,788
Intangible assets.............................................            --               --               --
Other assets..................................................        16,104               --            9,540
                                                                  ----------       ----------       ----------
Total assets..................................................    $5,334,817       $4,451,636       $6,078,007
                                                                  ----------       ----------       ----------
                                                                  ----------       ----------       ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.......................................    $       --       $       --       $  400,000
  Current portion of long-term notes payable..................        66,000           70,000          409,708
  Current portion of capital lease obligations................            --          107,489           49,976
  Accounts payable............................................       119,338          439,629          113,613
  Accrued compensation and
    benefits..................................................       160,949        1,588,076          211,551
  Accrued profit sharing
    contribution..............................................       285,750          300,000          427,072
  Income taxes payable........................................            --               --               --
  Deferred tax liability......................................            --          251,635               --
  Due to related parties......................................       168,356          165,377          201,173
  Other accrued expenses......................................            --               --            7,304
                                                                  ----------       ----------       ----------
Total current liabilities.....................................       800,393        2,922,206        1,820,397
Deferred tax liability........................................            --               --               --
Notes payable, less current portion...........................        89,699          339,428          896,077
Capital lease obligations, less current portion...............            --          769,123          189,119
                                                                  ----------       ----------       ----------
Total liabilities.............................................       890,092        4,030,757        2,905,593
Total owners' equity..........................................     4,444,725          420,879        3,172,414
                                                                  ----------       ----------       ----------
Total liabilities and owners' equity..........................    $5,334,817       $4,451,636       $6,078,007
                                                                  ----------       ----------       ----------
                                                                  ----------       ----------       ----------


                                                                   GREATER                          EXCLUDED
                                                                  CHESAPEAKE         VERO            ASSETS
                                                                  ORTHOPAEDIC     ORTHOPAEDICS,       AND            PRO FORMA
                                                                ASSOCIATES, LLC       P.A.         LIABILITES        ADJUSTMENT
                                                                ---------------   -------------    ----------        ----------
ASSETS
Current Assets:
  Cash and cash equivalents...................................     $  448,196        $135,228     $(2,694,818)      $        --
  Accounts receivable, net....................................      1,136,958         564,425        (437,634)       10,119,180
  Inventories.................................................             --              --          (7,000)           80,324
  Due from related parties....................................             --          40,692        (716,419)          605,538
  Prepaid expenses............................................         49,892          32,367        (243,413)           99,529
                                                                   ----------        --------     -----------       -----------
Total current assets..........................................      1,635,046         772,712      (4,099,284)       10,904,571
Furniture, fixtures and equipment, net........................         18,992          72,671      (1,014,195)        2,320,187
Intangible assets.............................................         22,584              --              --            22,584
Other assets..................................................             --           1,070              --            26,714
                                                                   ----------        --------     -----------       -----------
Total assets..................................................     $1,676,622        $846,453     $(5,113,479)      $13,274,056
                                                                   ----------        --------     -----------       -----------
                                                                   ----------        --------     -----------       -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.......................................     $       --        $     --     $  (400,000)      $        --
  Current portion of long-term notes payable..................             --          82,000        (627,708)               --
  Current portion of capital lease obligations................             --          32,808              --           190,273
  Accounts payable............................................         30,287          13,245        (339,629)          376,483
  Accrued compensation and
    benefits..................................................      1,431,935          40,676      (3,175,565)          257,622
  Accrued profit sharing
    contribution..............................................             --              --      (1,012,822)               --
  Income taxes payable........................................             --         107,994        (107,994)               --
  Deferred tax liability......................................             --              --              --           251,635
  Due to related parties......................................        122,932              --        (657,838)               --
  Other accrued expenses......................................             --              --          (7,304)               --
                                                                   ----------        --------     -----------       -----------
Total current liabilities.....................................      1,585,154         276,723      (6,328,860)        1,076,013
Deferred tax liability........................................             --         124,776              --           124,776
Notes payable, less current portion...........................             --              --      (1,325,204)               --
Capital lease obligations, less current portion...............             --           9,747              --           967,989
                                                                   ----------        --------     -----------       -----------
Total liabilities.............................................      1,585,154         411,246      (7,654,064)        2,168,778
Total owners' equity..........................................         91,468         435,207       2,540,585        11,105,278
                                                                   ----------        --------     -----------       -----------
Total liabilities and owners' equity..........................     $1,676,622        $846,453     $(5,113,479)      $13,274,056
                                                                   ----------        --------     -----------       -----------
                                                                   ----------        --------     -----------       -----------

                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

                          SPECIALTY CARE NETWORK, INC.

                               NOTES TO PRO FORMA
                      FINANCIAL STATEMENTS -- (CONTINUED)


3. Pursuant to equity transactions executed as part of, or contemporaneously with, the Initial Affiliation Transactions, 11,045,015 shares of the Company's $0.001 par value Common Stock became outstanding immediately thereafter, inclusive of the conversion of all of the outstanding convertible debentures into Common Stock. Accordingly, the pro forma financial statements reflect (i) a reclassification of $9,780 from additional paid-in capital to Common Stock, (ii) a $1,870,000 reclassification from convertible debentures to additional paid-in capital, (iii) a $39,254 reclassification from accrued expenses to additional paid-in capital, and (iv) increases of $600,000 in cash and additional paid-in capital for the issuance of Common Stock to one of the Predecessor Practices subsequent to September 30, 1996 and the issuance/conversion of an incremental $300,000 in convertible debentures to another one of the Predecessor Practices, also in the period subsequent to September 30, 1996.



4. Reflects the resulting deferred income taxes in accordance with Statement of Accounting Standards No. 109, Accounting for Income Taxes, for the Internal Revenue Code Section 481 net federal and state deferred tax liabilities to be assumed by the Company based on the underlying cash basis net assets of the Predecessor Practices. This pro forma adjustment results in (i) a $1,385,459 increase in the short-term deferred tax liability, (ii) a $2,135,187 increase in the long-term deferred tax liability, and (iii) a corresponding $3,520,646 reduction in additional paid-in capital. A full valuation allowance remains on the net deferred tax asset of the Company because, notwithstanding the pro forma statements of income included herein, there can be no objective measurement of the Company's ability to generate sufficient future taxable income of the appropriate nature and character to provide reasonable assurance that the net deferred tax asset will be recoverable in a timely fashion. Subsequent to November 12, 1996, to the extent that the operations of the Predecessor Practices have been assumed by the Company, those operations will be reflected in the income tax return of the Company. Taxable income or loss of the separate Initial Affiliated Practices will be included in their individual income tax returns.


5. Reflects the incremental costs necessary to effectuate the acquisition of the Predecessor Practices, resulting in an increase of $248,000 in accrued expenses and a corresponding reduction in additional paid-in capital.

6. For purposes of deriving the pro forma financial statements of the Company based on the terms and conditions of the underlying long-term service agreements with the Initial Affiliated Practices, the following adjustments have been made to the Predecessor Practices' combined historical financial information for the year ended December 31, 1995 for pro forma purposes.

                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

                          SPECIALTY CARE NETWORK, INC.

                               NOTES TO PRO FORMA
                      FINANCIAL STATEMENTS -- (CONTINUED)


                                                              RECONSTRUCTIVE    PRINCETON                     GREATER
                                                                ORTHOPAEDIC    ORTHOPAEDIC   TALLAHASSEE     CHESAPEAKE
                                                                ASSOCIATES,    ASSOCIATES,   ORTHOPEDIC      ORTHOPAEDIC
                                                                   INC.           P.A.       CLINIC, INC.  ASSOCIATES, LLC
                                                                -----------    -----------   -----------   ---------------
Net practice revenue.........................................   $17,549,907    $13,298,164   $10,420,265      $8,207,951
Operating expenses:
  Physician compensation.....................................     9,288,516      4,968,251     3,473,978       6,432,601
  Salaries and benefits......................................     3,874,636      4,057,086     4,028,185       1,113,570
  Supplies, general and administrative expenses..............     2,792,588      4,235,715     2,471,876       1,003,915
  Depreciation and amortization..............................       133,450        258,497       224,054          12,338
                                                                -----------    -----------   -----------      ----------
Total operating expenses.....................................    16,089,190     13,519,549    10,198,093       8,562,424
                                                                -----------    -----------   -----------      ----------
Income (loss) from operations................................     1,460,717       (221,385)      222,172        (354,473)
Interest expense, net........................................          (555)      (113,257)     (118,363)             --
Other income (expense) net...................................                                                      5,294
                                                                -----------    -----------   -----------      ----------
Income (loss) from continuing operations before income
  taxes......................................................     1,460,162       (334,642)      103,809        (349,179)
Income tax benefit (expense).................................            --        118,242            --              --
                                                                -----------    -----------   -----------      ----------
Net income (loss) from continuing operations.................   $ 1,460,162    $  (216,400)  $   103,809      $ (349,179)
                                                                -----------    -----------   -----------      ----------
                                                                -----------    -----------   -----------      ----------


                                                                   VERO
                                                               ORTHOPAEDICS,                    ADJUSTMENT      PRO FORMA
                                                                   P.A.         ADJUSTMENTS       LEGEND        ADJUSTMENT
                                                               -------------    ------------    ----------     ------------

Net practice revenue.........................................    $4,208,470     $(53,684,757)       (a)        $         --

Operating expenses:
  Physician compensation.....................................     2,865,311      (27,028,657)       (b)                  --

  Salaries and benefits......................................     1,023,481       (2,730,937)       (c)          11,366,021

  Supplies, general and administrative expenses..............       786,036       (1,321,148)       (d)           9,968,982

  Depreciation and amortization..............................        61,361         (135,266)       (e)             554,434

                                                                 ----------     ------------                   ------------

Total operating expenses.....................................     4,736,189      (31,216,008)                    21,889,437

                                                                 ----------     ------------                   ------------

Income (loss) from operations................................      (527,719)     (22,468,749)                   (21,889,437)

Interest expense, net........................................       (20,391)         166,506        (f)             (86,060)

Other income (expense) net...................................         6,460               --                         11,754

                                                                 ----------     ------------                   ------------

Income (loss) from continuing operations before income
  taxes......................................................      (541,650)     (22,302,243)                   (21,963,743)

Income tax benefit (expense).................................       (64,300)         (53,942)       (g)                  --

                                                                 ----------     ------------                   ------------

Net income (loss) from continuing operations.................    $  605,950)    $(22,356,185)                  $(21,963,743)
                                                                 ----------     ------------                   ------------
                                                                 ----------     ------------                   ------------




(a) Reflects the following adjustments to net practice revenue:
      (i) Elimination of net practice revenue from recurring business segments.......................................................  ($53,018,325)
     (ii) Reduction for nonrecurring business segments......................      (666,432)
                                                                               -----------
                                                                               (53,684,757)
(b) Reflects the following adjustment to physician compensation:
      (i) Elimination of all physician compensation.........................  ($27,028,657)

(c) Reflects the following adjustments to salaries and benefits:
      (i) Elimination of physician owner fringe benefit expenses............   ($2,697,549)
     (ii) Incremental employee benefit plan costs...........................        61,413
    (iii) Reduction for nonrecurring business segments......................       (94,801)
                                                                               -----------
                                                                                (2,730,937)
(d) Reflects the following adjustments to supplies, general and administrative expenses:
      (i) Reduction for nonrecurring business segments......................     $(208,150)
     (ii) Elimination of nonclinical expenses assumed by shareholder
             physicians.....................................................    (1,112,998)
                                                                               -----------
                                                                                (1,321,148)
(e) Reflects the following adjustment to depreciation and amortization:
      (i) Reduction for nonrecurring business segments......................     $(135,266)
(f) Reflects the following adjustments to interest expense related to:
      (i) Elimination of debt assumed by shareholder physicians.............     $  81,076
     (ii) Elimination of debt related to nonrecurring business segments.....        85,430
                                                                               -----------
                                                                                   166,506
(g) Reflects the following adjustment to the provision for income taxes:
      (i) Elimination of income tax benefit retained by Predecessor
             Practices......................................................     $ (53,942)

                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

                          SPECIALTY CARE NETWORK, INC.

                               NOTES TO PRO FORMA
                      FINANCIAL STATEMENTS -- (CONTINUED)

7. For purposes of deriving the pro forma financial statements of the Company based on the terms and conditions of the underlying long-term service agreements with the Initial Affiliated Practices, the following adjustments have been made to the Predecessor Practices' combined unaudited historical financial information for the nine months ended September 30, 1996 for pro forma purposes.



                                                        RECONSTRUCTIVE    PRINCETON                    GREATER
                                                          ORTHOPAEDIC    ORTHOPAEDIC  TALLAHASSEE     CHESAPEAKE        VERO
                                                          ASSOCIATES,    ASSOCIATES,   ORTHOPEDIC     ORTHOPAEDIC    ORTHOPAEDICS,
                                                             INC.           P.A.      CLINIC, INC.  ASSOCIATES, LLC      P.A.
                                                         -------------   -----------  ------------  ---------------  -------------
Net practice revenue...................................   $14,255,838    $11,152,357   $10,053,710     $6,208,360     $2,953,351
Operating expenses:
  Physician compensation...............................     8,051,782      4,084,772     3,052,624      4,580,750      1,186,879
  Salaries and benefits................................     2,205,990      3,350,844     3,453,082        948,270        828,882
  Supplies, general and administrative expenses........     3,512,248      3,464,665     2,133,338        965,778        571,716
  Depreciation and amortization........................        98,972        137,054       394,337         12,205         43,382
                                                          -----------    -----------   -----------     ----------     ----------
Total operating expenses...............................    13,868,992     11,037,335     9,033,381      6,507,003      2,630,859
                                                          -----------    -----------   -----------     ----------     ----------
Income (loss) from operations..........................       386,846        115,022     1,020,329       (298,643)       322,492
Interest expense, net..................................       (12,409)       (90,146)     (116,904)            --        (21,460)
Other income, net......................................            --             --            --         26,575          5,322
                                                          -----------    -----------   -----------     ----------     ----------
Income (loss) from operations before income taxes......       374,437         24,876       903,425       (272,068)       306,354
Income tax expense.....................................            --         (8,707)           --             --       (132,025)
                                                          -----------    -----------   -----------     ----------     ----------
Net income (loss)......................................   $   374,437    $    16,169   $   903,425      $(272,068)    $  174,329
                                                          -----------    -----------   -----------     ----------     ----------
                                                          -----------    -----------   -----------     ----------     ----------


                                                                         ADJUSTMENT      PRO FORMA
                                                          ADJUSTMENTS      LEGEND        ADJUSTMENT
                                                         -------------   ----------     ------------
Net practice revenue...................................  $(44,623,616)       (a)        $         --
Operating expenses:
  Physician compensation...............................   (20,956,807)       (b)                  --
  Salaries and benefits................................    (2,230,921)       (c)           8,556,147
  Supplies, general and administrative expenses........    (1,789,649)       (d)           8,858,096
  Depreciation and amortization........................      (202,839)       (e)             483,111
                                                         ------------                   ------------
Total operating expenses...............................   (25,180,216)                    17,897,354
                                                         ------------                   ------------
Income (loss) from operations..........................   (19,443,400)                   (17,897,354)
Interest expense, net..................................       180,468        (f)             (60,451)
Other income, net......................................            --                         31,897
                                                         ------------                   ------------
Income (loss) from operations before income taxes......   (19,262,932)                   (17,925,908)
Income tax expense.....................................       140,732        (g)                  --
                                                         ------------                   ------------
Net income (loss)......................................  $(19,122,200)                  $(17,925,908)
                                                         ------------                   ------------
                                                         ------------                   ------------





(a) Reflects the following adjustments to net practice revenue:
      (i) Elimination of net practice revenue from recurring business
             segments.......................................................   ($42,605,438)
     (ii) Reduction for nonrecurring business segments......................     (2,018,178)
                                                                               ------------
                                                                                (44,623,616)
(b) Reflects the following adjustment to physician compensation:
      (i) Elimination of all physician compensation.........................   ($20,956,807)

(c) Reflects the following adjustment to salaries and benefits:
      (i) Elimination of physician owner fringe benefit expenses............    $(2,082,904)
     (ii) Incremental employee benefit plan costs...........................        (41,360)
    (iii) Reduction for nonrecurring business segments......................       (106,657)
                                                                               ------------
                                                                                 (2,230,921)
(d) Reflects the following adjustments to supplies, general and administrative expenses:
      (i) Reduction for nonrecurring business segments......................    $  (610,287)
     (ii) Elimination of Predecessor Practices' costs to effectuate the
             Initial Affiliation Transactions...............................       (174,612)
    (iii) Elimination of nonclinical expenses assumed by shareholder
             physicians.....................................................     (1,004,750)
                                                                               ------------
                                                                                 (1,789,649)
(e) Reflects the following adjustment to depreciation and amortization:
      (i) Reduction for nonrecurring business segments......................     $ (202,839)

(f) Reflects the following adjustments to interest expense related to:
      (i) Elimination of debt assumed by shareholder physicians.............     $   86,917
     (ii) Elimination of debt related to nonrecurring business segments.....         93,551
                                                                               ------------
                                                                                    180,468
(g) Reflects the following adjustment to the provision for income taxes:
      (i) Elimination of income tax expense retained by Predecessor
             Practices......................................................     $  140,732

                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

                          SPECIALTY CARE NETWORK, INC.

                               NOTES TO PRO FORMA
                      FINANCIAL STATEMENTS -- (CONTINUED)


                                                                                   YEAR ENDED       NINE MONTHS
                                                                                  DECEMBER 31,    ENDED SEPT. 30,
                                                                                      1995             1996
                                                                                 -------------    ---------------

8. Reflects the following adjustments to revenue:
      (i) Recognition of service fee revenue based on long-term management
          service agreements (Base Service Fee)................................   $ 9,516,759       $ 7,234,430
      (ii) Reimbursement of clinic operating expenses .........................    21,976,964        17,898,507
                                                                                  -----------       -----------
                                                                                   31,493,723        25,132,937




     Pursuant to the terms of the Management Service Agreements, the above fees consist of the following: (i) service fees based on a percentage ranging from 20%-33% of the Adjusted Pre-Tax Income of the Initial Affiliated Practices (defined as revenue of the Initial Affiliated Practices related to professional services less amounts equal to certain clinic expenses of the Initial Affiliated Practices ('Clinic Expenses,' as defined more fully in the Management Service Agreements), not including physician owner compensation or most benefits to physician owners) and (ii) amounts equal to Clinic Expenses. For the first three years following affiliation, however, the portion of the service fees described under clause (i) is specified to be the greater of the amount payable as described under clause (i) above or a fixed dollar amount (the 'Base Service Fee'), which was generally calculated by applying the respective Service Fee Percentage of Adjusted Pre-Tax Income of the Predecessor Practices for the twelve months prior to affiliation. The aggregate annual Base Service Fee for all of the Initial Affiliated Practices is approximately $9.5 million. This base service fee was used to calculate the above pro-forma service fee adjustment for both periods presented. For the nine months ended September 30, 1996, as reflected on a pro forma basis, two of the Initial Affiliated Practices are at or above the Base Service Fee by approximately $70,000 in the aggregate. The remaining three Initial Affiliated Practices are below the Base Service Fee by approximately $326,000 in the aggregate. In addition, with respect to its management of certain facilities and ancillary services associated with certain of the Initial Affiliated Practices, the Company receives fees ranging from 2%-8% of net revenue.




9. Reflects the following adjustments to salaries and benefits:
      (i) Corporate office and officer compensation............................   $ 2,492,063       $   799,128
      (ii) Corporate office and officer fringe benefit expenses................       356,900            20,219
                                                                                  -----------       -----------
                                                                                    2,848,963           819,347
10. Reflects the following adjustment to supplies, general and administrative expenses:
      (i) Annualized historical corporate supplies, general and administrative
          expenses.............................................................   $   961,811       $   240,453


    Adjustments to historical corporate supplies, general and administrative expense are based upon projected operational requirements, including rent, insurance, travel, recruiting and utilities.


11. Reflects the following adjustment to depreciation and amortization:
      (i) Annualized historical corporate overhead charges.....................   $   159,047       $    81,803


    Adjustments to historical corporate depreciation and amortization expense are based on projected capital asset and corporate financing requirement.

12. Reflects the following adjustment to costs to evaluate and acquire practices:
      (i) Elimination of one-time costs to evaluate and acquire the Initial
          Affiliated Practices.................................................   $        --       $  (438,479)

13. Reflects the following adjustment to interest expense related to:
      (i) Elimination of convertible debentures................................   $        --       $    39,254

14. Reflects the following adjustment to the provision for income taxes:
      (i) Provide for an expected combined federal and state effective income
          tax rate of 38%......................................................   $(2,112,860)      $(1,617,981)



     15. The computation of pro forma income per share is based upon 12,094,116 weighted average common shares outstanding and common stock equivalents, calculated by using the treasury stock method and the initial public offering price of $8.00 per share and includes
         (i) 7,659,115 shares distributed to the shareholders of the Predecessor Practices, (ii) 1,517,905 weighted average common shares outstanding during the period ended September 30, 1996 and the year ended December 31, 1995, (iii) 100,000 shares issued to TOC subsequent to September 30, 1996, (iv) 2,020,901 shares converted from debt and accrued interest into common stock by debenture holders, (v) 603,961 common stock equivalents attributable to stock options outstanding at December 4, 1996, and (vi) 192,234 common stock equivalents arising from cash paid to certain owners of the predecessor of ROA in lieu of common shares that otherwise would have been issued as part of the Initial Affiliated Transactions.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Specialty Care Network, Inc.

We have audited the accompanying balance sheet of Specialty Care Network, Inc. (the 'Company') as of September 30, 1996, and the related statements of operations, stockholders' deficiency, and cash flows for the period from December 22, 1995 (date of incorporation) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Care Network, Inc. at September 30, 1996, and the results of its operations and its cash flows for the period from December 22, 1995 (date of incorporation) through September 30, 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP_________________
                                            Ernst & Young LLP

Denver, Colorado


November 12, 1996,
  except for Note 9, as
  to which the date is
  February 4, 1997

                          SPECIALTY CARE NETWORK, INC.

                                 BALANCE SHEET




                                                                                                    SEPTEMBER 30,
                                                                                                         1996
                                                                                                    -------------
ASSETS
Cash..............................................................................................   $   132,105
Prepaid expenses..................................................................................        20,130
                                                                                                     -----------
Total current assets..............................................................................       152,235
Property and equipment, net of accumulated depreciation...........................................       251,560
Intangible assets, net of accumulated amortization of $4,127......................................        25,457
Prepaid offering costs............................................................................       250,142
Other assets......................................................................................        51,733
                                                                                                     -----------
Total assets......................................................................................   $   731,127
                                                                                                     -----------
                                                                                                     -----------

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Accounts payable..................................................................................   $    92,332
Accrued payroll, incentive compensation and related expenses......................................       496,939
Accrued expenses..................................................................................       555,905
Convertible debentures............................................................................     1,870,000
                                                                                                     -----------
Total current liabilities.........................................................................     3,015,176
Commitments
Stockholders' deficiency:
     Preferred stock, $.001 par value, 2,000,000 shares authorized,
        no shares issued or outstanding...........................................................            --
     Common stock, $.001 par value, 50,000,000 nontransferable shares authorized, 1,265,000 shares
       issued and outstanding.....................................................................         1,265
     Accumulated deficit..........................................................................    (2,285,314)
                                                                                                     -----------
Total stockholders' deficiency....................................................................    (2,284,049)
                                                                                                     -----------
Total liabilities and stockholders' deficiency....................................................   $   731,127
                                                                                                     -----------
                                                                                                     -----------


                            See accompanying notes.

                          SPECIALTY CARE NETWORK, INC.

                            STATEMENT OF OPERATIONS

                         PERIOD FROM DECEMBER 22, 1995
               (DATE OF INCORPORATION) THROUGH SEPTEMBER 30, 1996



Interest income..................................................................................  $     5,906

Costs and expenses:

  Salaries, wages and incentive compensation.....................................................    1,069,919

  Fringe benefits and payroll taxes..............................................................      154,004

  Costs to evaluate and acquire physician practices..............................................      509,656

  Depreciation and amortization..................................................................       37,482

  Other general and administrative expenses......................................................      480,905

  Interest expense on convertible debentures.....................................................       39,254
                                                                                                   -----------

                                                                                                     2,291,220
                                                                                                   -----------

Net loss.........................................................................................  $(2,285,314)
                                                                                                   -----------
                                                                                                   -----------


Net loss per common share........................................................................  $     (0.19)
                                                                                                   -----------
                                                                                                   -----------

Weighted average common shares outstanding and common stock equivalents..........................   12,094,116
                                                                                                   -----------
                                                                                                   -----------



                            See accompanying notes.

                          SPECIALTY CARE NETWORK, INC.

                     STATEMENT OF STOCKHOLDERS' DEFICIENCY

                         PERIOD FROM DECEMBER 22, 1995
               (DATE OF INCORPORATION) THROUGH SEPTEMBER 30, 1996

                                                PREFERRED STOCK            COMMON STOCK
                                                $0.001 PAR VALUE         $0.001 PAR VALUE
                                             ----------------------  ------------------------  ACCUMULATED
                                              SHARES      AMOUNT       SHARES       AMOUNT       DEFICIT        TOTAL
                                             ---------  -----------  -----------  -----------  ------------  ------------
Balance at December 22, 1995...............         --   $      --            --   $      --   $         --  $         --
Shares issued pursuant to a private
  placement................................         --          --     1,690,000       1,690             --         1,690
Purchase and retirement of common stock in
  connection with a severance agreement....         --          --      (425,000)       (425)            --          (425)
Net loss...................................         --          --            --          --     (2,285,314)   (2,285,314)
                                             ---------  -----------  -----------  -----------  ------------  ------------
Balance at September 30, 1996..............         --   $      --     1,265,000   $   1,265   $ (2,285,314) $ (2,284,049)
                                             ---------  -----------  -----------  -----------  ------------  ------------
                                             ---------  -----------  -----------  -----------  ------------  ------------

                            See accompanying notes.

                          SPECIALTY CARE NETWORK, INC.

                            STATEMENT OF CASH FLOWS

                         PERIOD FROM DECEMBER 22, 1995
               (DATE OF INCORPORATION) THROUGH SEPTEMBER 30, 1996

OPERATING ACTIVITIES
Net loss..........................................................................................  $(2,285,314)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................................................       37,482
  Changes in operating assets and liabilities:
     Prepaid expenses and other assets............................................................      (71,863)
     Accounts payable.............................................................................       92,332
     Accrued payroll, incentive compensation and related expenses.................................      496,939
     Accrued expenses.............................................................................      555,905
                                                                                                    -----------
Net cash used in operating activities                                                                (1,174,519)

INVESTING ACTIVITIES
Purchases of property and equipment...............................................................     (284,915)
Increases in intangible assets....................................................................      (29,584)
                                                                                                    -----------
Net cash used in investing activities.............................................................     (314,499)

FINANCING ACTIVITIES
Proceeds from convertible debentures (Note 4).....................................................    1,870,000
Capital contributions, net........................................................................        1,265
Prepaid offering costs............................................................................     (250,142)
                                                                                                    -----------
Net cash provided by financing activities.........................................................    1,621,123
                                                                                                    -----------
Net increase in cash..............................................................................      132,105
Cash at beginning of period.......................................................................           --
                                                                                                    -----------
Cash at end of period.............................................................................  $   132,105
                                                                                                    -----------
                                                                                                    -----------

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid.....................................................................................  $        --
                                                                                                    -----------
                                                                                                    -----------
Income taxes paid.................................................................................  $        --
                                                                                                    -----------
                                                                                                    -----------

                            See accompanying notes.

                          SPECIALTY CARE NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

1. DESCRIPTION OF BUSINESS

     Specialty Care Network, Inc. (the 'Company'), which was incorporated on December 22, 1995, is a national physician practice management company focusing exclusively on musculoskeletal disease-state management. Commencing on or about November 12, 1996, the Company began providing comprehensive management services under long-term management service agreements with five physician practices in various states and managing an outpatient surgery center in Princeton, New Jersey.

     The accompanying financial statements reflect the Company's activity during its start-up and organizational phase. See Note 8 for further discussion of the Company's activities subsequent to September 30, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Although these estimates are based on management's knowledge of current events and actions they may undertake in the future, actual results could differ from those estimates.


  Net Loss Per Common Share



     Earnings (loss) per common share is based upon the weighted average of common and common equivalent shares outstanding during the period. Primary and fully diluted earnings per share are the same. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and staff policy, common and common equivalent shares issued during the 12-month period prior to an initial public offering at prices below the public offering price are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculation as if these common and common equivalent shares were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price for the Company's common stock).




     The Company has filed a Registration Statement on Form S-1 covering the proposed sale of shares of common stock in an initial public offering (the 'Offering'). Management intends to use a portion of the proceeds from the Offering to repay borrowings under the Company's Revolving Loan and Security Agreement. If the shares to be issued to repay amounts outstanding under the Company's Revolving Loan and Security Agreement were outstanding for the period December 22, 1995 (date of incorporation) through September 30, 1996, the loss per common share would not have changed from the amount reported.

                          SPECIALTY CARE NETWORK, INC.

  Financial Instruments

     The carrying amounts of financial instruments as reported in the accompanying balance sheet approximate their fair value.

  Prepaid Offering Costs

     Prepaid offering costs of $250,142, which primarily relate to legal and accounting services, will be used to reduce the expected proceeds from the Company's initial public offering of its common stock. If the initial public offering is unsuccessful, the costs will be charged to the statement of operations in that future period.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the three to five year estimated useful lives of the underlying assets. Costs of repairs and maintenance are expensed as incurred.

  Intangible Assets

     Intangible assets, which are stated at cost, consist of organization costs ($29,854) that are being amortized over a three-year period.

  Income Taxes

     The Company provides for income taxes pursuant to the liability method as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between the financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

Deferred tax assets:
  Net operating loss carryforwards, expiring in 2011..........    $ 693,196
  Deferred compensation.......................................      154,435
  Vacation pay................................................        8,669
                                                                  ---------
                                                                    856,300
                                                                  ---------
Deferred tax liability:
  Property and equipment......................................       (4,952)
                                                                  ---------
Valuation allowance...........................................     (851,348)
                                                                  ---------
Net deferred tax asset........................................    $      --
                                                                  ---------
                                                                  ---------

     A full valuation allowance has been recognized by the Company because there can be no objective measurement of the Company's ability to generate sufficient future taxable income of the appropriate nature and character to provide reasonable assurance that the net deferred tax asset will be recoverable in a timely fashion.

                          SPECIALTY CARE NETWORK, INC.

  Stock-Based Compensation

     The Company accounts for its stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ('APB No. 25'). In 1995, Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ('FASB No. 123'), was issued, whereby companies may elect to account for stock-based compensation using a fair value based method or continue measuring compensation expense using the intrinsic value method prescribed in APB No. 25. FASB No. 123 requires that companies electing to continue to use the intrinsic value method make pro forma disclosure of net income and net income per share as if the fair value based method of accounting had been applied.


     The fair value for these options was estimated at the date of grant using an option pricing model with the following weighted-average assumptions for 1996: risk-free rate of 6%; no dividend yield; and an expected three year life of the options. The estimated fair value for these options was calculated using the minimum value method and may not be indicative of the future impact since this model does not take into consideration volatility.


     The pro forma effects of adopting FASB No. 123's fair value based method for the period ended September 30, 1996 were not materially different than from the corresponding APB No. 25 intrinsic value methodology because the weighted average grant-date fair value of options granted during the period was negligible. However, the effects of applying FASB No. 123 during 1996 are not likely to be representative of the effects on pro forma net income for future years because the vesting of options will cause additional incremental expense to be recognized in future periods.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

Computer equipment.................................................  $160,327
Furniture and fixtures.............................................   116,197
Other..............................................................     8,391
                                                                     --------
                                                                      284,915
Accumulated depreciation...........................................    33,355
                                                                     --------
Net property and equipment.........................................  $251,560
                                                                     --------
                                                                     --------

4. CONVERTIBLE DEBENTURES

     The Company raised $1.87 million of short-term unsecured convertible debt pursuant to two private placements during the period ended September 30, 1996. The proceeds thereof have been utilized to fund the Company's start-up and organizational phase until such time as certain physician practices were acquired on or about November 12, 1996 (see Note 8).

     Contemporaneous with the acquisitions of the founding physician practices, the holders of the debentures converted the unpaid principal amount plus any accrued interest thereon (calculated at 5.0%), into the Company's common stock at the conversion ratio of $1.00 of debenture principal and

                          SPECIALTY CARE NETWORK, INC.

accrued interest for one share of common stock. The following table summarizes the September 30, 1996 financial position of the debenture holders:

                                                                                          ACCRUED
                                                                            PRINCIPAL    INTEREST    TOTAL
                                                                           ----------   ---------  ----------
Stockholders of the Company.............................................   $  640,000    $14,406   $  654,406
Founding physician practices and related stockholders...................    1,230,000     24,848    1,254,848
                                                                           ----------    -------   ----------
                                                                           $1,870,000    $39,254   $1,909,254
                                                                           ----------    -------   ----------
                                                                           ----------    -------   ----------

     Subsequent to September 30, 1996, the Company issued an additional $300,000 of convertible debentures to one of the founding practices on substantially the same terms as described above, except that the conversion ratio was $3.00 of debenture principal and accrued interest for one share of common stock. Concurrent with its acquisition by the Company, the founding practice executed its right to convert the debentures and accrued interest thereon into the Company's common stock.

5. COMMON STOCK

     At September 30, 1996, 1,180,000 and 85,000 shares of outstanding nontransferable common stock are held by current employees and former employees, respectively. Pursuant to certain common stock subscription agreements and a related Stockholders Agreement, executed by the Company and its employees, the 1,180,000 shares vest, based upon continued employment with the Company, as follows:

December 31, 1996.............................................    393,333
December 31, 1997.............................................    393,333
December 31, 1998.............................................    393,334
                                                                ---------
                                                                1,180,000
                                                                ---------
                                                                ---------

     Certain events, including an initial public offering of the Company's common stock, provide for the immediate and full vesting of the aforementioned employee owned shares. However, prior to vesting, the holders retain voting rights with respect to such shares. Of the 85,000 shares attributable to former employees, 75,000 will fully vest solely upon the consummation of an initial public offering and the remaining 10,000 shares are fully vested as of September 30, 1996.

     Subsequent to September 30, 1996, the Company issued an additional 100,000 shares of nontransferable common stock to one of the founding practices (see
Note 8) at $3.00 per share.

6. STOCK OPTION PLANS


     On March 22, 1996, the Company adopted the 1996 Incentive and Non-Qualified Stock Option Plan (the 'Plan') pursuant to which nontransferable options to purchase up to 5,000,000 shares of common stock of the Company may be granted to eligible directors, officers, advisors, consultants and key employees in order to provide incentive for such personnel to serve the Company and have a greater interest in its overall success. The Plan will terminate no later than December 31, 2005, after which no additional stock options will be granted thereunder. Pursuant to the Plan, the exercise price for incentive stock options shall not be less than the fair market value of each share at the date of the grant. The option period shall not exceed ten years. Options, which are generally contingent on continued employment with the Company, may be exercised only in accordance with a vesting schedule established by the Company's Board of Directors. As of September 30, 1996, 4,446,500 shares of the Company's common stock were available for future grants under the Plan. Only 3,500 of

                          SPECIALTY CARE NETWORK, INC.

the options which are outstanding under the Plan at September 30, 1996 were exercisable at such date, and no options were forfeited or expired during the period then ended.

                                                                                     SHARES
                                                                          OPTION      UNDER
                                                                           PRICE     OPTION
                                                                          ------     ------
Outstanding at September 30 1996, which generally vest ratably on March
  22, 1997, 1998 and 1999 and expire on March 22, 2006.................    $1.00     553,500



On October 15, 1996, the Company's Board of Directors approved the 1996
Equity Compensation Plan (the 'Equity Plan'), which provides for the granting of options to purchase up to two million shares of the Company's common stock. Both incentive stock options and nonqualified stock options may be issued under the provisions of the Equity Plan. Employees of the Company and any future subsidiaries, members of the Board of Directors and certain key advisors are eligible to participate in this plan, which shall terminate no later than October 14, 2006. The granting and vesting of the options under the Equity Plan are provided by the Company's Board of Directors. Subsequent to October 15, 1996, the Company's Board of Directors approved grants under the Equity Plan for both incentive and non-qualified options exercisable for approximately 1,365,000 of common shares at exercise prices ranging from $6.00 per share to $10.00 per share.



7. COMMITMENTS

     The Company is obligated under operating lease agreements for an office and certain equipment. Future minimum payments under noncancelable operating leases with lease terms in excess of one year are summarized as follows for the years ending September 30:

1997...........................................................  $ 84,072
1998...........................................................    85,416
1999...........................................................    86,040
2000...........................................................    86,988
2001...........................................................    43,830
                                                                 --------
                                                                 $386,346
                                                                 --------
                                                                 --------

     Rent expense for the period ended September 30, 1996 under all operating leases was approximately $62,100.

     The Company has entered into certain employment agreements that provide key executives and employees with minimum base pay, annual incentive awards and other fringe benefits. The Company expenses all costs related thereto in the period that the service is rendered by the employee. In the event of death, disability, termination with or without cause, voluntary employee termination, change in ownership of the Company, etc., the Company may be partially or wholly relieved of its financial obligations to such individuals. However, under certain circumstances, a change in control of the Company may provide significant and immediate enhanced compensation to the employees possessing employment contracts. At September 30, 1996, the Company was contractually obligated for the following base pay compensation amounts (summarized by fiscal year ending September 30):

                          SPECIALTY CARE NETWORK, INC.

1997..........................................................  $1,273,167
1998..........................................................   1,458,604
1999..........................................................   1,551,000
2000..........................................................   1,551,000
2001..........................................................     840,417
                                                                ----------
                                                                $6,674,188
                                                                ----------
                                                                ----------

     As required by one of its vendors, the Company established a $50,000 irrevocable letter of credit in favor of such vendor, which expires on February 3, 1997. The letter of credit will generally continue to exist beyond the expiration date as long as the Company continues to maintain its relationship with such vendor. The letter of credit is secured by a $50,000 savings account, which is included in other long-term assets in the accompanying financial statements.

8. PHYSICIAN PRACTICE ACQUISITIONS


     As noted in the accompanying financial statements, the Company expended approximately $510,000 during the period ended September 30, 1996 in order to evaluate the acquisition of substantially all the assets, liabilities and business of certain physician practices. Effective November 12, 1996, the Company acquired substantially all of the assets, such as accounts receivable and fixed assets, and certain liabilities of the five Predecessor Practices. The physician owners, functioning as promoters, effectively contributed these assets and liabilities in exchange for an aggregate of 7,659,115 shares of common stock of the Company and $1,537,872 in cash. Upon closing, the Company, under signed agreements, assumed all risks of ownership related to these assets. The following table summarizes certain financial information (unaudited) related to this transaction and the five individual founding physician practices:




                                                                             COMMON
                                                                              STOCK
                                                                          CONSIDERATION
                                                                              PAID              CASH
                                                                             BY THE         CONSIDERATION
                                                                             COMPANY         PAID BY THE
                                                                          -------------        COMPANY
                                                                           (SHARES)        -------------
Reconstructive Orthopaedic Associates, Inc...........................      3,169,379         $1,537,872
Princeton Orthopaedic Associates, P.A................................      1,196,793                 --
Tallahassee Orthopedic Clinic, P.A...................................      1,072,414                 --
Greater Chesapeake Orthopaedic Associates, LLC.......................      1,568,922                 --
Vero Orthopaedics, P.A...............................................        651,607(1)              --





(1) Excludes non-qualified stock options to purchase an additional 50,000 shares of the Company's common stock at $6.00 per share which fully vest on November 12, 1998.



     On November 1, 1996, the Company entered into a $20 million Revolving Loan and Security Agreement with a bank, which provided certain amounts necessary to effectuate the aforementioned acquisition transactions. At November 12, 1996, the outstanding amount thereunder was approximately $1.7 million, and such amount is secured by a first collateral interest on substantially all of the assets owned by the Company or thereafter acquired. Additionally, contemporaneous with the acquisitions of the founding physician practices, the Company extended lines of credit to the former stockholders of certain founding practices aggregating approximately $4.3 million. Such lines of credit will generally remain in existence through November 12, 1998. Advances thereunder, which aggregated approximately $1,000,000 subsequent to September 30, 1996, bear interest at the prime lending rate plus 1.25% and will be collateralized by the Company's common stock owned by the individual physician.

                          SPECIALTY CARE NETWORK, INC.

     Concurrent with the acquisitions, the successors to the Predecessor Practices (the "Initial Affiliated Practices") simultaneously entered into long-term service agreements (the "Initial Service Agreements") with the Company. Pursuant to the terms of the service agreements, the Company, among other things, provides facilities and management, administrative and development services, and employs most non-medical personnel, in return for service fees. Such fees are payable monthly and consist of the following: (i) service fees based on a percentage ranging from 20%-33% of the adjusted pre-tax income of the Initial Affiliated Practices (defined as revenue of the Initial Affiliated Practices related to professional services less amounts equal to certain clinic expenses but not including physician owner compensation or most benefits to physician owners) plus (ii) reimbursement of certain clinic expenses. For the first three years following affiliation, however, the portion of the service fees described under clause (i) is specified to be the greater of the amount payable as described under clause (i) above or a fixed dollar amount (the 'Base Service Fee'), which was generally calculated by applying the respective service fee percentage of adjusted pre-tax income of the Initial Affiliated Practices for the twelve months prior to affiliation. The aggregate annual Base Service Fee for all of the Initial Affiliated Practices is approximately $9.5 million. In addition, with respect to its management of certain facilities and ancillary services associated with certain of the Initial Affiliated Practices, the Company receives fees ranging from 2%-8% of net revenue.


     The Initial Service Agreements have initial terms of forty years, with automatic extensions (unless specified notice is given) of additional five-year terms. The Initial Service Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or
(ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice. In addition, the Company may terminate the agreement if the Initial Affiliated Practice's Medicare or Medicaid number is terminated or suspended as a result of some act or omission of the Initial Affiliated Practice or the physicians, and the Initial Affiliated Practice may terminate the agreement if the Company misapplies funds or assets or violates certain laws.







     Upon termination of an Initial Service Agreement by the Company for one of the reasons set forth above, the Company has the option to require the Initial Affiliated Practice to purchase and assume the assets and liabilities related to the Initial Affiliated Practice at the fair market value thereof. In addition, upon termination of an Initial Service Agreement by the Company during the first five years of the term, the physician owners of the Initial Affiliated Practice are required to pay the Company or return to the Company an amount of cash or stock of the Company equal to one-third of the total consideration received by such physicians in connection with the Company's affiliation with the practice.


     Under the Initial Service Agreements, each physician owner must give the Company twelve months notice of an intent to retire from the Initial Affiliated Practice. If a physician gives such notice during the first five years of the agreement, the physician must also locate a replacement physician or physicians acceptable to a Joint Policy Board and pay an amount based on a formula relating to any loss of service fee for the first five years of the term. The agreement also provides that after the fifth year no more than 20% of the physician owners at the Initial Affiliated Practice may retire within a one-year period.


     The Initial Affiliated Practices and the physician owners of the Initial Affiliated Practices generally agree not to compete with the Company in providing services similar to those provided by the Company under the Initial Service Agreements, and the physician owners also generally agree with the Company not to compete with an Initial Affiliated Practice, within a specified geographic area. Non-competition restrictions generally apply to physicians during their affiliation with the Initial Affiliated Practices and for three years thereafter. In addition, the Initial Service Agreement requires the Initial Affiliated Practice to enter into non-competition agreements with all physicians in the Initial Affiliated Practice, of which agreements the Company will be a third party beneficiary. After the fifth year of the term of the Initial Service Agreement, physician owners of the Initial Affiliated Practices may be released from the non-competition provisions upon payment of certain amounts to the Company, which may be paid in the form of common stock. The Initial Service Agreements generally require the Initial Affiliated Practices to pursue enforcement of the non-competition agreement with physicians or assign to the Company the right to pursue enforcement.



9. SUBSEQUENT EVENTS



     On January 8, 1997, the Company was sued by Michael A. Feiertag, M.D. (a former physician at Vero Orthopaedics, P.A.) for alleged breach of his employment agreement. Dr. Feiertag is seeking damages in excess of $500,000. SCN intends to file an answer to the complaint denying liability and intends to vigorously contest the action. The Company believes that the ultimate resolution of the case will not have a material adverse effect on the Company's financial statements. On February 3, 1997, SCN initiated proceedings to have the case removed to the United States District Court for the Southern District of Florida.




     In December 1996, the Company entered into separate definitive agreements to affiliate with three single physician practices in Florida, Georgia and Maryland. The Company has agreed to acquire, through merger, substantially all of the assets and certain liabilities of the practices for an aggregate consideration of 409,265 common shares of the Company. These business combinations will be afforded the purchase method of accounting treatment. Consummation of the transactions is subject to certain conditions, including the Company's completion of, and satisfaction with, its review of the practices.



     On January 10, 1997, the Board of Directors voted to terminate the 1996 Incentive and Non-Qualified Stock Option Plan.



     On February 4, 1997, the Board of Directors voted to amend the exercise price for options to purchase approximately 726,000 shares granted under the 1996 Equity Compensation Plan from $6.00 per share to a price per share equal to the initial public offering price per share in the Company's initial public offering.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Reconstructive Orthopaedic Associates, Inc.

We have audited the accompanying balance sheets of Reconstructive Orthopaedic Associates, Inc. as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, l995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reconstructive Orthopaedic Associates, Inc. as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP_________________
                                            Ernst & Young LLP

Denver, Colorado
July 12, 1996

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31      SEPTEMBER 30
                                                                       ---------------------  ------------
                                                                          1994        1995        1996
                                                                       ----------  ----------  ----------
                                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................   $  234,883  $  246,203  $  831,472
  Accounts receivable, net..........................................    2,623,768   4,288,456   3,905,093
  Inventories.......................................................       25,200      19,100      19,100
  Due from related parties..........................................       57,716          --          --
  Prepaid expenses..................................................      247,152     122,793          --
                                                                       ----------  ----------  ----------
Total current assets................................................    3,188,719   4,676,552   4,755,665
Furniture, fixtures and equipment, net..............................      510,077     617,053     563,048
Other assets........................................................        2,277      18,972      16,104
                                                                       ----------  ----------  ----------
Total assets........................................................   $3,701,073  $5,312,577  $5,334,817
                                                                       ----------  ----------  ----------
                                                                       ----------  ----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.............................................   $  550,000  $  570,000  $       --
  Current portion of long-term debt.................................           --          --      66,000
  Accounts payable..................................................      151,316     271,333     119,338
  Accrued compensation and benefits.................................      117,995      81,924     160,949
  Accrued profit sharing contribution...............................      160,398     245,819     285,750
  Due to related parties............................................           --          --     168,356
  Other accrued expenses............................................          888       2,863          --
                                                                       ----------  ----------  ----------
Total current liabilities...........................................      980,597   1,171,939     800,393
Long-term debt, less current portion................................           --          --      89,699
                                                                       ----------  ----------  ----------
Total liabilities...................................................      980,597   1,171,939     890,092

Commitments
Stockholders' equity:
     Common stock, $1 par value:
     Authorized and outstanding shares -- 1,000.....................        1,000       1,000       1,000
     Retained earnings..............................................    2,744,489   4,164,651   4,539,088
     Treasury stock.................................................      (25,013)    (25,013)    (25,013)
     Less note receivable from stockholder..........................           --          --     (70,350)
                                                                       ----------  ----------  ----------
Total stockholders' equity..........................................    2,720,476   4,140,638   4,444,725
                                                                       ----------  ----------  ----------
Total liabilities and stockholders' equity..........................   $3,701,073  $5,312,577  $5,334,817
                                                                       ----------  ----------  ----------
                                                                       ----------  ----------  ----------

                            See accompanying notes.

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

                              STATEMENTS OF INCOME

                                                                                           NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31                  SEPTEMBER 30
                                             ----------------------------------------  --------------------------
                                                 1993          1994          1995          1995          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Net revenue................................   $11,902,216  $13,325,350   $17,549,907   $12,431,874   $14,255,838
Operating expenses:
  Physician compensation...................     6,741,664    7,711,380     9,288,516     7,546,155     8,051,782
  Salaries and benefits....................     2,623,412    3,288,766     3,874,636     1,916,237     2,205,990
  Supplies, general and administrative
    expenses...............................     2,022,581    2,066,795     2,792,588     2,108,595     3,512,248
  Depreciation.............................       126,889      124,304       133,450        84,869        98,972
                                              -----------  -----------   -----------   -----------   -----------
Total operating expenses...................    11,514,546   13,191,245    16,089,190    11,655,856    13,868,992
                                              -----------  -----------   -----------   -----------   -----------
Income from operations.....................       387,670      134,105     1,460,717       776,018       386,846
Interest expense...........................       (10,225)      (5,302)         (555)       (1,936)      (12,409)
                                              -----------  -----------   -----------   -----------   -----------
Net income.................................   $   377,445  $   128,803   $ 1,460,162   $   774,082   $   374,437
                                              -----------  -----------   -----------   -----------   -----------
                                              -----------  -----------   -----------   -----------   -----------

                            See accompanying notes.

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                  NOTE
                                               NUMBER                                          RECEIVABLE
                                                 OF         COMMON      RETAINED    TREASURY      FROM
                                               SHARES        STOCK      EARNINGS      STOCK    STOCKHOLDER     TOTAL
                                             --------      --------     --------    --------   -----------     -----
Balance, December 31, 1992.................    1,000        $1,000     $2,318,241  $ (25,013)   $     --    $2,294,228
  Net income...............................       --            --        377,445         --          --       377,445
                                               ------       ------     ----------  ---------    --------    ----------
Balance, December 31, 1993.................    1,000         1,000      2,695,686    (25,013)         --     2,671,673
  Net income...............................       --            --        128,803         --          --       128,803
  Dividends paid...........................       --            --        (80,000)        --          --       (80,000)
                                               ------       ------     ----------  ---------    --------    ----------
Balance, December 31, 1994.................    1,000         1,000      2,744,489    (25,013)         --     2,720,476
  Net income...............................       --            --      1,460,162         --          --     1,460,162
  Dividends paid...........................       --            --        (40,000)        --          --       (40,000)
                                               ------       ------     ----------  ---------    --------    ----------
Balance, December 31, 1995.................    1,000         1,000      4,164,651    (25,013)         --     4,140,638
  Net income (unaudited)...................       --            --        374,437         --          --       374,437
  Purchase of treasury stock (unaudited)...     (660)           --             --   (141,700)         --      (141,700)
  Sale of treasury stock (unaudited).......      660            --             --    141,700     (70,350)       71,350
                                               ------       ------     ----------  ---------    --------    ----------
Balance, September 30, 1996 (unaudited)....    1,000        $1,000     $4,539,088  $ (25,013)   $(70,350)   $4,444,725
                                               ------       ------     ----------  ---------   ----------   ----------
                                               ------       ------     ----------  ---------   ----------   ----------

                            See accompanying notes.

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31             SEPTEMBER 30
                                                     ---------------------------------  ---------------------
                                                       1993       1994        1995         1995        1996
                                                     ---------  ---------  -----------  ----------  ---------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income.........................................  $ 377,445  $ 128,803  $ 1,460,162  $  774,082  $ 374,437
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation...................................    126,889    124,304      133,450      84,869     98,972
    Changes in assets and liabilities:
      Accounts receivable..........................   (161,437)  (167,932)  (1,664,688)   (900,289)   383,363
      Inventories..................................         --         --        6,100          --         --
      Due from related parties.....................    (39,629)    92,356       57,716    (580,214)        --
      Prepaid expenses.............................   (112,300)   (71,379)     124,359     176,117    122,793
      Other assets.................................      6,927       (409)     (16,695)   (142,588)     2,868
      Accounts payable.............................      9,900     14,321      120,017      90,228   (151,995)
      Accrued compensation and benefits............      6,684     32,695      (36,071)     42,692     79,025
      Other accrued expenses.......................     11,697    (14,307)       1,975      34,766     (2,863)
      Due to related parties.......................         --         --           --      58,885     26,656
      Accrued profit sharing contribution..........     30,225     97,423       85,421      19,602     39,931
      Accrued bonuses..............................         --         --           --   2,581,783         --
                                                     ---------  ---------  -----------  ----------  ---------
Net cash provided by operating activities..........    256,401    235,875      271,746   2,239,933    973,187
INVESTING ACTIVITIES
Sale of investments................................     75,000     69,631           --          --         --
Purchases of furniture, fixtures and equipment.....   (216,383)   (39,061)    (240,426)   (240,862)   (44,967)
                                                     ---------  ---------  -----------  ----------  ---------
Net cash provided by (used in) investing
  activities.......................................   (141,383)    30,570     (240,426)   (240,862)   (44,967)
FINANCING ACTIVITIES
Proceeds from short-term borrowings................         --         --      570,000          --         --
Repayment of short-term borrowings.................         --         --     (550,000)   (550,000)  (570,000)
Proceeds from long-term debt.......................         --         --           --          --    200,000
Principal payments on long-term debt...............    (47,000)  (150,000)          --          --    (44,301)
Proceeds from sale of treasury stock...............         --         --           --          --     71,350
Dividends paid.....................................         --    (80,000)     (40,000)         --         --
                                                     ---------  ---------  -----------  ----------  ---------
Net cash used in financing activities..............    (47,000)  (230,000)     (20,000)   (550,000)  (342,951)
                                                     ---------  ---------  -----------  ----------  ---------
Net increase in cash and cash equivalents..........     68,018     36,445       11,320   1,449,071    585,269
Cash and cash equivalents at beginning of year.....    130,420    198,438      234,883     234,883    246,203
                                                     ---------  ---------  -----------  ----------  ---------
Cash and cash equivalents at end of year...........  $ 198,438  $ 234,883  $   246,203  $1,683,954  $ 831,472
                                                     ---------  ---------  -----------  ----------  ---------
                                                     ---------  ---------  -----------  ----------  ---------
Supplemental noncash operating and financing
  activities:
    Acquisition of treasury stock for payable to
      related parties..............................  $      --  $      --  $        --  $       --  $ 141,700
    Sale of treasury stock for note receivable from
      stockholder..................................  $      --  $      --  $        --  $       --  $  70,350

                            See accompanying notes.

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

      (INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
          AND 1996 AND SUBSEQUENT TO SEPTEMBER 30, 1996 IS UNAUDITED)

1. DESCRIPTION OF THE BUSINESS

     Reconstructive Orthopaedic Associates, Inc. (the Company) is an orthopaedic physician practice which services the surrounding communities of Philadelphia, Pennsylvania. The Company is organized as a corporation under the laws of the state of Pennsylvania.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Net revenue is recorded as services are rendered at established rates net of provision for bad debts, charity and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated amounts to be reimbursed to the Company and are recognized when the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized when the final settlements are made.

  Cash and Cash Equivalents

     Cash equivalents are highly liquid investments with original maturities of three months or less.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used are as follows:

Computer equipment and automobiles...............................     5 years
Furniture, fixtures and equipment................................     7 years
Leasehold improvements...........................................    15 years

  Financial Instruments

     Financial instruments consist of cash and cash equivalents, accounts receivable and certain current liabilities. The carrying amounts reported in the balance sheets for these items approximate fair value.

  Estimated Medical Professional Liability Claims

     The Company is insured for medical professional liability claims through an occurrence-based commercial insurance policy.

  Income Taxes

     The Company is a Subchapter S corporation under the Internal Revenue Code, and, accordingly, is not taxed as a separate entity. The Company's taxable income or loss is allocated to each stockholder and recognized as taxable income on their individual tax returns.

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Newly Issued Accounting Standard

     The Company has considered the impact of Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' and does not believe that adoption of this pronouncement would have a significant impact on the Company's financial statements.

3. ACCOUNTS RECEIVABLE AND NET REVENUE

     Accounts receivable consisted of the following:

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1994        1995
                                                              ----------  -----------
Gross patient accounts receivable...........................  $6,433,550  $10,952,124
Less allowance for contractual adjustments and
  uncollectibles............................................   3,809,782    6,663,668
                                                              ----------  -----------
                                                              $2,623,768  $ 4,288,456
                                                              ----------  -----------
                                                              ----------  -----------

     Net revenue consisted of the following:

                                                                              YEAR ENDED DECEMBER 31
                                                                  ----------------------------------------------
                                                                       1993            1994            1995
                                                                  --------------  --------------  --------------
Gross patient revenue...........................................  $   23,996,688  $   29,666,524  $   39,767,311
Less contractual adjustments and uncollectibles.................      12,094,472      16,341,174      22,217,404
                                                                  --------------  --------------  --------------
                                                                  $   11,902,216  $   13,325,350  $   17,549,907
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

     Concentration of credit risk related to accounts receivable is limited by the diversity and number of providers, patients and payors.

4. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment, net consists of the following:

                                                                      DECEMBER 31
                                                                ----------------------
                                                                   1994         1995
                                                                ----------   ----------
Furniture and fixtures........................................  $  410,185   $  475,394
Equipment.....................................................     289,715      463,757
Automobiles...................................................     171,432      171,432
Leasehold improvements........................................     441,294      442,519
                                                                ----------   ----------
                                                                 1,312,626    1,553,102
Less accumulated depreciation.................................     802,549      936,049
                                                                ----------   ----------
Furniture, fixtures and equipment, net........................  $  510,077   $  617,053
                                                                ----------   ----------
                                                                ----------   ----------

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

5. LINE OF CREDIT

                                                                          DECEMBER 31
                                                                    -------------------
                                                                      1994       1995
                                                                    --------   --------
Line of credit with a bank, due on demand, plus interest at
  8.50%...........................................................  $550,000   $570,000
                                                                    --------   --------
                                                                    --------   --------

     The Company has a $700,000 line of credit with Mellon Bank, of which $150,000 and $130,000 was available at December 31, 1994 and 1995, respectively. Borrowings under the line of credit bear an interest rate equal to 8.50%. Accounts receivable collateralize the line of credit with the bank.

6. EMPLOYEE BENEFIT PLANS

     The Company has a profit sharing plan that covers substantially all of its employees. Eligible employees may contribute up to 15% of their compensation. The Company contributes a discretionary amount which is allocated proportionally based upon the salaries of participating employees. The profit sharing plan expense was $178,225, $263,898 and $247,894 for the years ended December 31, 1993, 1994 and 1995, respectively.

7. RELATED PARTY TRANSACTIONS

     The Company advanced money to certain stockholders in exchange for notes receivable. As of December 31, 1994, the outstanding balance was $57,716.

8. OPERATING LEASES

     The Company leases its office facilities on an annual basis. Rent expense for the years ended December 31, 1993, 1994 and 1995 totaled $121,259, $126,090 and $121,139, respectively.

9. SUBSEQUENT EVENT

     Subsequent to year end, the Company reorganized by repurchasing a portion of the outstanding common stock from the two existing stockholders and selling additional common stock to several additional physicians. This transaction had no effect on the total number of shares outstanding.

     Effective November 12, 1996, the Company entered into a tax-free merger (the Merger) with Specialty Care Network, Inc. (SCN) in a reorganization, whereby the stockholders of the Company agreed to exchange their outstanding common stock for 3,169,379 shares of common stock of SCN and $1,537,872 in cash. In connection with the Merger, SCN will provide administrative services and manage the non-medical operations of the Company and enter into a long-term service agreement with the physician stockholders of the Company, pursuant to which the physicians will continue to provide medical services through a new entity. In addition, certain of the Company's physician stockholders have purchased $550,000 of convertible debentures of SCN that are convertible into common stock of SCN at $1 a share.

10. UNAUDITED INTERIM FINANCIAL INFORMATION

     The balance sheet as of September 30, 1996 and the statements of income, stockholders' equity and cash flows for the nine months ended September 30, 1995 and 1996 (interim financial statements) have been prepared by management and are unaudited. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

                  RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES, INC.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the December 31, 1993, 1994 and 1995 audited financial statements appearing herein. The results of the nine months ended September 30, 1995 and 1996 may not be indicative of operating results for the full respective years.

11. PRO FORMA TAX INFORMATION (UNAUDITED)

     As discussed elsewhere in these footnotes, the Company operates under Subchapter S of the Internal Revenue Code and is not subject to corporate federal or state income taxes. In connection with the merger with Specialty Care Network, Inc. (See Note 9), the Subchapter S election was terminated. As a result, the Company will be subject to federal and state corporate income taxes subsequent to the termination of the Subchapter S status. The Company had net operating income for income tax purposes of $413,474, $168,556 and $1,510,336 for the years ended December 31, 1993, 1994 and 1995, respectively. The corresponding net operating income for income tax purposes for the nine months ended September 30, 1995 and 1996 were $797,297 and $378,552, respectively. Had the Company filed federal and state income tax returns as a regular Subchapter C corporation, the income tax expense under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, would have been as follows:

Year ended December 31, 1993..................................  $   152,158
Year ended December 31, 1994..................................       62,029
Year ended December 31, 1995..................................      555,804
Nine months ended September 30, 1995..........................      293,405
Nine months ended September 30, 1996..........................      139,307

     The effect of recognizing the deferred taxes will be included in income from continuing operations. If the termination of the Subchapter S corporation status had occurred at September 30, 1996, the net deferred tax liability would have been approximately $1,280,142.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Princeton Orthopaedic Associates, P.A.

We have audited the accompanying balance sheets of Princeton Orthopaedic Associates, P.A. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, l995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Princeton Orthopaedic Associates, P.A. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
                                          -------------------------------------
                                            Ernst & Young LLP

Denver, Colorado
August 28, 1996

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

                                 BALANCE SHEETS

                                                                           DECEMBER 31     SEPTEMBER 30
                                                                   ---------------------- -------------
                                                                      1994        1995        1996
                                                                   ----------  ----------  ----------
                                                                                           (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents......................................  $   63,242  $  117,277  $  632,059
  Accounts receivable, net.......................................   1,826,429   1,954,380   2,338,764
  Prepaid expenses...............................................     360,960     320,025      80,006
  Due from related parties.......................................       2,700      49,866     465,924
                                                                   ----------  ----------  ----------
Total current assets.............................................   2,253,331   2,441,548   3,516,753
Furniture, fixtures and equipment, net...........................   1,401,552   1,143,174     934,883
                                                                   ----------  ----------  ----------
Total assets.....................................................  $3,654,883  $3,584,722  $4,451,636
                                                                   ----------  ----------  ----------
                                                                   ----------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term note payable......................  $   70,000  $   70,000  $   70,000
  Current portion of capital lease obligations...................      69,839     100,038     107,489
  Deferred tax liability.........................................     361,170     242,928     251,635
  Accounts payable...............................................     102,002     101,810     439,629
  Accrued compensation and benefits..............................     647,377     911,033   1,588,076
  Accrued profit sharing contribution                                 293,529     432,100     300,000
  Due to related parties.........................................      17,340      37,924     165,377
  Other accrued expenses.........................................      59,853      41,554          --
                                                                   ----------  ----------  ----------
Total current liabilities........................................   1,621,110   1,937,387   2,922,206
Long-term note payable, less current portion.....................     461,928     391,928     339,428
Capital lease obligations, less current portion..................     950,735     850,697     769,123
                                                                   ----------  ----------  ----------
Total liabilities................................................   3,033,773   3,180,012   4,030,757
Commitments
Stockholders' equity:
     Common stock, no par value:
        Authorized, issued and outstanding
           shares--900...........................................          --          --          --
        Additional paid-in capital...............................      17,308      17,308      17,308
        Retained earnings........................................     853,802     637,402     653,571
        Treasury stock...........................................    (250,000)   (250,000)   (250,000)
                                                                   ----------  ----------  ----------
Total stockholders' equity.......................................     621,110     404,710     420,879
                                                                   ----------  ----------  ----------
Total liabilities and stockholders' equity.......................  $3,654,883  $3,584,722  $4,451,636
                                                                   ----------  ----------  ----------
                                                                   ----------  ----------  ----------

                            See accompanying notes.

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

                            STATEMENTS OF OPERATIONS

                                                                                       NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31              SEPTEMBER 30
                                              -------------------------------------  -----------------------
                                                  1993         1994         1995        1995        1996
                                              -----------  -----------  -----------  ----------  -----------
                                                                                               (UNAUDITED)
Net revenue.................................  $11,552,476  $13,561,339  $13,298,164  $9,842,814  $11,152,357
Operating expenses:
  Physician compensation....................    4,273,893    5,194,385    4,968,251   3,854,871    4,084,772
  Salaries and benefits.....................    3,904,184    4,099,459    4,057,086   2,758,435    3,350,844
  Supplies, general and administrative
    expenses................................    3,623,877    3,837,396    4,235,715   2,937,658    3,464,665
  Depreciation and amortization.............      246,815      218,440      258,497     193,872      137,054
                                              -----------  -----------  -----------  ----------  -----------
Total operating expenses....................   12,048,769   13,349,680   13,519,549   9,744,836   11,037,335
                                              -----------  -----------  -----------  ----------  -----------
Income (loss) from operations...............     (496,293)     211,659     (221,385)     97,978      115,022
Interest expense, net.......................     (121,426)    (116,288)    (113,257)   (123,249)     (90,146)
                                              -----------  -----------  -----------  ----------  -----------
Income (loss) before income taxes...........     (617,719)      95,371     (334,642)    (25,271)      24,876
Income tax benefit (expense)................      194,660      (35,385)     118,242       6,608       (8,707)
                                              -----------  -----------  -----------  ----------  -----------
Net income (loss)...........................  $  (423,059) $    59,986  $  (216,400) $  (18,663) $    16,169
                                              -----------  -----------  -----------  ----------  -----------
                                              -----------  -----------  -----------  ----------  -----------

                            See accompanying notes.

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   ADDITIONAL
                                             NUMBER OF    COMMON     PAID-IN    RETAINED   TREASURY
                                              SHARES       STOCK     CAPITAL    EARNINGS    STOCK       TOTAL
                                            ----------  ---------  ---------   ----------  ---------  ---------
Balance, December 31, 1992................         900    $    --    $17,308   $1,216,875  $(250,000) $ 984,183
  Net loss................................          --         --         --     (423,059)        --   (423,059)
                                            ----------  ---------  ---------   ----------  ---------  ---------
Balance, December 31, 1993................         900         --     17,308      793,816   (250,000)   561,124
  Net income..............................          --         --         --       59,986         --     59,986
                                            ----------  ---------  ---------   ----------  ---------  ---------
Balance, December 31, 1994................         900         --     17,308      853,802   (250,000)   621,110
  Net loss................................          --         --         --     (216,400)        --   (216,400)
                                            ----------  ---------  ---------   ----------  ---------  ---------
Balance, December 31, 1995................         900         --     17,308      637,402   (250,000)   404,710
  Net income (unaudited)..................          --         --         --       16,169         --     16,169
                                            ----------  ---------  ---------   ----------  ---------  ---------
Balance, September 30, 1996...............          --
  (unaudited).............................         900    $    --    $17,308   $  653,571  $(250,000) $ 420,879
                                            ----------  ---------  ---------   ----------  ---------  ---------
                                            ----------  ---------  ---------   ----------  ---------  ---------

                            See accompanying notes.

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

                            STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31           SEPTEMBER 30
                                                       -------------------------------  ---------------------
                                                          1993       1994       1995       1995       1996
                                                       ---------  ---------  ---------  ----------  ---------
                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)....................................  $(423,059) $  59,986  $(216,400) $  (18,663) $  16,169
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Depreciation and amortization                        246,815    218,440    258,497     193,872    137,054
    Deferred income tax provision....................   (194,660)    35,385   (118,242)     (6,608)     8,707
    Changes in assets and liabilities:
      Accounts receivable, net.......................    305,886   (245,447)  (127,951)    (33,928)  (384,384)
      Due from related parties.......................      7,500     (2,700)   (47,166)   (103,224)  (416,058)
      Prepaid expenses...............................    (19,219)   (10,165)    40,935     270,720    240,019
      Due to related parties.........................     29,722    (12,382)    20,584     (17,340)   127,453
      Accounts payable...............................     (6,332)    48,334       (192)     35,104    337,819
      Accrued compensation and benefits..............    422,642   (217,099)   263,656     811,292    677,043
      Accrued profit sharing contribution............     24,500    (30,971)   138,571      30,471   (132,100)
      Other accrued expenses.........................      1,896     47,957    (18,299)    (59,853)   (41,554)
                                                       ---------  ---------  ---------  ----------  ---------
Net cash provided by (used in) operating
  activities.........................................    395,691   (108,662)   193,993   1,101,843    570,168
INVESTING ACTIVITIES
(Purchases) sales of furniture, fixtures and
  equipment, net.....................................    (72,073)     7,608       (119)     71,103     71,237
                                                       ---------  ---------  ---------  ----------  ---------
Net cash provided by (used in) investing
  activities.........................................    (72,073)     7,608       (119)     71,103     71,237
FINANCING ACTIVITIES
Principal payments on long-term debt and capital
  lease obligations..................................   (113,098)   (83,600)  (139,839)   (104,246)  (126,623)
                                                       ---------  ---------  ---------  ----------  ---------
Net cash used in financing activities................   (113,098)   (83,600)  (139,839)   (104,246)  (126,623)
                                                       ---------  ---------  ---------  ----------  ---------
Net increase (decrease) in cash and cash
  equivalents........................................    210,520   (184,654)    54,035   1,068,670    514,782
Cash and cash equivalents at beginning of year.......     37,376    247,896     63,242      63,242    117,277
                                                       ---------  ---------  ---------  ----------  ---------
Cash and cash equivalents at end of year.............  $ 247,896  $  63,242  $ 117,277  $1,131,912  $ 632,059
                                                       ---------  ---------  ---------  ----------  ---------
                                                       ---------  ---------  ---------  ----------  ---------
Supplemental noncash investing activities:
  Acquisition of furniture, fixtures and equipment
    under capital lease..............................  $ 730,720  $      --  $      --  $       --  $      --

                            See accompanying notes.

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

      (INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
          AND 1996 AND SUBSEQUENT TO SEPTEMBER 30, 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

     Princeton Orthopaedic Associates, P.A. (the Company) is an orthopaedic physician practice which services the surrounding communities of Princeton, New Jersey and effective January 1, 1996, operates an outpatient surgery center. The Company is organized as a professional corporation under the laws of the state of New Jersey.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Net revenue is recorded as services are rendered at established rates net of provision for bad debts, charity, and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated amounts to be reimbursed to the Company and are recognized when the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized when the final settlements are made.

  Cash and Cash Equivalents

     Cash equivalents are highly liquid investments with an original maturity of three months or less.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost, less accumulated depreciation, and are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Furniture, fixtures and equipment...............................     5-7 years
Leasehold improvements..........................................      15 years

  Estimated Medical Professional Liability Claims

     The Company is insured for medical professional liability claims through a retrospectively rated occurrence-based commercial insurance policy.

  Income Taxes

     Deferred tax liabilities or assets (net of a valuation allowance) are provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

  Financial Instruments

     Financial instruments consist of cash and cash equivalents, accounts receivable, certain current liabilities and long-term debt. The carrying amounts reported in the balance sheets for these items approximate fair value.

  Newly Issued Accounting Standard

     The Company has considered the impact of Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' and does not believe that adoption of this pronouncement would have a significant impact on the Company's financial statements.

3. ACCOUNTS RECEIVABLE AND NET REVENUE

     Accounts receivable consisted of the following:

                                                                              DECEMBER 31
                                                                        ----------------------
                                                                           1994        1995
                                                                        ---------   ----------
Gross patient accounts receivable.....................................  $3,168,395  $4,011,580
Less allowances for contractual adjustments and uncollectibles........   1,341,966   2,057,200
                                                                        ----------  ----------
                                                                        $1,826,429  $1,954,380
                                                                        ----------  ----------
                                                                        ----------  ----------

     Net revenue consisted of the following:

                                                                   YEAR ENDED DECEMBER 31
                                                       ---------------------------------------
                                                           1993         1994          1995
                                                       -----------   -----------   -----------
Gross patient revenue................................  $12,836,084   $15,954,516   $15,643,395
Less contractual adjustments and uncollectibles......    1,283,608     2,393,177     2,345,231
                                                       -----------   -----------   -----------
                                                       $11,552,476   $13,561,339   $13,298,164
                                                       -----------   -----------   -----------
                                                       -----------   -----------   -----------

     Concentration of credit risk related to accounts receivable is limited by the diversity and number of providers, patients and payors.

4. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following:

                                                                                DECEMBER 31
                                                                        ------------------------
                                                                           1994          1995
                                                                        ----------    ----------
Purchased and leased furniture, fixtures and equipment................  $2,046,840    $2,046,959
Leasehold improvements................................................     516,268       516,268
                                                                        ----------    ----------
                                                                         2,563,108     2,563,227
Less accumulated depreciation and amortization........................   1,161,556     1,420,053
                                                                        ----------    ----------
                                                                        $1,401,552    $1,143,174
                                                                        ----------    ----------
                                                                        ----------    ----------

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

5. NOTE PAYABLE

     Note payable consisted of the following:

                                                                                 DECEMBER 31
                                                                            --------------------
                                                                              1994        1995
                                                                            --------    --------
Note payable, due in monthly installments of $5,833 plus interest at 8.5%,
  collateralized by certain equipment.....................................  $531,928    $461,928
Less current portion......................................................    70,000      70,000
                                                                            --------    --------
                                                                            $461,928    $391,928
                                                                            --------    --------
                                                                            --------    --------

     At December 31, 1995, the aggregate maturities of the note payable are as follows: 1996-- $70,000; 1997--$70,000; 1998--$70,000; 1999--$251,928.

     Interest expense approximates interest paid.

6. BENEFIT PLANS

     The Company has a 401(k) plan and a defined contribution pension plan covering all full-time employees with one year or more of service. Prior to 1994, the Company maintained a profit sharing plan. Effective in 1994, the Company terminated the profit sharing plan and adopted the 401(k) plan. Contributions under the 401(k) plan are determined annually by the Board of Directors. The pension plan contribution is mandatory and is based upon a fixed percentage of an employee's annual salary. The retirement plan expenses were $423,500, $549,592 and $444,992 for the years ended December 31, 1993, 1994 and
1995, respectively.

7. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                         DECEMBER 31
                                                                    --------------------
                                                                      1994        1995
                                                                    --------    --------
Deferred tax liabilities:
  Capitalized lease...............................................  $     --    $ 12,052
  Cash-to-accrual adjustment......................................   485,423     469,967
                                                                    --------    --------
     Total deferred tax liabilities...............................   485,423     482,019
                                                                    --------    --------
Deferred tax assets:
  Capitalized leases..............................................    12,395          --
  Net operating loss carryforward.................................    15,837      99,507
  Depreciation and amortization...................................    96,021     139,584
                                                                    --------    --------
     Total deferred tax assets....................................   124,253     239,091
Valuation allowance for deferred tax assets.......................        --          --
                                                                    --------    --------
Net deferred tax assets...........................................   124,253     239,091
                                                                    --------    --------
Net deferred tax liabilities......................................  $361,170    $242,928
                                                                    --------    --------
                                                                    --------    --------

     The (provision for) benefit from income taxes is comprised of the following:

                                                             YEAR ENDED DECEMBER 31
                                                       ---------------------------------
                                                          1993         1994        1995
                                                        --------    --------    --------
Current..............................................   $     --    $     --    $     --
Deferred.............................................    194,660     (35,385)    118,242
                                                        --------    --------    --------
Total................................................   $194,660    $(35,385)   $118,242
                                                        --------    --------    --------
                                                        --------    --------    --------

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

     At December 31, 1995, the Company has aggregate net operating loss carryforwards of $284,308 for federal tax reporting purposes, which expire through 2010, if not utilized.

     The difference between the actual income tax provision and the tax provision computed by applying the statutory Federal income tax rate to earnings before taxes is attributable to the following:

                                                                    YEAR ENDED DECEMBER 31
                                                                    ----------------------
                                                                      1994        1995
                                                                    -------     ---------
Expected provision for (benefit from) federal income taxes at
  statutory rate of 35%...........................................  $33,380     $(117,125)
Other, net........................................................    2,005        (1,117)
                                                                    -------     ---------
Income tax (benefit) expense......................................  $35,385     $(118,242)
                                                                    -------     ---------
                                                                    -------     ---------

8. LEASES

     The Company leases certain equipment under capitalized leases. The cost of such equipment at both December 31, 1994 and 1995 was $985,158. Accumulated amortization was $238,714 and $345,349 at December 31, 1994 and 1995, respectively.

     The Company also leases office and clinic space under noncancelable lease arrangements. Future minimum payments under capital and noncancelable operating leases are as follows:

                                                                CAPITAL        OPERATING
                                                                LEASES          LEASES
                                                              ----------      -----------
1996........................................................  $  187,200      $ 1,203,430
1997........................................................     187,200        1,203,430
1998........................................................     187,200        1,203,430
1999........................................................     187,200        1,203,430
2000........................................................     187,200        1,203,430
Thereafter..................................................     374,400        9,589,883
                                                              ----------      -----------
Total minimum lease payments................................   1,310,400      $15,607,033
                                                                              -----------
                                                                              -----------
Less amount representing interest...........................    (359,665)
                                                              ----------
Present value of net minimum lease payments.................     950,735
Less current portion........................................     100,038
                                                              ----------
Long-term portion...........................................  $  850,697
                                                              ----------
                                                              ----------

     The Company leases office space from various partnerships whose partners are officers and shareholders of the Company. Rent expense, substantially all to related parties, for the years ended December 31, 1993, 1994 and 1995 totaled $978,873, $1,055,884 and $1,295,037, respectively.

9. SUBSEQUENT EVENTS

     In January 1996, the Company entered into additional equipment leases. The aggregate payments on these leases are as follows: 1996--$55,643; 1997--$63,758; 1998--$73,522; 1999--$90,166; 2000--$76,635; thereafter--$235,299.

     Effective November 12, 1996, the stockholders of the Company entered into a tax-free exchange (the Exchange) with Specialty Care Network Inc. (SCN) in a reorganization, whereby the stockholders of the Company agreed to exchange their outstanding common stock for 1,196,793 shares of common stock of SCN. In connection with the Exchange, SCN will provide administrative services and manage the non-medical operations of the Company and enter into a long-term service agreement with the

                     PRINCETON ORTHOPAEDIC ASSOCIATES, P.A.

physician stockholders of the Company, pursuant to which the physicians will continue to provide medical services through a new entity. In addition, certain of the Company's physician stockholders have purchased $310,000 of convertible debentures of SCN that are convertible into common stock of SCN at $1 a share. Before this exchange net assets of the outpatient surgery center of approximately $577,000 were distributed to the shareholders.


     The 401(k) and defined contribution pension plans were frozen as of the date of the exchange transaction with all participants being fully vested in the contributions that had been made to the plans.


10. UNAUDITED INTERIM FINANCIAL INFORMATION

     The balance sheet at September 30, 1996 and the statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1995 and 1996 (interim financial statements) have been prepared by management and are unaudited. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the December 31, 1993, 1994 and 1995 audited financial statements appearing herein. The results of the nine months ended September 30, 1995 and 1996 may not be indicative of operating results for the full respective years.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Tallahassee Orthopedic Clinic, Inc.

We have audited the accompanying balance sheets of Tallahassee Orthopedic Clinic, Inc. as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, l995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tallahassee Orthopedic Clinic, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
                                          ------------------------------------
                                            Ernst & Young LLP

Denver, Colorado
October 15, 1996

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.

                                 BALANCE SHEETS

                                                                            DECEMBER 31       SEPTEMBER 30
                                                                      ----------------------  ------------
                                                                         1994        1995        1996
                                                                      ----------  ----------  ----------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................  $  133,122  $   74,803  $  647,863
  Accounts receivable, net..........................................   2,391,173   2,248,046   2,611,574
  Inventories.......................................................      22,210      55,720      68,224
  Prepaid expenses and other current assets.........................      62,858      93,902     180,677
  Due from related parties..........................................     354,254     952,862     815,341
                                                                      ----------  ----------  ----------
Total current assets................................................   2,963,617   3,425,333   4,323,679
Furniture, fixtures and equipment, net..............................     142,042   2,044,174   1,744,788
Other assets........................................................     138,595      12,110       9,540
                                                                      ----------  ----------  ----------
Total assets........................................................  $3,244,254  $5,481,617  $6,078,007
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable......................................................  $       --  $  400,000  $  400,000
  Current portion of long-term debt.................................          --     389,218     409,708
  Current portion of capital lease obligations......................          --      52,797      49,976
  Accounts payable..................................................     142,006     261,030     113,613
  Accrued compensation and benefits.................................     237,851     228,954     211,551
  Accrued profit sharing contribution...............................     338,354     415,444     427,072
  Accrued interest expense..........................................          --      13,915       7,304
  Due to related parties............................................     207,851      27,718     201,173
                                                                      ----------  ----------  ----------
Total current liabilities...........................................     926,062   1,789,076   1,820,397
Long-term debt, less current portion................................          --   1,211,857     896,077
Capital lease obligations, less current portion.....................          --     223,008     189,119
                                                                      ----------  ----------  ----------
Total liabilities...................................................     926,062   3,223,941   2,905,593
Commitments
Stockholders' equity:
     Common stock, $1 par value:
        Authorized 5,000 shares, issued and outstanding shares --
           900 in 1994 and 1,100 in 1995............................         900       1,100       1,100
        Additional paid-in capital..................................     157,221     202,473     213,786
        Retained earnings...........................................   2,160,071   2,263,880   3,167,305
        Treasury stock..............................................          --    (209,777)   (209,777)
                                                                      ----------  ----------  ----------
  Total stockholders' equity........................................   2,318,192   2,257,676   3,172,414
                                                                      ----------  ----------  ----------
  Total liabilities and stockholders' equity........................  $3,244,254  $5,481,617  $6,078,007
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

                            See accompanying notes.

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.

                              STATEMENTS OF INCOME

                                                                                 NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31              SEPTEMBER 30
                                         -----------------------------------  -----------------------
                                            1993        1994        1995         1995        1996
                                         ----------  ----------  -----------  ----------  -----------
                                                                                          (UNAUDITED)

Net revenue............................  $8,040,293  $9,455,216  $10,420,265  $7,470,881  $10,053,710

Operating expenses:

  Physician compensation...............   2,910,131   3,562,535    3,473,978   2,597,561    3,052,624

  Salaries and benefits................   2,700,058   3,194,994    4,028,185   2,993,544    3,453,082

  Supplies, general and administrative
     expenses..........................   2,146,522   2,308,263    2,471,876   1,847,229    2,133,338

  Depreciation and amortization........      22,459      38,063      224,054     168,041      394,337
                                         ----------  ----------  -----------  ----------  -----------

Total operating expenses...............   7,779,170   9,103,855   10,198,093   7,606,375    9,033,381
                                         ----------  ----------  -----------  ----------  -----------

Income (loss) from operations..........     261,123     351,361      222,172    (135,494)   1,020,329

Interest expense.......................          --          --     (118,363)    (32,116)    (116,904)
                                         ----------  ----------  -----------  ----------  -----------

Net income (loss)......................  $  261,123  $  351,361  $   103,809  $ (167,610) $   903,425
                                         ----------  ----------  -----------  ----------  -----------
                                         ----------  ----------  -----------  ----------  -----------

                            See accompanying notes.

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                             NUMBER             ADDITIONAL
                                               OF     COMMON     PAID-IN     RETAINED   TREASURY
                                             SHARES    STOCK     CAPITAL     EARNINGS    STOCK       TOTAL
                                             -------  -------   ---------   ----------  ---------  ----------
Balance, December 31, 1992.................     600    $  600    $ 89,343   $1,547,587  $      --  $1,637,530
  Net income...............................      --        --          --      261,123         --     261,123
  Stock issued.............................     200       200          --           --         --         200
                                             -------  --------  ----------  ----------  ---------  ----------
Balance, December 31, 1993.................     800       800      89,343    1,808,710         --   1,898,853
  Net income...............................      --        --          --      351,361         --     351,361
  Stock issued.............................     100       100          --           --         --         100
  Additional contributed capital...........      --        --      67,878           --         --      67,878
                                             -------  --------  ----------  ----------  ---------  ----------
Balance, December 31, 1994.................     900       900     157,221    2,160,071         --   2,318,192
  Net income...............................                --          --      103,809         --     103,809
  Stock issued.............................     200       200          --           --         --         200
  Additional contributed capital...........      --        --      45,252           --         --      45,252
  Treasury stock purchased.................      --        --          --           --   (209,777)   (209,777)
                                             -------  --------  ----------  ----------  ---------  ----------
Balance, December 31, 1995.................   1,100     1,100     202,473    2,263,880   (209,777)  2,257,676
  Net income (unaudited)...................      --        --          --      903,425         --     903,425
  Additional contributed capital
    (unaudited)............................      --        --      11,313           --         --      11,313
                                             -------  --------  ----------  ----------  ---------  ----------
Balance, September 30, 1996 (unaudited)....   1,100    $1,100    $213,786   $3,167,305  $(209,777) $3,172,414
                                             -------  --------  ----------  ----------  ---------  ----------
                                             -------  --------  ----------  ----------  ---------  ----------

                            See accompanying notes.

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                 NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31            SEPTEMBER 30
                                                            ---------------------------------  ---------------------
                                                               1993       1994        1995        1995       1996
                                                            ----------  ---------  ----------  ----------  ---------
                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........................................  $  261,123  $ 351,361  $  103,809  $ (167,610) $ 903,425
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization...........................      22,459     38,063     224,054     168,041    394,337
  Changes in assets and liabilities:
    Accounts receivable, net..............................     (48,024)  (321,378)    143,127     136,811   (363,528)
    Inventories...........................................      (4,487)    (6,385)    (33,510)    (25,133)   (12,504)
    Prepaid expenses and other current assets.............      57,040    (34,948)    (31,044)    (30,109)   (86,775)
    Due from related parties..............................    (294,163)   (22,366)   (598,608)   (419,070)   137,521
    Other assets..........................................          --   (138,595)    126,485     125,295      2,570
    Accounts payable......................................      29,125     58,441     119,024      49,525   (147,417)
    Accrued compensation and benefits.....................       7,914     79,692      (8,897)     99,735    (17,403)
    Accrued profit sharing contribution...................     (83,103)    56,151      77,090     (12,095)    11,628
    Accrued interest expense..............................          --         --      13,915          --     (6,611)
    Due to related parties................................     (48,000)   103,101    (180,133)   (175,231)   173,455
                                                            ----------  ---------  ----------  ----------  ---------
Net cash provided by (used in) operating activities.......    (100,116)   163,137     (44,688)   (249,841)   988,698
INVESTING ACTIVITIES
Purchases of furniture, fixtures and equipment............     (34,420)  (118,730) (1,830,466) (1,759,209)   (94,951)
                                                            ----------  ---------  ----------  ----------  ---------
Net cash used in investing activities.....................     (34,420)  (118,730) (1,830,466) (1,759,209)   (94,951)
FINANCING ACTIVITIES
Proceeds from long-term debt..............................          --         --   1,500,000   1,500,000         --
Proceeds from note payable................................          --         --     400,000     400,000         --
Principal payments on long-term debt and capital lease
  obligations.............................................          --         --    (128,617)    (14,311)  (332,000)
Additional stock and contributed capital..................         200     67,978      45,452      45,452     11,313
                                                            ----------  ---------  ----------  ----------  ---------
Net cash provided by (used in) financing activities.......         200     67,978   1,816,835   1,931,141   (320,687)
                                                            ----------  ---------  ----------  ----------  ---------
Net increase (decrease) in cash and cash equivalents......    (134,336)   112,385     (58,319)    (77,909)   573,060
Cash and cash equivalents at beginning of year............     155,073     20,737     133,122     133,122     74,803
                                                            ----------  ---------  ----------  ----------  ---------
Cash and cash equivalents at end of year..................  $   20,737  $ 133,122  $   74,803  $   55,213  $ 647,863
                                                            ----------  ---------  ----------  ----------  ---------
                                                            ----------  ---------  ----------  ----------  ---------
Supplemental noncash investing and financing activities:
  Acquisition of furniture, fixtures and equipment under
    capital lease obligations.............................  $       --  $      --  $  295,720  $  150,059  $      --
  Purchase of treasury stock for long-term debt...........  $       --  $      --  $  209,777  $  209,777  $      --

                            See accompanying notes.

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.
                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 AND
                 SUBSEQUENT TO SEPTEMBER 30, 1996 IS UNAUDITED)

1. DESCRIPTION OF THE BUSINESS

     Tallahassee Orthopedic Clinic, Inc. is an orthopedic physician practice which services the surrounding communities in northern Florida, southern Georgia and southern Alabama. The Company is organized as a professional corporation under the laws of the state of Florida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Net revenue is recorded as services are rendered at established rates net of provision for bad debts, charity, and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated amounts to be reimbursed to the Company and are recognized when the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized when the final settlements are made.

  Cash and Cash Equivalents

     Cash equivalents are highly liquid investments with an original maturity of three months or less.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost, less accumulated depreciation, and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years.

  Financial Instruments

     Financial instruments consist of cash and cash equivalents, accounts receivable, certain current liabilities and long-term debt. The carrying amounts reported in the balance sheets for these items approximate fair value.

  Estimated Medical Professional Liability Claims

     The Company is insured for medical professional liability claims through a retrospectively rated claims-made commercial insurance policy.

  Income Taxes

     The Company is a Subchapter S corporation under the Internal Revenue Code, and, accordingly, is not taxed as a separate entity. The Company's taxable income or loss is allocated to each stockholder and recognized as taxable income on their individual tax returns.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Newly Issued Accounting Standard

     The Company has considered the impact of Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' and does not believe that adoption of this pronouncement would have a significant impact on the Company's financial statements.

3. ACCOUNTS RECEIVABLE AND NET REVENUE

     Accounts receivable consisted of the following:

                                                                        DECEMBER 31
                                                                -------------------------
                                                                   1994           1995
                                                                ----------     ----------
Gross patient accounts receivable.............................  $4,899,975     $4,893,690
Less allowances for contractual adjustments and
  uncollectibles..............................................   2,508,802      2,645,644
                                                                ----------     ----------
                                                                $2,391,173     $2,248,046
                                                                ----------     ----------
                                                                ----------     ----------

     Net revenue consisted of the following:

                                                                 YEAR ENDED DECEMBER 31
                                                       -----------------------------------------
                                                           1993          1994           1995
                                                       -----------    -----------    -----------
Gross patient revenue................................  $12,909,244    $16,252,825    $18,394,960
Less contractual adjustments and uncollectibles......    4,868,951      6,797,609      7,974,695
                                                       -----------    -----------    -----------
                                                       $ 8,040,293    $ 9,455,216    $10,420,265
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

     Concentration of credit risk related to accounts receivable is limited by the diversity and number of providers, patients and payors.

4. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consisted of the following:

                                                                         DECEMBER 31
                                                                  -----------------------
                                                                    1994          1995
                                                                  --------     ----------
Furniture and fixtures..........................................  $ 79,417     $  149,728
Equipment.......................................................   337,250      2,340,706
Computer software...............................................    48,003        100,522
                                                                  --------     ----------
                                                                   464,670      2,590,956
Less accumulated depreciation and amortization..................   322,628        546,782
                                                                  --------     ----------
                                                                  $142,042     $2,044,174
                                                                  --------     ----------
                                                                  --------     ----------

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTE PAYABLE AND LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                         DECEMBER 31
                                                                  -------------------------
                                                                     1994           1995
                                                                  -----------    ----------
Note payable to a bank, due in monthly installments of $38,768 including interest at .5% plus the First Union National Bank's
  prime rate, maturing in May 1999..............................  $        --    $1,391,298
Note payable to former shareholder, due in monthly installments
  of $6,250 including interest at 8.5%, maturing in June 1999...           --       209,777
                                                                  -----------    ----------
                                                                           --     1,601,075
Less current portion............................................           --       389,218
                                                                  -----------    ----------
                                                                  $        --    $1,211,857
                                                                  -----------    ----------
                                                                  -----------    ----------

     At December 31, 1995, the aggregate maturities of long-term debt are as follows: 1996-$389,218; 1997-$445,573; 1998-$489,111; 1999-$277,173.

     The proceeds from the First Union National Bank note, along with additional contributed capital in 1995 and 1994 from all physician shareholders, was used to purchase a Magnetic Resonance Imaging unit.

     In September 1995, the Company borrowed $400,000 in the form of a note from Barnett Bank of Tallahassee. Principal was due in one payment when the note matured on September 8, 1996. This payment was not made by the Company. Barnett Bank extended the note to December 8, 1996. Interest is payable quarterly beginning December 1995 at an interest rate equal to .25% plus the bank's prime rate. Borrowings are collateralized by the assets of the Company.

Interest paid for the year ended December 31, 1995 was $104,448.

6. EMPLOYEE BENEFIT PLANS

     The Company has a profit sharing plan that covers all employees that have completed a year of service and have attained the age of 21. The Company contributes a discretionary amount which is allocated proportionately based upon the salaries of participating employees. The profit sharing plan expense was $312,248, $344,456 and $429,682 for the years ended December 31, 1993, 1994 and
1995, respectively.

7. RELATED PARTY TRANSACTIONS

     Due from related parties consisted of the following:

                                                                          DECEMBER 31
                                                                    ----------------------
                                                                       1994         1995
                                                                    --------      --------
Officer salary advances...........................................  $ 89,046      $203,160
Due from Tallahassee Orthopedic Center, L.C.......................   195,208       688,702
Due from Haney, Henderson et al Rental Partnership................    70,000        61,000
                                                                    --------      --------
                                                                    $354,254      $952,862
                                                                    --------      --------
                                                                    --------      --------

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.

     Due to related parties consisted of the following:

                                                          DECEMBER 31
                                                       -----------------
                                                         1994     1995
                                                       --------  -------
Due to TOC Imaging, Inc................................$ 57,122  $18,968
Consulting fees payable................................  60,750    8,750
Advances from officers.................................  89,979       --
                                                       --------  -------
                                                       $207,851  $27,718
                                                       --------  -------
                                                       --------  -------

     The Company leases its primary facility from Tallahassee Orthopedic Center, L.C. which is controlled by the shareholders. Rent expense resulting from this lease for the years ended December 1, 1993, 1994 and 1995 was $451,831, $520,626 and $579,765, respectively.

8. LEASES

     The Company leases certain equipment under capitalized leases. The cost and net book value of such equipment at December 31, 1995 was $295,720.

     The Company also leases office and clinic space under noncancelable lease arrangements. Future minimum payments under capital and noncancelable operating leases are as follows:

                                                                   CAPITAL      OPERATING
                                                                   LEASES        LEASES
                                                                  --------      ----------
1996............................................................  $ 75,779      $  322,253
1997............................................................    69,972         590,394
1998............................................................    69,972         590,394
1999............................................................    69,972         590,394
2000............................................................    55,333         567,844
Thereafter......................................................        --       5,360,883
                                                                  --------      ----------
Total minimum lease payments....................................   341,028      $8,022,162
                                                                                ----------
                                                                                ----------
Less amount representing interest...............................   (65,223)
                                                                  --------
Present value of net minimum lease payments.....................   275,805
Less current portion............................................    52,797
                                                                  --------
Long-term portion...............................................  $223,008
                                                                  --------
                                                                  --------

     The Company leases its office facilities on an annual basis. Rent expense, substantially all to related parties, for the years ended December 31, 1993, 1994 and 1995 totaled $560,779, $521,894 and $630,715, respectively.

9. SUBSEQUENT EVENT

     Effective November 12, 1996, the Company entered into a tax-free merger (the Merger) with Specialty Care Network, Inc. (SCN) in a reorganization, whereby the stockholders of the Company agreed to exchange their outstanding common stock for 1,072,414 shares of common stock of SCN. In connection with the Merger, SCN will provide administrative services and manage the non-medical operations of the Company and enter into a long-term service agreement with the physician stockholders of the Company, pursuant to which the physicians will continue to provide medical services through a new entity. In addition, certain of the Company's physician stockholders have purchased $300,000 of convertible debentures of SCN at $3 a share.

                      TALLAHASSEE ORTHOPEDIC CLINIC, INC.

10. UNAUDITED INTERIM FINANCIAL INFORMATION

     The balance sheet at September 30, 1996 and the statements of income, stockholders' equity and cash flows for the nine months ended September 30, 1995 and 1996 (interim financial statements) have been prepared by management and are unaudited. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the December 31, 1993, 1994 and 1995 audited financial statements appearing herein. The results of the nine months ended September 30, 1995 and 1996 may not be indicative of operating results for the full respective years.

11. PRO FORMA TAX INFORMATION (UNAUDITED)

     As discussed elsewhere in these footnotes, the Company operates under Subchapter S of the Internal Revenue Code and is not subject to corporate federal or state income taxes. In connection with the merger with Specialty Care Network, Inc. (see Note 9), the Subchapter S election was terminated. As a result, the Company will be subject to federal and state corporate income taxes subsequent to the termination of the Subchapter S status. The Company had net operating income for income tax purposes of $270,890, $370,548 and $139,549 for the years ended December 31, 1993, 1994 and 1995, respectively. The corresponding net operating income (loss) for income tax purposes for the nine months ended September 30, 1995 and 1996 was $(140,805) and $924,198,
respectively. Had the Company filed federal and state income tax returns as a regular Subchapter C corporation, the income tax expense (benefit) under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, would have been as follows:

Year ended December 31, 1993.............................  $104,645
Year ended December 31, 1994.............................   143,143
Year ended December 31, 1995.............................    53,908
Nine months ended September 30, 1995.....................   (54,393)
Nine months ended September 30, 1996.....................   357,018

     At the date of termination of the Subchapter S corporation status, the Company will be required to provide deferred taxes for the cumulative temporary differences between financial reporting and tax reporting bases of assets and liabilities. Such deferred taxes will be based on the cumulative temporary differences at the date of termination of the Subchapter S corporation status.

     The effect of recognizing the deferred taxes will be included in income from continuing operations. If the termination of the Subchapter S corporation status had occurred at September 30, 1996, the net deferred tax liability would have been approximately $1,045,422.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Greater Chesapeake Orthopaedic Associates, LLC

We have audited the accompanying balance sheets of Greater Chesapeake Orthopaedic Associates, LLC as of December 31, 1994 and 1995, and the related statements of operations, members' equity, and cash flows for the period October 17, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greater Chesapeake Orthopaedic Associates, LLC as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period October 17, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
                                          -----------------------------------
                                             Ernst & Young LLP

Denver, Colorado
October 11, 1996

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS


                                                                   DECEMBER 31        SEPTEMBER 30
                                                              1994          1995          1996
                                                           ----------    ----------    ----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $   12,025    $  150,217    $  448,196
  Accounts receivable, net...............................   1,056,949     1,257,081     1,136,958
  Prepaid expenses.......................................      45,920       229,424        49,892
                                                           ----------    ----------    ----------
Total current assets                                        1,114,894     1,636,722     1,635,046

Furniture, fixtures and equipment, net...................          --        20,187        18,992
Intangibles, net.........................................      35,578        28,153        22,584
                                                           ----------    ----------    ----------
Total assets.............................................  $1,150,472    $1,685,062    $1,676,622
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $   20,224    $   19,340    $   30,287
  Accrued compensation and benefits......................     982,391     1,313,971     1,431,935
  Due to related parties.................................      66,359        72,682       122,932
                                                           ----------    ----------    ----------
Total current liabilities................................   1,068,974     1,405,993     1,585,154

Commitments

Members' equity..........................................      81,498       279,069        91,468
                                                           ----------    ----------    ----------
Total liabilities and members' equity....................  $1,150,472    $1,685,062    $1,676,622
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------

                            See accompanying notes.

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                            STATEMENTS OF OPERATIONS


                                                    OCTOBER 17,
                                                        1994
                                                    (INCEPTION)                       NINE MONTHS ENDED
                                                      THROUGH        YEAR ENDED          SEPTEMBER 30
                                                    DECEMBER 31,    DECEMBER 31,   ------------------------
                                                        1994            1995          1995          1996
                                                     ----------      ----------    ----------    ----------
                                                                                          (UNAUDITED)
Net revenue........................................  $1,542,250      $8,207,951    $5,855,525    $6,208,360

Operating expenses:
  Physician compensation...........................   1,387,789       6,432,601     4,567,310     4,580,750
  Salaries and benefits............................     200,941       1,113,570       838,811       948,270
  Supplies, general and administrative expenses....     238,485       1,003,915       773,756       965,778
  Depreciation and amortization....................       1,547          12,338         8,127        12,205
                                                     ----------      ----------    ----------    ----------
Total operating expenses...........................   1,828,762       8,562,424     6,188,004     6,507,003

Loss from operations...............................    (286,512)       (354,473)     (332,479)     (298,643)

Interest income (expense), net.....................         205           5,294        18,183        26,575
                                                     ----------      ----------    ----------    ----------
Net loss...........................................  $ (286,717)     $ (349,179)   $ (314,296)   $ (272,068)
                                                     ----------      ----------    ----------    ----------
                                                     ----------      ----------    ----------    ----------


                            See accompanying notes.

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                         STATEMENTS OF MEMBERS' EQUITY

                                                                          ACCUMULATED       TOTAL
                                                               MEMBER       EARNINGS       MEMBERS'
                                                           CONTRIBUTIONS   (DEFICIT)       EQUITY
                                                           -------------  ----------     ----------
Balance, October 17, 1994.................................   $     --     $      --      $      --
  Contributions from members..............................    368,215            --        368,215
  Net loss................................................         --      (286,717)      (286,717)
                                                             --------     ---------      ---------
Balance, December 31, 1994................................    368,215      (286,717)        81,498
  Contributions from members..............................    546,750            --        546,750
  Net loss................................................         --      (349,179)      (349,179)
                                                             --------     ---------      ---------
Balance, December 31, 1995................................    914,965      (635,896)       279,069
  Contributions from members
     (unaudited)..........................................     84,467            --         84,467
  Net loss (unaudited)....................................         --      (272,068)      (272,068)
                                                             --------     ---------      ---------
Balance, September 30, 1996
  (unaudited).............................................   $999,432     $(907,964)     $  91,468
                                                            ----------    ---------      ---------
                                                            ----------    ---------      ---------

                            See accompanying notes.

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                      OCTOBER 17,
                                                         1994
                                                      (INCEPTION)                      NINE MONTHS ENDED
                                                        THROUGH       YEAR ENDED          SEPTEMBER 30
                                                     DECEMBER 31,    DECEMBER 31,  -------------------------
                                                         1994            1995          1995          1996
                                                    -------------    ------------  -----------     ---------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net loss..........................................  $  (286,717)     $(349,179)     $(314,296)     $(272,068)
Adjustments to reconcile net loss to net cash used
  in operating activities:
     Depreciation and amortization................        1,547         12,338          8,127         12,205
     Changes in assets and liabilities:
        Accounts receivable, net..................   (1,056,949)      (200,132)      (150,247)       120,123
        Other assets..............................      (83,045)      (183,504)           672        179,532
        Accounts payable..........................       20,224           (884)        (4,195)        10,947
        Due to related parties....................       66,359          6,323         14,906         50,250
        Accrued compensation and benefits.........      982,391        331,580        263,346        117,964
                                                    -----------      ---------      ---------      ---------
Net cash used in operating activities.............     (356,190)      (383,458)      (181,687)       218,953

INVESTING ACTIVITIES
Purchases of furniture, fixtures and equipment....           --        (25,100)       (17,590)        (5,441)
                                                    -----------      ---------      ---------      ---------
Net cash used in investing activities.............           --        (25,100)       (17,590)        (5,441)

FINANCING ACTIVITIES
Contributions from members........................      368,215        546,750        356,560         84,467
                                                    -----------      ---------      ---------      ---------
Net cash provided by financing activities.........      368,215        546,750        356,560         84,467
                                                    -----------      ---------      ---------      ---------
Net increase in cash and cash equivalents.........       12,025        138,192        157,283        297,979
Cash and cash equivalents at beginning of year....           --         12,025         12,025        150,217
                                                    -----------      ---------      ---------      ---------
Cash and cash equivalents at end of year..........  $    12,025      $ 150,217      $ 169,308      $ 448,196
                                                    -----------      ---------      ---------      ---------
                                                    -----------      ---------      ---------      ---------


                            See accompanying notes.

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
      (INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
          AND 1996 AND SUBSEQUENT TO SEPTEMBER 30, 1996 IS UNAUDITED)

1. DESCRIPTION OF THE BUSINESS

     Greater Chesapeake Orthopaedic Associates, LLC (the Company) is an orthopaedic physician practice which services the surrounding communities of Baltimore, Maryland. The Company was formed on October 17, 1994, by a group of eight physicians (the founding members) who desired to form a limited liability company under the laws of the state of Maryland.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Limited Liability Company (LLC)

     An LLC is an unincorporated association of two or more persons, whose members have limited personal liability for the obligations or debts of the entity. For federal income tax purposes, the entity is classified as a partnership.

     Under the Company's operating agreement, the Company is dissolved upon the death, insanity, withdrawal, bankruptcy or expulsion of a member, or the occurrence of any other event which terminates the continued membership of a member in the Company (a Dissolution Event), unless a majority of the remaining members, including in any event, all of the remaining founding members, consent to the continuation of the business of the Company within 90 days of the Dissolution Event. Notwithstanding the above, the Company will terminate on October 17, 2044.

  Revenue Recognition

     Net revenue is recorded as services are rendered at established rates net of provision for bad debts, charity, and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated amounts to be reimbursed to the Company and are recognized when the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized when the final settlements are made.

  Cash and Cash Equivalents

     Cash equivalents are highly liquid investments with an original maturity of three months or less.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost, less accumulated depreciation, and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years.

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Intangible Assets

     Intangible assets consist of organization costs, and are amortized using the straight-line method over five years.

  Estimated Medical Professional Liability Claims

     The Company is insured for medical professional liability claims through a retrospectively rated claims-made commercial insurance policy.

  Physician Compensation

     As the Company's Operating Agreement does not separate amounts to be paid to the member physician owners between member distributions and physician compensation, all payments to physicians have been classified as physician compensation.

  Income Taxes

     No provision for income taxes has been provided since the members report their distributive shares of income and deductions of the LLC in their personal capacities, pursuant to election under Subchapter K of the Internal Revenue Code.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Financial Instruments

     Financial instruments consist of cash and cash equivalents, accounts receivable and certain current liabilities. The carrying amounts reported in the balance sheets for these items approximate fair value.

  Newly Issued Accounting Standard

     The Company has considered the impact of Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' and does not believe that adoption of this pronouncement would have a significant impact on the Company's financial statements.

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. ACCOUNTS RECEIVABLE AND NET REVENUE

Accounts receivable consists of the following:

                                                                       DECEMBER 31
                                                                   1994        1995
                                                                ----------  ----------
Gross patient accounts receivable.............................  $2,264,890  $3,833,238
Less allowances for contractual adjustments and
  uncollectibles..............................................   1,207,941   2,576,157
                                                                ----------  ----------
                                                                $1,056,949  $1,257,081
                                                                ----------  ----------
                                                                ----------  ----------

Net revenue consists of the following:

                                                               OCTOBER 17,
                                                                  1994
                                                              (INCEPTION)
                                                                THROUGH        YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1994            1995
                                                              ------------    ------------
Gross patient revenue.......................................   $3,408,509     $19,735,533
Less contractual adjustments and uncollectibles.............    1,866,259      11,527,582
                                                               ----------     -----------
                                                               $1,542,250     $ 8,207,951
                                                               ----------     -----------
                                                               ----------     -----------

4. FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment consists of the following:

                                                                           DECEMBER 31
                                                                         1994       1995
                                                                       ---------   -------
Furniture, fixtures and equipment....................................  $      --   $25,100
Less accumulated depreciation and amortization.......................  $      --     4,913
                                                                       ---------   -------
                                                                       $      --   $20,187
                                                                       ---------   -------
                                                                       ---------   -------

5. LINE OF CREDIT

     In November 1995, the Company entered into a $250,000 line of credit with NationsBank, N.A., all of which was available at December 31, 1995. Any amounts outstanding under the line of credit mature December 21, 1996. Borrowings under the line of credit bear an interest rate equal to .75% plus the NationsBank, N.A. prime rate, published periodically; and borrowings are collateralized by the assets of the Company.

6. RELATED PARTY TRANSACTIONS

     The Company rents the clinic facility and certain equipment from University Property Management and Associates, LLC (UPM&A). Seven of the eight physician owners of the Company are the owners of UPM&A. Facility and equipment rent expense owed to UPM&A was $89,031 and $427,150 for the period October 17, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995, respectively.

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. LEASES

     The Company leases its clinic facility from UPM&A under a noncancelable operating lease arrangement. Future minimum payments under noncancelable operating leases are as follows:

                                                                 OPERATING
                                                                   LEASES
                                                                 ----------
1996...........................................................  $  382,959
1997...........................................................     382,959
1998...........................................................     422,260
1999...........................................................     417,431
2000 and thereafter............................................   3,741,730
                                                                 ----------
Total minimum lease payments...................................  $5,347,339
                                                                 ----------
                                                                 ----------

8. SUBSEQUENT EVENT

     Effective November 12, 1996, the Company entered into an Asset Exchange Agreement (the Agreement) with Specialty Care Network Inc. (SCN), whereby the Company agreed to exchange certain of its assets and liabilities, in exchange for 1,568,922 shares of common stock of SCN. In connection with the Agreement, SCN will provide administrative services and manage the non-medical operations of the Company and enter into a long-term service agreement with the physician members of the Company, pursuant to which the physicians will continue to provide medical services.

9. UNAUDITED INTERIM FINANCIAL INFORMATION

     The balance sheet at September 30, 1996 and the statements of operations, member's equity and cash flows for the nine months ended September 30, 1995 and 1996 (interim financial statements) have been prepared by management and are unaudited. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the December 31, 1993, 1994 and 1995 audited financial statements appearing herein. The results of the nine months ended September 30, 1995 and 1996 may not be indicative of operating results for the full respective years.

10. PRO FORMA TAX INFORMATION (UNAUDITED)

     As discussed elsewhere in these footnotes, the Company is classified as a partnership for federal income tax purposes and is not subject to corporate federal or state income taxes. In connection with the Agreement with Specialty Care Network, Inc. (see Note 8) the Company will be subject to federal and state corporate income taxes. The Company had net operating loss for income tax purposes of $286,717 and $347,826 for the period October 17, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995, respectively. The corresponding net operating loss for income tax purposes for the nine months ended September 30, 1995 and 1996 was $314,296 and $533,839, respectively. Had the Company filed federal and state income tax returns as a regular Subchapter C corporation, the income tax benefit under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, would have been as follows:

                 GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, LLC
                     (A MARYLAND LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

10. PRO FORMA TAX INFORMATION (UNAUDITED)--(CONTINUED)

Period October 17, 1994 (inception) through December 31, 1994......................  $109,669
Year ended December 31, 1995.......................................................   133,043
Nine months ended September 30, 1995...............................................   120,218
Nine months ended September 30, 1996...............................................   204,193

     The effect of recognizing the deferred taxes will be included in income from continuing operations. If the Agreement had been entered into at September 30, 1996, the net deferred tax liability would have been approximately $438,133.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Vero Orthopaedics, P.A.

We have audited the accompanying balance sheets of Vero Orthopaedics, P.A. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, l995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vero Orthopaedics, P.A. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
                                          -----------------------------------
                                             Ernst & Young LLP

Denver, Colorado
August 20, 1996

                            VERO ORTHOPAEDICS, P.A.

                                 BALANCE SHEETS

                                                                             DECEMBER 31      SEPTEMBER 30
                                                                        --------------------  ------------
                                                                           1994       1995        1996
                                                                        ----------  ---------   ---------
                                                                                               (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents...........................................  $   65,907  $  11,464   $ 135,228
  Accounts receivable, net............................................     435,065    592,157     564,425
  Due from related parties............................................      56,108     67,432      40,692
  Prepaid expenses....................................................          --         --      32,367
                                                                        ----------  ---------   ---------
Total current assets..................................................     557,080    671,053     772,712
Furniture, fixtures and equipment, net................................     161,106    116,053      72,671
Net assets of discontinued operations.................................     743,395         --          --
Other assets..........................................................         964      1,070       1,070
                                                                        ----------  ---------   ---------
Total assets..........................................................  $1,462,545  $ 788,176   $ 846,453
                                                                        ----------  ---------   ---------
                                                                        ----------  ---------   ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term notes payable..........................  $  172,879  $ 203,514   $  82,000
  Current portion of capital lease obligations........................      62,388     62,388      32,808
  Accounts payable....................................................          --         --      13,245
  Income tax payable..................................................          --         --     107,994
  Accrued compensation and benefits...................................     155,860     62,210      40,676
                                                                        ----------  ---------   ---------
Total current liabilities.............................................     391,127    328,112     276,723

Deferred tax liability................................................          71    100,745     124,776
Notes payable, less current portion...................................     265,412     81,899          --
Capital lease obligations, less current portion.......................      74,342     20,076       9,747
                                                                        ----------  ---------   ---------
Total liabilities.....................................................     730,952    530,832     411,246

Commitments
Stockholders' equity:
  Common stock, $1 par value:
  Authorized, issued and outstanding shares -- 100....................         100        100         100
  Additional paid-in capital..........................................     683,950    683,950     683,950
  Retained earnings (deficit).........................................      65,664   (417,268)   (242,939)
  Less note receivable from stockholder...............................     (18,121)    (9,438)     (5,904)
                                                                        ----------  ---------   ---------
  Total stockholders' equity..........................................     731,593    257,344     435,207
                                                                        ----------  ---------   ---------
Total liabilities and stockholders' equity............................  $1,462,545  $ 788,176   $ 846,453
                                                                        ----------  ---------   ---------
                                                                        ----------  ---------   ---------

                            See accompanying notes.

                            VERO ORTHOPAEDICS, P.A.

                            STATEMENTS OF OPERATIONS

                                                                         NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31             SEPTEMBER 30
                                   ----------------------------------  ----------------------
                                       1993       1994        1995        1995        1996
                                   ----------  ----------  ----------  ----------  ----------
                                                                                   (UNAUDITED)
Net revenue......................  $2,545,263  $3,204,224  $4,208,470  $3,179,034  $2,953,351
Operating expenses:
  Physician compensation.........   1,429,179   1,667,786   2,865,311   1,775,977   1,186,879
  Salaries and benefits..........     515,148     930,246   1,023,481     705,928     828,882
  Supplies, general and
     administrative expenses.....     683,231     740,494     786,036     603,183     571,716
  Depreciation and
     amortization................      34,539      44,184      61,361      29,891      43,382
                                   ----------  ----------  ----------  ----------  ----------
Total operating expenses.........   2,662,097   3,382,710   4,736,189   3,114,979   2,630,859
                                   ----------  ----------  ----------  ----------  ----------
                                     (116,834)   (178,486)   (527,719)     64,055     322,492
Interest expense, net............     (24,932)    (23,779)    (20,391)    (15,738)    (21,460)
Other income (expense), net......          --        (229)      6,460         843       5,322
                                   ----------  ----------  ----------  ----------  ----------
Income (loss) from continuing
  operations before income
  taxes..........................    (141,766)   (202,494)   (541,650)     49,160     306,354
Income tax benefit (expense).....      49,618      69,646     (64,300)     (5,021)   (132,025)
                                   ----------  ----------  ----------  ----------  ----------
Income (loss) from continuing
  operations.....................     (92,148)   (132,848)   (605,950)     44,139     174,329

Discontinued operations:
  Income from operations (net of
     income tax expense of
     $10,500 and $30,874 for the
     years ended December 31,
     1994 and 1995, respectively
     and $27,590 for the nine
     months ended September 30,
     1995).......................          --      20,289     111,724      97,821          --
  Gain on sale of investment in
     discontinued operations (net
     of income tax expense of
     $5,500).....................          --          --      11,294          --          --
                                   ----------  ----------  ----------  ----------  ----------
Net income (loss)................  $  (92,148) $ (112,559) $ (482,932) $  141,960  $  174,329
                                   ----------  ----------  ----------  ----------  ----------
                                   ----------  ----------  ----------  ----------  ----------

                            See accompanying notes.

                            VERO ORTHOPAEDICS, P.A.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                         NOTE
                                                             ADDITIONAL               RECEIVABLE
                                         NUMBER OF   COMMON    PAID-IN    RETAINED       FROM
                                          SHARES      STOCK    CAPITAL    EARNINGS    STOCKHOLDER     TOTAL
                                          ------     ------  ----------  ---------   ------------   ---------
Balance, December 31, 1992............     100        $100   $     --    $ 270,371    $     --      $ 270,471
  Additional contributed capital......      --          --     30,000           --          --         30,000
  Net loss............................      --          --         --      (92,148)         --        (92,148)
                                         -----       ------  --------    ---------    --------      ---------
Balance, December 31, 1993............     100         100     30,000      178,223          --        208,323
  Additional contributed capital......      --          --    653,950           --     (18,121)       635,829
  Net loss............................      --          --         --     (112,559)         --       (112,559)
                                         -----       ------  --------    ---------    --------      ---------
Balance, December 31, 1994............     100         100    683,950       65,664     (18,121)       731,593
  Note payments.......................      --          --         --           --       8,683          8,683
  Net loss............................      --          --         --     (482,932)         --       (482,932)
                                         -----       ------  --------    ---------    --------      ---------
Balance, December 31, 1995............     100         100    683,950     (417,268)     (9,438)       257,344
  Note payments (unaudited)...........      --          --         --           --       3,534          3,534
  Net income (unaudited)..............      --          --         --      174,329          --        174,329
                                         -----       ------  --------    ---------    --------      ---------
Balance, September 30, 1996
  (unaudited).........................     100        $100   $683,950    $(242,939)   $ (5,904)     $ 435,207
                                         -----       ------  --------    ---------    --------      ---------
                                         -----       ------  --------    ---------    --------      ---------

                            See accompanying notes.

                            VERO ORTHOPAEDICS, P.A.

                            STATEMENTS OF CASH FLOWS

                                                                                            NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31             SEPTEMBER 30
                                                      ----------------------------------  ----------------------
                                                         1993        1994        1995        1995        1996
                                                      ----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net loss............................................  $  (92,148) $ (112,559) $ (482,932) $  141,960  $  174,329
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Gain on sale of investment in discontinued
      operations....................................          --          --     (16,794)         --          --
    Depreciation and amortization...................      34,539      44,184      61,361      29,891      43,382
    Deferred income tax provision...................     (49,618)    (59,146)    100,674     100,140      24,031
    Changes in assets and liabilities:
      Accounts receivable, net......................     242,170     193,258    (157,092)    (54,059)     27,732
      Due from related parties......................       2,308      16,272     (11,324)      1,083      26,740
      Prepaid expenses..............................          --          --          --          --     (32,367)
      Other assets..................................      (4,549)      3,584        (106)       (106)         --
      Accounts payable..............................          --          --          --          --      13,245
      Accrued compensation and benefits.............     (33,110)     83,057     (93,650)       (166)    (21,534)
      Income taxes payable..........................          --          --          --          --     107,994
                                                      ----------  ----------  ----------  ----------  ----------
Net cash provided by (used in) operating
  activities........................................      99,592     168,650    (599,863)    218,743     363,552

INVESTING ACTIVITIES
Purchases of furniture, fixtures and equipment......     (13,672)         --          --          --          --
Net change in investment in discontinued operations
  prior to sale.....................................          --          --      (6,219)      5,391          --
Proceeds from sale of investment in discontinued
  operations........................................          --          --     750,100          --          --
                                                      ----------  ----------  ----------  ----------  ----------
Net cash provided by (used in) investing
  activities........................................     (13,672)         --     743,881       5,391          --

FINANCING ACTIVITIES
Principal payments on long-term debt and capital
  lease obligations.................................    (103,671)   (143,019)   (207,144)   (164,599)   (243,321)
Additional contributed capital......................      30,000          --       8,683          --       3,533
                                                      ----------  ----------  ----------  ----------  ----------
Net cash used in financing activities...............     (73,671)   (143,019)   (198,461)   (164,599)   (239,788)
                                                      ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in cash and cash
  equivalents.......................................      12,249      25,631     (54,443)     59,535     123,764
Cash and cash equivalents at beginning of year......      28,027      40,276      65,907      65,907      11,464
                                                      ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents at end of year............  $   40,276  $   65,907  $   11,464  $  125,442  $  135,228
                                                      ----------  ----------  ----------  ----------  ----------
Supplemental noncash investing and financing
  activities:
    Acquisition of furniture, fixtures and equipment
      under capital lease...........................  $  237,339  $       --  $       --  $       --  $       --
    Purchase of ownership interest for notes
      payable.......................................  $       --  $  319,235  $       --  $       --  $       --

                            See accompanying notes.

                            VERO ORTHOPAEDICS, P.A.
                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 AND
                 SUBSEQUENT TO SEPTEMBER 30, 1996 IS UNAUDITED)

1. DESCRIPTION OF THE BUSINESS

     Vero Orthopaedics, P.A. (the Company) is an orthopaedic physician practice which services the surrounding communities of Vero Beach and Sebastian, Florida. The Company is organized as a professional corporation under the laws of the state of Florida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Net revenue is recorded as services are rendered at established rates net of provision for bad debts, charity, and contractual adjustments. During the years ended December 31, 1993, 1994 and 1995, the Company received approximately 75% of its net revenue from Medicare and Medicaid reimbursement programs which reimburse orthopaedic services on a prospective payment system. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated amounts to be reimbursed to the Company and are recognized when the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized when the final settlements are made.

  Cash and Cash Equivalents

     Cash equivalents are highly liquid investments with an original maturity of three months or less.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost, less accumulated depreciation, and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years.

  Estimated Medical Professional Liability Claims

     The Company is insured for medical professional liability claims through a retrospectively rated claims-made commercial insurance policy.

  Income Taxes

     Deferred tax liabilities or assets (net of a valuation allowance) are provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                            VERO ORTHOPAEDICS, P.A.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Financial Instruments

     Financial instruments consist of cash and cash equivalents, accounts receivable, certain current liabilities and long-term notes payable. The carrying amounts reported in the balance sheets for these items approximate fair value.

  Newly Issued Accounting Standard

     The Company has considered the impact of Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' and does not believe that adoption of this pronouncement would have a significant impact on the Company's financial statements.

3. ACCOUNTS RECEIVABLE AND NET REVENUE

     Accounts receivable consisted of the following:

                                                                        DECEMBER 31
                                                                    ------------------
                                                                      1994      1995
                                                                    --------  --------
Gross patient accounts receivable.................................  $714,155  $877,346
Less allowances for contractual adjustments and uncollectibles....   279,090   285,189
                                                                    --------  --------
                                                                    $435,065  $592,157
                                                                    --------  --------
                                                                    --------  --------

     Net revenue consisted of the following:

                                                                 YEAR ENDED DECEMBER 31
                                                           ----------------------------------
                                                              1993        1994        1995
                                                           ----------  ----------  ----------
Gross patient revenue....................................  $3,249,198  $3,884,516  $5,146,178
Less contractual adjustments and
  uncollectibles.........................................     703,935     680,292     937,708
                                                           ----------  ----------  ----------
                                                           $2,545,263  $3,204,224  $4,208,470
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

4. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following:

                                                                        DECEMBER 31
                                                                    ------------------
                                                                      1994      1995
                                                                    --------  --------
Furniture, fixtures and equipment.................................  $332,533  $332,533
Less accumulated depreciation and amortization....................   171,427   216,480
                                                                    --------  --------
                                                                    $161,106  $116,053
                                                                    --------  --------
                                                                    --------  --------

                            VERO ORTHOPAEDICS, P.A.

5. NOTES PAYABLE

     Notes payable consisted of the following:

                                                                        DECEMBER 31
                                                                    ------------------
                                                                      1994      1995
                                                                    --------  --------
Notes payable to a bank, due in monthly installments of $6,208 plus interest at .5% plus the Barnett Banks, Inc. prime rate, maturing in 1997................................................  $161,403  $ 86,910
Notes payable to individual, due in monthly installments of $5,700
  including interest at 6%, maturing in 1997......................   143,628    82,174
Notes payable to individual, due in monthly installments of
  $4,000, including interest at 6%, maturing in 1997..............   133,260    96,329
Line of credit....................................................        --    20,000
                                                                    --------  --------
                                                                     438,291   285,413
Less current portion..............................................   172,879   203,514
                                                                    --------  --------
                                                                    $265,412  $ 81,899
                                                                    --------  --------
                                                                    --------  --------

     At December 31, 1995, the aggregate maturities of long-term debt are as follows: 1996 -- $203,514; 1997 -- $81,899.

     The Company has a $100,000 line of credit with Barnett Banks, Inc., of which $80,000 was available at December 31, 1995, that matures December 21, 1996. Borrowings under the line of credit bear an interest rate equal to .5% plus the Barnett Banks, Inc. prime rate, published periodically, and borrowings are collateralized by the assets of the Company. Accounts receivable collateralize the notes payable to the bank.

     Interest expense approximates interest paid.

6. BENEFIT PLANS

     The Company has a profit sharing plan for its employees. Employees are eligible to participate if they have completed more than one thousand hours of service with the Company in a given year and are over the age of eighteen. The Company contributes a discretionary amount which is allocated proportionally based upon the salaries of participating employees. The retirement plan expense was approximately $179,000, $165,000 and $127,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                            VERO ORTHOPAEDICS, P.A.

7. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                        DECEMBER 31
                                                                     -----------------
                                                                       1994     1995
                                                                     -------  --------
Deferred tax liabilities:
  Capitalized lease................................................  $30,622  $ 46,770
  Cash-to-accrual adjustment.......................................   11,813   105,112
                                                                     -------  --------
     Total deferred tax liabilities................................   42,435   151,882
                                                                     -------  --------
Deferred tax assets:
  Net operating loss carryforward..................................   10,018     4,779
  Depreciation and amortization....................................   32,346    46,358
                                                                     -------  --------
     Total deferred tax assets.....................................   42,364    51,137
Valuation allowance for deferred tax assets........................       --        --
                                                                     -------  --------
Net deferred tax assets............................................   42,364    51,137
                                                                     -------  --------
Net deferred tax liabilities.......................................  $    71  $100,745
                                                                     -------  --------
                                                                     -------  --------

     The (provision for) benefit from income taxes is comprised of the following:

                                                 YEAR ENDED DECEMBER 31
                                              ---------------------------
                                                1993     1994      1995
                                              -------  -------  ---------
Current.....................................  $    --  $    --  $      --
Deferred....................................   49,618   59,146   (100,674)
                                              -------  -------  ---------
Total.......................................  $49,618  $59,146  $(100,674)
                                              -------  -------  ---------
                                              -------  -------  ---------

     At December 31, 1995, the Company has aggregate net operating loss carryforwards of $13,653 for federal tax reporting purposes, which expire beginning 2007 through 2008, if not utilized.

     The difference between the actual income tax provision and the tax provision computed by applying the statutory Federal income tax rate to earnings before taxes is attributable to the following:

                                                                  YEAR ENDED DECEMBER 31
                                                                 ------------------------
                                                                     1994       1995
                                                                   --------  ----------
Expected benefit from federal income taxes at statutory rate of
  35%............................................................  $(70,873) $(189,578)
Divestitures.....................................................        --    227,330
Other, net.......................................................     1,227     26,548
                                                                   --------  ---------
Income tax (benefit) expense.....................................  $(69,646) $  64,300
                                                                   --------  ---------
                                                                   --------  ---------

8. RELATED PARTY TRANSACTIONS

     The Company rents the clinic office space and certain equipment from 1260 Associates, L.C. (1260 Corp.). The shareholders of the Company are stockholders of 1260 Corp. Facility and equipment rent paid to 1260 Corp. was $141,098, $150,168 and $150,168 for the years ended December 31, 1993, 1994 and 1995, respectively.

     The Company advances money to certain affiliates (1260 Corp. and the individual stockholders) in exchange for notes receivable. As of December 31, 1993, 1994 and 1995, the amounts receivable are $66,317, $53,495, and $60,753, respectively, from 1260 Corp. and $6,063, $2,613 and $5,996, respectively, from the individual stockholders.

     On October 1, 1994, the Company financed for a new physician stockholder the purchase of one-fourth of the issued shares of the Company's stock from existing stockholders for a note totaling

                            VERO ORTHOPAEDICS, P.A.

$18,121. Principal and interest payments are due monthly until maturity at October 20, 1996. The note bears 6% interest. The purchase of these issued shares from existing stockholders has been reflected as an increase in additional paid-in capital and the note receivable has been classified as a reduction of stockholders' equity.

9. LEASES

     The Company leases certain equipment under capitalized leases. The cost of such equipment at both December 31, 1994 and 1995 was $237,339. Accumulated amortization was $90,673 and $124,578 at December 31, 1994 and 1995, respectively.

     The Company also leases its clinic facility from 1260 Corp. under a noncancelable operating lease arrangement. Future minimum payments under capital and noncancelable operating leases are as follows:

                                                            CAPITAL  OPERATING
                                                            LEASES    LEASES
                                                           -------- ----------
1996.....................................................  $62,388   $ 95,040
1997.....................................................   16,448      7,920
1998.....................................................    7,260         --
1999.....................................................    1,815         --
                                                           -------   --------
Total minimum lease payments.............................   87,911   $102,960
                                                                     --------
                                                                     --------
Less amount representing interest........................    5,447
                                                           -------
Present value of net minimum lease payments..............   82,464
Less current portion.....................................   62,388
                                                           -------
Long-term portion........................................  $20,076
                                                           -------
                                                           -------

     Rent expense for the years ended December 31, 1993, 1994 and 1995 totaled $92,880, $95,040 and $95,040, respectively.

10. DISCONTINUED OPERATIONS

     On December 27, 1995, the Company completed the sale of the net assets and operations of Vero Physical Therapy (PT) to HealthSouth of Treasure Coast, Inc. for $750,100. This sale was accounted for as discontinued operations and, accordingly, the operations and assets sold related to this discontinued business have been segregated in the accompanying financial statements. Revenues from the PT operations, originally acquired by the Company in 1994, were approximately $229,000 and $900,000 for the years ended December 31, 1994 and 1995, respectively. Net assets of discontinued operations are composed primarily of accounts receivable and goodwill.

11. SUBSEQUENT EVENT

     Effective November 12, 1996, the Company entered into a tax-free merger (the Merger) with Specialty Care Network, Inc. (SCN) in a reorganization, whereby the stockholders of the Company agreed to exchange their outstanding common stock for approximately 651,607 shares of common stock of SCN. In connection with the Merger, SCN will provide administrative services and manage the non-medical operations of the Company and enter into a long-term service agreement with the physician stockholders of the Company, pursuant to which the physicians will continue to provide medical services through a new entity. In addition, certain of the Company's physician stockholders have purchased $115,000 of convertible debentures of SCN that are convertible into common stock of SCN of $1 a share.

                            VERO ORTHOPAEDICS, P.A.

12. UNAUDITED INTERIM FINANCIAL INFORMATION

     The balance sheet at September 30, 1996 and the statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1995 and 1996 (interim financial statements) have been prepared by management and are unaudited. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the December 31, 1993, 1994 and 1995 audited financial statements appearing herein. The results of the nine months ended September 30, 1995 and 1996 may not be indicative of operating results for the full respective years.


     On January 8, 1997, SCN was sued by Michael A. Feiertag, M.D. (a former physician at the Company) for alleged breach of his employment agreement. Dr. Feiertag is seeking damages in excess of $500,000. SCN intends to file an answer to the complaint denying liability and intends to vigorously contest the action. SCN and the Company believe that the ultimate resolution of the case will not have a material adverse effect on the Company's accompanying financial statements. On February 3, 1997, SCN initiated proceedings to have the case removed to the United States District Court for the Southern District of Florida.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                               ------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................        3
Risk Factors...................................        7
Use of Proceeds................................       15
Dividend Policy................................       15
Capitalization.................................       16
Dilution.......................................       17
Selected Unaudited Financial Data..............       18
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations........................       22
Business.......................................       26
Management.....................................       42
Certain Transactions...........................       49
Principal and Selling Stockholders.............       51
Description of Capital Stock...................       53
Shares Eligible for Future Sale................       54
Underwriting...................................       55
Notice to Canadian Residents...................       56
Legal Matters..................................       57
Experts........................................       57
Additional Information.........................       57
Index to Financial Statements..................      F-1


                               ------------------


UNTIL MARCH 4, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                          Specialty Care Network, Inc.




                                3,198,062 Shares
                                  Common Stock
                               ($.001 par value)



                               P R O S P E C T U S


                           Credit Suisse First Boston


                              Equitable Securities
                                  Corporation

                                Lehman Brothers